As filed with the Securities and Exchange Commission on December 22, 2006
Registration No. 333-139145
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1 TO
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

VISKASE COMPANIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	3089	95-2677354
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

8205 South Cass Avenue, Suite 115
Darien, IL 60561
(630) 874-0700
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Gordon S. Donovan
Vice President and Chief Financial Officer
Viskase Companies, Inc.
8205 South Cass Avenue, Suite 115
Darien, IL 60561
(630) 874-0700
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Thomas A. Monson
Jenner & Block LLP
330 N. Wabash Avenue
Chicago, Illinois 60611
(312) 222-9350

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☑

If this Form is filed to registered additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and we are not soliciting any offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS
SUBJECT TO COMPLETION DATED DECEMBER 22, 2006

Common Stock, par value $0.01 per share
Rights to Purchase up to 12,307,692 Shares of Common Stock at $1.95 per Share

We are issuing to holders of our common stock, par value $0.01 per share, at no charge, transferable subscription rights to purchase additional shares of our common stock.

Transferable subscription rights certificates are being delivered to you along with this Prospectus.

Each subscription right entitles you to purchase one (1) share of our common stock for an exercise price of $1.95 per share. You will receive 1.23860025 subscription rights for each share of our common stock held by you as of 5:00 p.m. New York City time, on December 30, 2006, the Record Date. Fractional subscription rights will be rounded to the nearest whole number, with such adjustments as may be necessary to ensure that we offer no more than 12,307,692 shares of common stock in the rights offering. The subscription rights being issued in this offering are exercisable for an aggregate exercise price of $24,000,000.

You will be able to exercise your subscription rights until 5:00 p.m. New York City time, on February 27, 2007, the Expiration Date, unless we, in our sole discretion, extend the rights offering period and postpone the Expiration Date to a later date and time. However, in no event will the Expiration Date be later than May 6, 2007. You should carefully consider whether to exercise your subscription rights for our common stock prior to the Expiration Date. All exercises of subscription rights are irrevocable. We may cancel or terminate the rights offering at any time prior to the Expiration Date. If we cancel or terminate the rights offering prior to the Expiration Date, we will return any exercise price paid by you, but without the payment of any interest thereon.

The subscription rights, and the common stock issuable upon exercise of those rights, are being offered directly by us without the services of an underwriter or selling agent. Our Board of Directors is making no recommendation to you regarding your exercise of your subscription rights.

Our common stock is not listed on any national securities exchange. Currently, our common stock is quoted through the National Quotation Bureau “pink sheet” service under the symbol “VKSC.” On December 19, 2006, the closing bid price of our common stock as reported by the National Quotation Bureau was $1.50 per share. The Company is not applying for listing of the subscription rights on any exchange or dealer quotation system, and we cannot provide any assurances that holders of subscription rights will be able to transfer their subscription rights on an over-the-counter bulletin board or the pink sheets.

Exercising your subscription rights and investing in our common stock involves significant risks.
You should carefully consider the “Risk Factors” beginning on page 10 of this prospectus before exercising your subscription rights.

Viskase Companies, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or the accuracy of this prospectus.
Any representation to the contrary is a criminal offense.

The date of this prospectus is    ●    , 2006.

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ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission (the “SEC”) a registration statement (“Registration Statement”) on Form S-1 under the Securities Act of 1933, as amended (the “Securities Act”), with respect to this rights offering. This Prospectus, which is a part of the Registration Statement, omits certain information included in the Registration Statement and in its exhibits. For further information relating to us and our common stock, we refer you to the Registration Statement and its exhibits, from which this Prospectus incorporates important business and financial information about the Company that is not included in or delivered herewith. You may read and copy the Registration Statement, including its exhibits, at the SEC’s Public Reading Room located at 100 F Street, NE, Washington D.C. 20549. You may obtain information on the operation of the Public Reading Room by calling the SEC at 1-800-SEC-0300. The SEC also maintains a Web site (www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants like us who file electronically with the SEC. You can obtain a copy of any of our filings, without charge, by contacting us at the following address:

Corporate Secretary
Viskase Companies, Inc.
8205 South Cass Avenue
Suite 115
Darien, IL 60561

We file annual, quarterly and current reports and other information with the SEC in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You may read and copy any document we file with the SEC at the SEC’s address set forth above.

You should rely only on the information contained in this Prospectus or incorporated herein by reference We have not authorized any person to provide you with any different information. If anyone provides you with any different or inconsistent information, you should not rely on it. We are not making an offer to sell securities in any jurisdiction where an offer or sale is not permitted. You should not assume that the information contained in this Prospectus is accurate as of any date other than the date on the front cover of this Prospectus, and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this Prospectus or the exercise of any subscription rights.

NOTICE TO RESIDENTS OF CERTAIN STATES

The sale of our common stock to residents of any of the states of New Hampshire and Illinois may require that such sale be effectuated through the use of a broker/dealer registered in such state. For the purpose of selling our common stock to residents of such states only, we have engaged Aegis Capital Management, Inc. to act as our registered broker/dealer in such states.

ii

PROSPECTUS SUMMARY

This summary highlights certain information that we believe is especially important concerning our business and this offering. It does not contain all of the information that may be important to you and to your investment decision. You should carefully read the entire Prospectus and should consider, among other things, the matters set forth in the section entitled “Risk Factors” before deciding to participate in the offering. As used herein, Viskase Companies, Inc. and its subsidiaries are referred to as “Viskase” or the “Company,” as well as “we,” “us” and “our”. The Company operates in the casing product segment of the food industry.

Our Company

We participate in the small-diameter cellulosic, fibrous and plastic casings market and the specialty plastic barrier bag market. We are one of the world’s leading producers of cellulosic casings. Casings are used in the production of processed meat and poultry products, such as hot dogs, sausages, salami, ham and bologna. In the manufacturing of these products, a meat preparation is stuffed into a casing and then cooked, smoked or dried. The casing utilized dictates the size, consistency of shape, and overall appearance and quality of the final meat product. Small-diameter cellulosic, fibrous and plastic casings also permit high-speed stuffing and processing of products on commercially available automated equipment, which provides a meat processor with consistent product quality and high production output rates. Our main product lines include (1) NOJAX® casings, which are small-diameter cellulosic casings designed for the production of small-diameter processed meat, (2) fibrous casings, which are paper-reinforced cellulosic casings utilized in the manufacture of a wide variety of processed meats and (3) VISFLEX®, VISMAX® and VISLON® plastic casings, which are plastic (polyamide) casings, each designed with distinct performance characteristics targeted at a wide range of meat and poultry applications. Viskase also manufactures and distributes heat shrinkable barrier bags made from specialty plastic films. Viskase’s manufactured heat-shrinkable bags, sold under the name SEALFLEXtm, as well as distributed barrier bags are used by major producers of fresh and processed meat products, poultry and cheese to package and preserve their products during wholesale and retail distribution. We have a broad base of customers, with no single customer accounting for more than 7% of our net sales We operate eight manufacturing facilities and eight distribution centers in North America, Europe and Latin America, and, as a result, we are able to sell our products in most countries throughout the world.

The Company is a Delaware corporation. Our principal executive offices are located at 8205 South Cass Avenue, Suite 115, Darien, IL 60561, and our telephone number is (630) 874-0700. Our website is www.viskase.com. Our website and the information included therein are not part of this Prospectus.

SUMMARY OF THE RIGHTS OFFERING

Issuer	Viskase Companies, Inc.

Subscription Rights	We are issuing to each holder of our common stock 1.23860025 transferable subscription rights for each share of common stock held of record as of the Record Date (as defined below), subject to adjustment for fractional subscription rights. Fractional subscription rights will be rounded to the nearest whole number, with such adjustments as may be necessary to ensure that we offer no more than 12,307,692 shares of common stock in the rights offering. An aggregate of 12,307,692 subscription rights will be issued pursuant to the rights offering. Each subscription right entitles the holder to purchase one (1) share of common stock for the Exercise Price. The subscription rights being issued in this offering are exercisable for an aggregate exercise price of $24,000,000.

Exercise Price	The “Exercise Price” is $1.95 per share of common stock subscribed for pursuant to the subscription rights, payable in cash or in shares of Series A Preferred Stock.

Shares of Common Stock Issued and Outstanding Before the Rights Offering	9,936,775 shares of our common stock were issued and outstanding as of December 4, 2006.

Shares of Common Stock Issued and Outstanding after the Rights Offering	Assuming (i) full subscription of the offering, (ii) the Exercise Price being paid in cash by holders of Series A Preferred Stock and (iii) use of the gross proceeds, together with other cash of the Company, to redeem all outstanding shares of Series A Preferred Stock, there will be 22,244,467 shares of common stock issued and outstanding upon completion of the rights offering. If the rights offering is initiated on or prior to February 6, 2007, but fails to generate proceeds sufficient to redeem all outstanding shares of Series A Preferred Stock, each share of Series A Preferred Stock not redeemed upon completion of the rights offering will automatically convert into a number of shares of common stock equal to the per share liquidation value of $1.95 plus accrued and unpaid dividends thereon divided by $1.365. If no holders of subscription rights participated in the rights offering and all shares of Series A Preferred Stock, including the initial fixed dividend thereon of $0.219375 per share, converted into common stock at such conversion rate, there would be 29,497,215 shares of common stock issued and outstanding upon completion of the rights offering. For a more detailed discussion of the potential results of the rights offering, see “The Rights Offering — Effects of Rights Offering on Shares of Common Stock Outstanding After the Rights Offering” on page 28.

Transferability of Subscription Rights	The subscription rights are freely transferable until the close of business on the last business day prior to the Expiration Date (as defined below). The Company is not applying to list the subscription rights on any exchange or dealer quotation system, and we cannot provide any assurances that holders of subscription rights will be able to transfer their subscription rights on an over-the-counter bulletin board or the pink sheets. The Company is not responsible if subscription rights cannot be sold and has not guaranteed any minimum sales price for the subscription rights. See “The Rights Offering — Transferability of the Subscription Rights” on page 27.

Record Date	The “Record Date” is 5:00 p.m. New York City time, on December 30, 2006.

Expiration Date	The subscription rights expire as of 5:00 p.m New York City time, on February 27, 2007, which date and time is referred to as the “Expiration Date”, unless we, in our sole discretion, extend the rights offering and postpone the Expiration Date to a later date and time. In no event will the Expiration Date be later than May 6, 2007.

Procedure to Exercise Subscription Rights	In order to exercise subscription rights, each holder must: (i) return a duly completed and executed subscription rights certificate to the Company or its designee so that such certificate is actually received by the Company or its designee on or before the Expiration Date; and (ii) pay to the Company or its designee on or before the Expiration Date the aggregate Exercise Price for all of the common stock to be purchased pursuant to the holder’s exercise of the subscription rights in accordance with the Instructions as to the Use of Viskase Companies, Inc. Subscription Rights Certificates. If, on or prior to the Expiration Date, the Company or its designee for any reason does not receive from you a duly completed subscription rights certificate and full payment in an amount equal to the aggregate Exercise Price of the subscription rights you desire to exercise, your subscription rights for which we have not received such certificate and payment will be deemed to be unexercised, terminate and become null and void. See “The Rights Offering — Exercise of Subscription Rights” on page 23 and “The Rights Offering — Calculation of Subscription Rights Exercised” on page 24. Once you exercise your subscription rights, you may not revoke your exercise, even if there is a decline in the price of our common stock. See “Risk Factors — Risks Relating to the Rights Offering — Once you exercise your subscription rights, you may not revoke your exercise.” In addition, because we may terminate or withdraw the rights offering at our discretion, and because we may close the rights offering even if it is less than fully subscribed, your participation in the rights offering is not assured. See “Risk Factors — Risks Relating to the Rights Offering and to Investing in the Common Stock — Because our Board of Directors may cancel the rights offering or close the rights offering for any reason, your participation in the rights offering is not assured.”

Persons Holding Shares, or Wishing to Exercise Subscription Rights, Through Others	If you hold our common stock through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of the rights offering. If you wish to exercise your subscription rights, you will need to have your broker, custodian bank or other nominee act for you. To indicate your decision, you should complete and return to your broker, custodian bank or other nominee the form entitled “Beneficial Holder Election Form.” You should receive this form from your broker, custodian bank or other nominee along with the other rights offering materials. See “The Rights Offering — Beneficial Owners.”

No Revocation	Once you send in your subscription rights certificate and payment, you cannot revoke the exercise of your subscription rights. See “The Rights Offering — No Revocation” on page 28. However, if we cancel or terminate the rights offering prior to the Expiration Date, we will return any Exercise Price paid by you, but without the payment of any interest thereon. See “The Rights Offering — Cancellation Rights” on page 28.

Issuance of Common Stock	As soon as practicable after the completion of the rights offering, shares of common stock subscribed for and issued pursuant to exercise of the subscription rights will be delivered to subscribers. Such shares will be issued in the same form, certificated or book-entry, as the shares of common stock already held by the subscriber exercising subscription rights for such shares.

Material Federal Income Tax Consequences	The issuance of subscription rights to you pursuant to this rights offering should not be taxable to you. See “The Rights Offering — Material U.S. Federal Income Tax Consequences.”

Use of Proceeds	We will use all of the net proceeds of the rights offering to redeem issued and outstanding shares of the Series A Preferred Stock pursuant to the terms of the Series A Preferred Stock. See “Use of Proceeds.”

No Recommendation to Holders of Subscription Rights	Neither we nor our Board of Directors are making any recommendations as to whether or not you should subscribe for shares of our common stock. You should decide whether to subscribe for shares based upon your own assessment of your best interests.

Fees and Expenses	We will bear the fees and expenses relating to the rights offering.

Risk Factors

The exercise of your subscription rights and an investment in our common stock involves substantial risks. You should carefully consider all of the information set forth in this Prospectus and, in particular, you should refer to the section captioned “Risk Factors” beginning on page 10 for an explanation of certain risks related to exercising subscription rights and investing in our common stock.

QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING

Q:	What is the rights offering?

A:	The rights offering is a distribution of transferable subscription rights to holders of our common stock. The subscription rights will be evidenced by rights certificates. Each holder of common stock will receive 1.23860025 subscription rights, subject to adjustments to eliminate fractional rights, for each share of common stock held as of 5:00 p.m., New York City time, on December 30, 2006, the Record Date. Each subscription right entitles the holder thereof to purchase one (1) additional share of our common stock for an Exercise Price of $1.95 per share.

Q:	What is a subscription right?

A:	Each full subscription right is a right to purchase one (1) share of our common stock for an Exercise Price of $1.95 per share.

Q:  Why are we engaging in a rights offering?

A:	The rights offering is being made pursuant to the terms of the agreement under which we issued our Series A Preferred Stock and to provide the opportunity to existing stockholders of the Company to invest in our common stock. In order to address our liquidity needs, we desired to raise a specific amount of capital within a short period of time. At the same time, both we and the principal holder of the Series A Preferred Stock desired to provide all of our stockholders with the opportunity to purchase equity in the Company. Accordingly, the purchase agreement under which we issued the Series A Preferred Stock contained a provision requiring us to use our commercially reasonable efforts to initiate and complete this rights offering and to use the proceeds to redeem Series A Preferred Stock at the liquidation value thereof plus accrued and unpaid dividends thereon. The holders of Series A Preferred Stock, or affiliates of such holders, are currently holders of 4,400,377 shares of our common stock. See “The Rights Offering-Reasons for the Rights Offering.” The holders of the Series A Preferred Stock have agreed that if the aggregate cash consideration paid to the Company by all holders of rights (other than such holders of Series A Preferred Stock) equals or exceeds $10,000,000, then the holders of Series A Preferred Stock will exercise a ratable portion of their rights equal to the percentage of rights exercised by such other holders. The holders of Series A Preferred Stock may pay for the Exercise Price either in cash or in shares of Series A Preferred Stock valued at the liquidation value thereof plus accrued but unpaid dividends thereon. Provided that the rights offering has been initiated on or prior to February 6, 2007, each share of Series A Preferred Stock not redeemed in connection with the rights offering will automatically convert into a number of shares of common stock equal to the per share liquidation value of $1.95 plus accrued and unpaid dividends thereon divided by $1.365.

Q:	How many shares may I purchase if I exercise my subscription rights?

A:	You will receive 1.23860025 subscription rights for each share of our common stock that you held as of 5:00 p.m., New York City time, on December 30, 2006, the Record Date. Fractional subscription rights will be rounded to the nearest whole number, with such adjustments as may be necessary to ensure that we offer no more than 12,307,692 shares of common stock in the rights offering. You will have the right to purchase one (1) share of our common stock for each full subscription right you exercise.

Q:  Am I required to subscribe in the rights offering?

A:	No. Your participation in the rights offering is voluntary.

Q:	What is the effect on my ownership of the Company if I choose not to exercise my subscription rights?

A:	You will retain your current number of shares of common stock regardless of whether you exercise your subscription rights. However, if you do not exercise your subscription rights, the percentage of our common stock that you own in relation to the aggregate common stock outstanding will decrease, and your voting and other rights will be diluted to the extent that other stockholders exercise their subscription rights and to the extent that shares of Series A Preferred Stock are converted into shares of common stock. Even if you fully exercise your subscription rights, unless all holders of subscription rights fully participate in the rights offering and the holders of Series A Preferred Stock pay the aggregate Exercise Price of their subscription rights entirely by cash or check, your ownership interest in the Company will be diluted. If all holders of subscription rights (including holders of Series A Preferred Stock and their affiliates) do not fully participate in the rights offering, or if the holders of Series A Preferred Stock or their affiliates pay for the Exercise Price with shares of Series A Preferred Stock, there will not be proceeds sufficient to redeem all of the Series A Preferred Stock, and each share of Series A Preferred Stock not redeemed in the rights offering will automatically convert into a greater number of shares of common stock.

Q:	Is there a minimum number of subscription rights that must be exercised by stockholders in order for the Company to consummate the rights offering?

A:	No. We may decide to consummate the rights offering if less than all of the subscription rights are exercised and less than all of the shares of common stock we are offering are actually purchased.

Q:	Are the holders of Series A Preferred Stock required to participate in the rights offering?

A:	No, unless common stockholders other than common stockholders who also hold Series A Preferred Stock exercise their subscription rights such that their participation in the rights offering generates at least $10,000,000 in gross proceeds. The holders of Series A Preferred Stock have agreed that, in the event the proceeds received in connection with the rights offering, excluding any proceeds received from the common stockholders who also hold Series A Preferred Stock, is greater than or equal to $10,000,000, they will exercise a ratable portion of their subscription rights equal to the percentage of subscription rights exercised by all such other common stockholders. Otherwise, the holders of Series A Preferred Stock have no obligation to participate in the rights offering.

Q:	What happens if the rights fails to generate proceeds sufficient to redeem all shares of Series A Preferred Stock?

A:	Provided that the rights offering has been initiated on or prior to February 6, 2007, each share of Series A Preferred Stock not redeemed in connection with the rights offering will automatically convert into a number of shares of common stock equal to the per share Series A liquidation value of $1.95 plus accrued and unpaid dividends thereon of $0.219375 per share divided by $1.365. Accordingly, in the event the rights offering is not fully subscribed, the relative ownership in the Company by the existing holders of common stock will be diluted. If no holders of subscription rights participated in the rights offering and all shares of Series A Preferred Stock were converted into common stock under such circumstances, there would be 29,497,215 shares of common stock issued and outstanding upon completion of the rights offering, in comparison with the 9,936,775 shares currently outstanding.

Q.	How does the rights offering affect control of the Company?

A:	As a result of the sale and issuance of the Series A Preferred Stock, Carl C. Icahn is the beneficial owner of capital stock having a majority of the total voting power of our common stock. See “The Rights Offering — Reasons for the Rights Offering.” If a sufficient number of rights are exercised, it is possible that Mr. Icahn would beneficially own less than a majority of our common stock following the redemption of Series A Preferred Stock from the proceeds of the rights offering and the automatic conversion of the remaining shares of Series A Preferred Stock into common stock. We have granted an option to Koala Holding LLC, an entity controlled by Mr. Icahn that purchased Series A Preferred Stock, that is exercisable under such circumstances to purchase such number of shares of our common stock at $1.95 per share as shall enable Mr. Icahn and his affiliates to beneficially own 50.1% of our outstanding common stock on a fully diluted basis. Under these circumstances, if he were to exercise the option, Mr. Icahn would continue to control the Company irrespective of the total participation in the rights offering.

Q:	After I exercise my subscription rights, can I change my mind and cancel my purchase?

A:	No. Once you send in your subscription rights certificate and payment, you cannot revoke the exercise of your subscription rights, even if you later learn information about us that you consider to be unfavorable and even if the market price of our common stock is below the $1.95 per share Exercise Price. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at a price of $1.95 per share. Subscription rights not exercised prior to the Expiration Date will have no value. See “The Rights Offering — No Revocation.”

Q:	Can the Board of Directors cancel the rights offering?

A:	Yes. Our Board of Directors may decide to cancel the rights offering at any time prior to the Expiration Date. If the Board of Directors cancels the rights offering, all payments of Exercise Price (whether in the form of cash or Series A Preferred Stock) received from subscribing stockholders will be refunded promptly, without interest or deduction thereon. See “The Rights Offering — Cancellation Rights.”

Q:	If I exercise my subscription rights and the rights offering is not completed, will my subscription payment be refunded to me?

A:	Yes. The subscription agent will hold all funds and, in the case of holders of Series A Preferred Stock paying the Exercise Price with shares of Series A Preferred Stock, certificates for Series A Preferred Stock it receives in escrow until completion of the rights offering. If the rights offering is not completed, the subscription agent will return promptly, without interest or penalty, all subscription payments.

Q:	May I transfer my subscription rights if I do not want to purchase any shares?

A:	Yes. The subscription rights are transferable until the close of business on the last business day prior to the Expiration Date. However, the Company is not applying for listing of the subscription rights on any exchange or dealer quotation system, and we cannot provide any assurances that holders of subscription rights will be able to transfer their subscription rights on an over-the-counter bulletin board or the pink sheets. If no public market for subscription rights develops, it may be difficult for holders of subscription rights to make sales or obtain timely and accurate quotations with respect to trading of subscription rights. Even if the subscription rights trade on an over-the-counter bulletin board or in the pink sheets, the market price of the subscription rights could be subject to significant fluctuations in response to various factors and events, including the depth and liquidity of the trading market for such subscription rights and variations in the Company’s operating results.

Q:	When will the rights offering expire?

A:	The subscription rights will expire, if not exercised, at 5:00 p.m., New York City time, on February 27, 2007, the Expiration Date, unless we, in our sole discretion, decide to extend the rights offering and the Expiration Date until some later date and time. In no event will the Expiration Date be later than May 6, 2007. See “The Rights Offering — Expiration of the Rights Offering and Extensions and Amendments.” In order to participate in the rights offering, the subscription agent must actually receive from you before the Expiration Date all documents and payments required for the exercise of your subscription rights.

Q:	How do I exercise my subscription rights?

A:	You may exercise your subscription rights by properly completing and signing your subscription rights certificate. Your subscription rights certificate, together with full payment of the Exercise Price, must be received by the subscription agent on or prior to the Expiration Date of the rights offering. If you use the mail, we recommend that you use insured, registered mail, return receipt requested. If you cannot deliver your subscription rights certificate to the subscription agent on time, you may follow the guaranteed delivery procedures described under “The Rights Offering — Guaranteed Delivery Procedures.”

Q:	What should I do if I want to participate in the rights offering, but my shares of common stock are held in the name of my broker, custodian bank or other nominee?

A:	If you hold shares of our common stock through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of the rights offering. If you wish to exercise your rights, you will need to have your broker, custodian bank or other nominee act for you. To indicate your decision, you should complete and return to your broker, custodian bank or other nominee the form entitled “Beneficial Holder Election Form.” You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials. You should contact your broker, custodian bank or other nominee if you believe you are entitled to participate in the rights offering but you have not received this form.

Q:	What should I do if I want to participate in the rights offering, but I am a stockholder with a foreign address or a stockholder with an Army Post Office (“APO”) or Fleet Post Office (“FPO”) address?

A:	The subscription agent will not mail subscription rights certificates to you if you are a stockholder of record as of the rights offering Record Date with an address outside the United States or with an APO or an FPO address. To exercise your subscription rights, you must notify the subscription agent on or prior to 5:00 p.m., New York City time, on February 27, 2007 and establish to the satisfaction of the subscription agent that you are permitted to exercise your subscription rights under applicable law. In addition, you must take all other steps that are necessary to exercise your subscription rights, on or prior to the Expiration Date. If you do not follow these procedures prior to the Expiration Date, your subscription rights will expire.

Q:	Will I be charged a sales commission or a fee if I exercise my subscription rights?

A:	We will not charge a brokerage commission or a fee to rights holders for exercising their subscription rights. However, if you exercise your subscription rights through a broker or nominee, you will be responsible for any fees charged by your broker or nominee.

Q:	Are there any conditions to my right to exercise my subscription rights?

A:	Yes. The rights offering is subject to certain limited conditions. Please see “The Rights Offering — Conditions to the Rights Offering.”

Q:	What is the recommendation of our Board of Directors regarding the rights offering?

A:	Neither we nor our Board of Directors is making any recommendation as to whether or not you should exercise your subscription rights. You are urged to make your decision based on your own assessment of the rights offering and after considering all of the information herein, including the “Risk Factors” section of this document. You should not view the agreement of the holders of Series A Preferred Stock to exercise their subscription rights under certain circumstances in this rights offering as a recommendation or other indication that the exercise of your subscription rights is in your best interests.

Q:	How was the $1.95 per share Exercise Price established?

A:	The Exercise Price was established as a result of negotiations with the holders of Series A Preferred Stock in connection with their purchase of the Series A Preferred Stock as reflected in the purchase agreement dated November 7, 2006 with the holders of Series A Preferred Stock. The Exercise Price was set at the closing price of our common stock on the trading day that next preceded our public announcement that we had commenced a consent solicitation with respect to our 11.5% Senior Secured Notes due 2011 relating to the contemplated private placement of $24,000,000 of preferred stock. In considering whether or not to exercise rights, you should consider that the recent trading prices of our common stock have been below the Exercise Price, and we can provide no assurances with respect to any future trading prices of our common stock.

Q:  Is exercising my subscription rights risky?

A:	Yes. The exercise of your subscription rights involves substantial risks. Exercising your subscription rights means buying additional shares of our common stock and should be considered as carefully as you would consider any other equity investment. Among other things, you should carefully consider the risks described under the heading “Risk Factors,” beginning on page 10.

Q:	What are the material United States Federal income tax consequences of exercising or selling my subscription rights?

A:	You should not recognize income or loss for United States Federal income tax purposes in connection with the receipt or exercise of subscription rights in the rights offering. If you sell (rather than exercise) your subscription rights, you should recognize capital gain or loss, depending on the amount realized and any basis you have in the subscription rights. You should consult your tax advisor as to the particular consequences to you of the rights offering. See “The Rights Offering — Material United States Federal Income Tax Consequences.”

Q:	If I exercise my subscription rights, when will I receive shares of common stock purchased in the rights offering?

A:	We will deliver to the record holders who purchase shares of our common stock in the rights offering certificates representing the shares of our common stock purchased as soon as practicable after the Expiration Date and after any adjustments have been completed. We will not be able to calculate the number of shares of our common stock to be issued to each exercising holder until after 5:00 p.m., New York City time, on the third business day after the Expiration Date, which is the latest time by which subscription rights certificates may be delivered to the subscription agent under the guaranteed delivery procedures described under “The Rights Offering — Guaranteed Delivery Procedures.”

Q:	Who is the subscription agent for the rights offering?

A:	The subscription agent is American Stock Transfer & Trust Company. The address for delivery to the subscription agent is as follows:

By Mail or Overnight Courier:	By Hand:
American Stock Transfer & Trust Company	American Stock Transfer & Trust Company
Operations Center	Attn: Reorganization Department
Attn: Reorganization Department	59 Maiden Lane
6201 15th Avenue	New York, NY 10038
Brooklyn, NY 11219

Your delivery to an address or other than by the methods set forth above will not constitute valid delivery.

Q:  What should I do if I have other questions?

A:	If you have questions or need assistance, please contact the Corporate Secretary of Viskase Companies, Inc. at (630) 874-0700.

For a more complete description of the rights offering, see “The Rights Offering” beginning on page 21.

RISK FACTORS

You should carefully consider the risk factors set forth below as well as the other information contained in this Prospectus before exercising your subscription rights and investing in our common stock. The risks described below are not the only risks facing us. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations. Any of the following risks could materially adversely affect our business, financial condition or results of operations. In such case, you may lose all or part of your original investment.

Risks Related to our Business

We emerged from bankruptcy in April 2003, have a history of losses and may not become profitable.

We emerged from bankruptcy in April 2003 and have a history of losses. We may not grow or achieve and maintain profitability in the near future, or at all. On November 13, 2002, we filed a prepackaged plan of reorganization under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Northern District of Illinois, Eastern Division. On April 3, 2003, we consummated our prepackaged plan of reorganization, as modified by the bankruptcy court, and emerged from bankruptcy. If we cannot achieve and maintain profitability, the value of an investment in our common stock may decline. Should we file for bankruptcy again in the future, the value of an investment in our common stock could decline even further.

We face competitors that are better capitalized, and the continuous-flow nature of the casings manufacturing process forces competitors to compete based on volume, which could adversely affect our revenues and results.

We face competition in the United States and internationally from competitors that may have substantially greater financial resources than we have. The cellulosic casings industry includes several competitors that are larger and better capitalized than we are. Currently, our primary competitors include Viscofan, S.A., Kalle Nalo GmbH, OY Visko AB and Teepak Europe, although new competitors could enter the market or competing products could be introduced. Although small cellulosic prices appear to have stabilized during the past two years, and there have been some price increases in the small cellulosic segment of the industry recently, since 1995 there have been steady declines in the prices of cellulosic casing products generally. Also, although we believe that the current output in our industry is in balance with global demand, the continuous-flow nature of the casings manufacturing process has historically required competitors in our industry to compete based on volume. We attempt to differentiate our products on the basis of product quality and performance, product development, service, sales and distribution, but competitors in our industry have used price as a competitive factor in an attempt to obtain greater volumes. If prices decline, we may not be able to achieve profitability, whereas certain of our competitors who are better capitalized may be positioned to absorb such price declines. Any of these factors could result in a material reduction of our revenue, gross profit margins and operating results.

We receive our raw materials from a limited number of suppliers, and problems with their supply could impair our ability to meet our customer’s product demands.

Our principal raw materials, paper and pulp, constitute an important aspect and cost factor of our operations. We generally purchase our paper and pulp from a single source or a small number of suppliers. Any inability of our suppliers to timely deliver raw materials or any unanticipated adverse change in our suppliers could be disruptive and costly to us. Our inability to obtain raw materials from our suppliers would require us to seek alternative sources. These alternative sources may not be adequate for all of our raw material needs, nor may adequate raw material substitutes exist in a form that our processes could be modified to use. These risks could materially and adversely impact our sales volume, revenues, costs of goods sold and, ultimately, profit margins.

Our failure to efficiently respond to industry changes in casings technology could jeopardize our ability to retain our customers and maintain our market share.

We and other participants in our industry have considered alternatives to cellulosic casings for many years. As resin technology improves or other technologies develop, alternative casings or other manufacturing methods may be developed that threaten the long-term sustainability and profitability of our cellulosic casings, our core product, and our fibrous casings. Our failure to anticipate, develop or efficiently and timely integrate new technologies that provide viable alternatives to cellulosic casings, including collagen, plastics and film alternatives, may cause us to lose customers and market share to competitors integrating such technologies, which, in turn, would negatively impact our revenues and operating results.

Sales of our products could be negatively affected by problems or concerns with the safety and quality of food products.

We could be adversely affected if consumers in the food markets were to lose confidence in the safety and quality of meat products, particularly with respect to processed meat products for which casings are used, such as hot dogs and sausages. Outbreaks of, or even adverse publicity about the possibility of, diseases such as avian influenza and “mad cow disease,” food-borne pathogens such as E. coli and listeria and any other food safety problems or concerns relating to meat products, may discourage consumers from buying meat products. These risks could also result in additional governmental regulations, and/or cause production and delivery disruptions or product recalls. Each of these risks could adversely affect the demand for our products, and consequently, our sales volumes and revenues.

Changing dietary trends and consumer preferences could weaken the demand for our products.

Various medical studies detailing the health-related attributes of particular foods, including meat products, affect the purchase patterns, dietary trends and consumption preferences of consumers. These patterns, trends and preferences are routinely changing. For example, general dietary concerns about meat products, such as the cholesterol, calorie, sodium and fat content of such products, could result in reduced demand for such products, which would, in turn, cause a reduction in the demand for our products and a decrease in our sales volume and revenue.

Our facilities are capital intensive, and we may not be able to obtain financing to fund necessary capital expenditures.

Our business is capital intensive. We operate eight manufacturing facilities and eight distribution centers as part of our business. We are required to make substantial capital expenditures and substantial repair and maintenance expenditures to maintain, repair, upgrade and expand existing equipment and facilities to keep pace with competitive developments. In addition, we are required to invest in technological advances to maintain compliance with safety standards and environmental laws or regulations. For example, we have already spent in excess of $10 million on maximum achievable control technology (“MACT”) to meet certain air emissions standards related to carbon disulfide under the Clean Air Act Amendments of 1990. Historically, we have spent approximately $5 million each year on capital expenditures. We currently estimate that we will need to spend approximately $11 million for capital expenditures in 2006 and approximately $10 million to $11 million annually in 2007 and 2008. At some point in the future, we may be required to obtain additional financing to fund capital expenditures. If we need to obtain additional funds, we may not be able to do so on terms favorable to us, or at all, which would ultimately negatively affect our production and operating results.

We are in the process of moving finishing operations from our Kentland, Indiana facility to Monterrey, Mexico, which could affect our worldwide manufacturing capabilities and divert attention and resources.

We are in the process of relocating a majority of our United States finishing operations from Kentland, Indiana to Monterrey, Mexico. We have experienced delays in the process that have resulted in higher costs and decreases in our level of customer service to our customers. We believe that these delays have already resulted, and will continue to result, in lost sales, decreased operating results due to the effect of duplicative costs and lost margins and will have a negative effect on our liquidity during 2007. We expect to substantially complete the move by the end of 2006. The relocation of the finishing operations is intended to lower costs and optimize operations. The total cost of the restructuring, exclusive of capital expenditures, is expected to be approximately $16 million, substantially all of which will result in cash expenditures. During the transition period, the Company has and will continue to have duplicative expenses resulting from having both facilities operating at the same time. In addition, we may have lower revenues due to the loss of finishing capacity resulting from machine transfers and a loss of manufacturing efficiency due to training a new workforce in Mexico and diminished output in the facility designated for closure.

Business interruptions at any of our production facilities could increase our operating costs, decrease our sales or cause us to lose customers.

The reliability of our production facilities is critical to the success of our business. In recent years, we have streamlined our productive capacity to be better aligned with our sale volumes. At current operating levels, we have little or no excess production capacity for certain products. If the operations of any of our manufacturing facilities were interrupted or significantly delayed for any reason, including labor stoppages, we may be unable to shift production to another facility without incurring a significant drop in production. Such a drop in production would negatively affect our sales and our relationships with our customers. Similarly, inefficiencies in the initial operation of our Mexico facility may adversely affect production volumes.

We are subject to significant minimum contribution requirements with respect to our pension plan, and we are subject to market exposure with respect to our defined benefit plan, both of which could adversely affect our cash flow.

We maintain a pension plan for certain United States employees, which will be “frozen” for non-union employees as of December 31, 2006. We are subject to substantial minimum contribution requirements with respect to our pension plan. Although the amount fluctuates, our aggregate minimum funding contribution requirement from 2007 through 2011 is approximately $36 million. This amount could increase or decrease due to market factors, including expected returns on plan assets and the discount rate used to measure accounting liabilities, among other factors.

Our unfunded pension plan liabilities with respect to our United States employees were projected to be $40 million as of September 30, 2006. The funds in our defined benefit plan are subject to market risks, including fluctuating discount rates, interest rates and asset returns. Effective December 31, 2006, our non-contributory defined benefit retirement plan for U.S. employees who are not covered by a collective bargaining agreement will be frozen and participants will no longer earn additional benefits under the plan. In addition, the defined contribution plan for employees hired on or after April 1, 2003 that provided a three percent (3%) defined contribution benefit will be terminated. Effective January 1, 2007, employees who are not covered by a collective bargaining agreement will be eligible for a variable profit sharing contribution of up to 8% of eligible earnings based upon our achievement of our annual EBITDA target. This plan will replace the existing variable profit sharing plan for employees who are not covered by a collective bargaining agreement that has a maximum payout of 3% of eligible earnings based upon our achievement of our annual EBITDA target. Plan documents governing our pension plan reserve our right to terminate, amend or change the pension plan and variable profit sharing plan.

Our international sales and operations expose us to political and economic risks in foreign countries, as well as to risks related to currency fluctuations, all of which could impair our ability to do business at the international level.

We currently have manufacturing or sales and distribution centers in seven foreign countries, including Brazil, Canada, France, Germany, Italy, Mexico and Poland. Our international sales and operations may be subject to various political and economic risks including, but not limited to: possible unfavorable exchange rate fluctuations or hyperinflation; changes in a country’s or region’s political or economic conditions; governmental regulations, including import and export controls; and tariffs.

Our sales to customers located outside the United States generally are subject to taxes on the repatriation of funds. In addition, international operations in certain parts of the world may be subject to international balance of payments difficulties that may raise the possibility of delay or loss in the collection of accounts receivable from sales to customers in those countries. Net sales to customers located outside the United States represented approximately 60% of our total net sales in 2005 and approximately 62% of our total net sales for the first nine months of 2006.

Should any of these risks occur, it could impair our ability to export our products or conduct sales to customers located outside of the United States and result in a loss of sales and profits from our international operations.

Continued consolidation of our customers and increasing competition for those customers may put pressures on our sales volumes and revenues.

In recent years, the trend among our customers has been towards consolidation within the meat processing industry. These consolidations have enhanced the purchasing power of our customers who, not being contractually obligated to purchase our products, tend to exert increased pressure with respect to pricing terms, product quality and new products. As our customer base continues to consolidate, the already high level of competition for the business of fewer customers is expected to intensify. If we do not continue to enhance the value of our product offering in a way that provides greater benefit to our customers, our sales volume and revenues could decrease.

Consolidation in our industry may have an impact on competition and put pressure on our financial position.

Viscofan, S.A. acquired the North American operations of Teepak LLC in January 2006. As a result, Viscofan has strengthened its market share in the United States and other key markets in which we participate. This could negatively affect our relationships with certain of our customers, which in turn could have a negative impact on our financial position.

Continued compliance with environmental regulations may result in significant costs, which could negatively affect our financial condition.

Our operations are subject to extensive and increasingly stringent environmental, health and safety laws and regulations pertaining to the discharge of substances into the environment, the handling and disposition of wastes and land reclamation and remediation of hazardous substance substances. We are also subject to differing environmental regulations and standards due to the fact that we operate in many different countries. Present and future environmental laws and regulations applicable to our operations may require substantial capital expenditures and may have a material adverse effect on our business, financial condition and results of operations.

Failure to comply with environmental laws and regulations can have serious consequences for us, including criminal as well as civil and administrative penalties and negative publicity. Liability under these laws and regulations involves inherent uncertainties. In addition, continued government and public emphasis on environmental issues can be expected to result in increased future investments for environmental controls at ongoing operations, which will be charged against income from future operations.

We have incurred, and will continue to incur, significant capital and operating expenditures to comply with various environmental laws and regulations. For example, we have spent in excess of $10 million on “maximum achievable control technology” to meet certain air emissions standards related to carbon disulfide under the Clean Air Act Amendments of 1990. Additional environmental requirements imposed in the future could require currently unanticipated investigations, assessments or expenditures, and may require us to incur significant additional costs. As the nature of these potential future charges is unknown, management is not able to estimate the magnitude of any future costs, and we have not accrued any reserve for any potential future costs.

Some of our facilities have been in operation for many years. During that time, we and previous owners of these facilities may have generated and disposed of wastes that are or may be considered hazardous or may have polluted the soil or groundwater at our facilities, including adjacent properties. Some environmental regulations impose liability on certain categories of persons who are deemed to be responsible for the release of “hazardous substances” or other pollutants into the environment, without regard to fault or to the legality of such person’s conduct. Under certain circumstances, a party may be required to bear more than its proportional share of cleanup costs at a contaminated site for which it has liability if payments sufficient to remediate the site cannot be obtained from other responsible parties.

We may be subject to significant tax assessments, which could affect our financial condition.

In 1993, the Illinois Department of Revenue submitted a proof of claim against Envirodyne Industries, Inc. (our former corporate name) and its subsidiaries in the United States Bankruptcy Court, for liability with respect to our allegedly incorrect utilization of certain loss carry-forwards of certain of our subsidiaries. The Bankruptcy Court ruled that there was no principal tax due, but determined the amount of interest due through May 2006 was $0.3 million. The Illinois Department of Revenue has appealed this ruling and has asserted we would have a tax liability of approximately $2.9 million if it was successful upon appeal. This additional tax liability could materially affect our financial condition. See “Legal Proceedings” for more information.

During 2005, Viskase Brasil Embalagens Ltda. (“Viskase Brazil”) received three tax assessments by São Paulo tax authorities with respect to Viskase Brazil’s alleged failure to pay Value Added and Sales and Services Tax (“ICMS”) levied on the importation of raw materials and sales of goods in and out of the State of São Paulo. Two of the tax assessments relate to ICMS on the importation by Viskase Brazil of raw materials through the State of Espírito Santo (“Import Assessments”), and the disputed amount with respect to such assessments aggregates R$16.6 million for taxes and R$16.3 million for penalties and interest, or about $7.76 million and $7.63 million, respectively, at exchange rates in effect on October 26, 2006. The third tax assessment also relates to ICMS and alleges that Viskase Brazil arranged for the remittance of goods to addresses other than those indicated on the relevant tax documents (“Documentation Assessment”). The disputed amount under the Documentation Assessment is R$0.2 million for taxes and R$1.7 million for penalties and interest, or about $0.088 million and $0.79 million, respectively, at exchange rates in effect on October 26, 2006. See “Legal Proceedings” for more information.

Our intellectual property rights may be inadequate or violated, or we may be subject to claims of infringement, both of which could negatively affect our financial condition.

We rely on a combination of trademarks, patents, trade secret rights and other rights to protect our intellectual property. Our trademark or patent applications may not be approved and our trademarks or patents may be challenged by third parties. We cannot be certain that the steps we have taken will prevent the misappropriation of our intellectual property, particularly in foreign countries where the laws may not protect our rights as fully as the laws of the United States. From time to time, it has been necessary for us to enforce our intellectual property rights against infringements by third parties, and we expect to continue to do so in the ordinary course of our business. We also may be subjected to claims by others that we have violated their intellectual property rights. Even if we prevail, third party-initiated or Company-initiated claims may be time consuming and expensive to resolve, and may result in a diversion of our time and resources. The occurrence of any of these factors could diminish the value of our trademark, patent and intellectual property portfolio, increase competition within our industry and negatively impact our sales volume and revenues. One of our patents, which was licensed to third parties, expired during the third quarter of 2006. Royalty income during the first nine months of 2006 from this patent was approximately $1.2 million.

Our substantial level of indebtedness could adversely affect our results of operations, cash flows and ability to compete in our industry, which could, among other things, prevent us from fulfilling our obligations under our debt agreements.

We have substantial indebtedness. In addition, subject to restrictions in the indenture (“Indenture”) governing our 11.5% Senior Secured Notes due June 15, 2011 issued on June 29, 2004 (“11.5% Senior

Secured Notes”), we may incur additional indebtedness. As of September 30, 2006, we had approximately $119.3 million ($123.8 million aggregate principal) of total debt, exclusive of additional indebtedness that we may borrow under our revolving credit facility.

Our high level of indebtedness has important implications, including the following:

•	if we fail to satisfy our obligations under our indebtedness, or fail to comply with the restrictive covenants contained in the Indenture or our revolving credit facility, it may result in an event of default, all of our indebtedness could become immediately due and payable, and our lenders could foreclose on our assets securing such indebtedness following the occurrence and during the continuance of an event of default;

•	a default under either of the Indenture or our revolving credit facility could trigger cross-defaults under the other and under other key agreements or leases; and

•	repayment of our indebtedness may require us to dedicate a substantial portion of our cash flow from our business operations, thereby reducing the availability of cash flow to fund working capital, capital expenditures, development projects, general operational requirements and other purposes.

We expect to obtain the funds to pay our expenses and to repay our indebtedness primarily from our operations and, in the case of our indebtedness, from refinancings thereof. Our ability to meet our expenses and make these payments thus depends on our future performance, which will be affected by financial, business, economic and other factors, many of which we cannot control. Our business may not generate sufficient cash flow from operations in the future and our currently anticipated growth in revenue and cash flow may not be realized, either or both of which could result in our being unable to repay indebtedness, or to fund other liquidity needs. If we do not have enough funds, we may be required to refinance all or part of our then existing debt, sell assets or borrow more funds, which we may not be able to accomplish on terms acceptable to us, or at all. In addition, the terms of existing or future debt agreements may restrict us from pursuing any of these alternatives.

Despite current indebtedness levels, we may still incur substantially more debt, which could decrease cash or other collateral available to pay our current debt.

We may incur substantial additional indebtedness in the future. Although the Indenture and our revolving credit facility contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial. For example, although we repaid all of our borrowings on our revolving credit facility from the proceeds of the issuance of Series A Preferred Stock, we have the ability to borrow up to $20.0 million under our revolving credit facility, which is secured by liens on all of our personal and real property assets, with certain exceptions. See “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and “Financial Statements and Supplementary Data.”

We may not be able to generate the significant amount of cash needed to pay interest and principal amounts on our debt.

Our earnings were insufficient to cover our fixed charges for the twelve-month period ended September 30, 2006. If our cash flow and capital resources are insufficient to pay interest and principal under our revolving credit facility, the 11.5% Senior Secured Notes, the 8% Senior Subordinated Secured Notes due December 1, 2008 (“8% Notes”) and our other debt, we may be forced to reduce or delay capital expenditures, sell assets, seek to obtain additional equity capital or attempt to restructure our debt. While recent amendments to the Indenture permit us to issue additional 11.5% Senior Secured Notes to repurchase or otherwise refinance our 8% Notes, we can provide no assurance that we would be able to do so. If any of those alternative measures do not permit us to meet our scheduled debt service obligations, including the scheduled maturity of the 8% Notes on December 1, 2008, we could face substantial liquidity problems and the possibility of a default under our revolving credit facility. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

A substantial portion of our business is conducted through foreign subsidiaries, and our failure to generate sufficient cash flow from these subsidiaries, or otherwise repatriate or receive cash from these subsidiaries, could result in our inability to repay our indebtedness.

Our sales to customers located outside the United States are conducted primarily through subsidiaries organized under the laws of jurisdictions outside of the United States. For the nine-month period ended September 30, 2006, our foreign restricted subsidiaries contributed approximately 62% of our consolidated revenues. As of September 30, 2006, 41% of our consolidated assets, based on book value, were held by foreign subsidiaries. Our ability to meet our debt service obligations with cash from foreign subsidiaries will depend upon the results of operations of these subsidiaries and may be subject to contractual or other restrictions and other business considerations. In addition, dividend and interest payments to us from our foreign subsidiaries may be subject to foreign withholding taxes, which would reduce the amount of funds we receive from such foreign subsidiaries. Dividends and other distributions from our foreign subsidiaries may also be subject to fluctuations in currency exchange rates and restrictions on repatriation, which could further reduce the amount of funds we receive from such foreign subsidiaries.

The indenture governing our 11.5% Senior Secured Notes and the instruments governing our other indebtedness impose significant operating and financial restrictions, and a breach of any such restriction may result in a default, which could result in the possible acceleration of repayment obligations and our secured creditors receiving certain rights against our collateral.

The indenture governing our 11.5% Senior Secured Notes and the credit agreement governing our revolving credit facility impose significant operating and financial restrictions on us. These restrictions restrict our ability to take advantage of potential business opportunities as they arise and may adversely affect the conduct of our current business. More specifically, they restrict our ability to, among other things: incur additional indebtedness or issue disqualified capital stock; pay dividends, redeem subordinated debt or make other restricted payments; make certain investments or acquisitions; grant liens on our assets; merge, consolidate or transfer substantially all of our assets; and transfer, sell or acquire assets, including capital stock of our subsidiaries.

The credit agreement governing our revolving credit facility also requires us to meet a number of financial ratios and tests. Compliance with these financial ratios and tests may adversely affect our ability to adequately finance our operations or capital needs in the future or to pursue attractive business opportunities that may arise in the future. Our ability to meet these ratios and tests and to comply with other provisions governing our indebtedness may be adversely affected by our operations and by changes in economic or business conditions or other events beyond our control. Our failure to comply with our debt-related obligations could result in an event of default under our indebtedness, resulting in accelerated repayment obligations and giving our secured creditors certain rights against our collateral.

The interests of our controlling stockholders may not be aligned with those of other stockholders.

To our knowledge, entities affiliated with Carl C. Icahn hold common stock and Series A Preferred Stock that in the aggregate constitute 67.7% of the total voting power of our capital stock. While the beneficial ownership of our capital stock by Mr. Icahn and his affiliates may decrease as a result of this rights offering, one of Mr. Icahn’s affiliates has the option, granted in connection with the issuance of the Series A Preferred Stock, to purchase such number of shares of common stock after the completion of this rights offering at $1.95 per share as shall enable Mr. Icahn and his affiliates to own 50.1% of our outstanding common stock on a fully diluted basis. As a result of the foregoing, and assuming that Mr. Icahn’s affiliate exercises the option under the contemplated circumstances, Mr. Icahn and his affiliates presently have and will continue to have voting power sufficient to control the election of the Company’s Board of Directors and stockholder voting on decisions relating to fundamental corporate actions, including potential mergers, consolidations or sales of all or substantially all of our assets. Currently, Mr. Icahn has designated four members of the Company’s Board of Directors, which is comprised of seven directors. It is possible that the interests of Mr. Icahn and his affiliates, as stockholders, could conflict in certain circumstances with those of other stockholders.

Risks Related to the Rights Offering and to Investing in the Common Stock

The Exercise Price is not an indication of our value.

The Exercise Price does not necessarily bear any relationship to the book value of our assets, or our past operations, cash flows, losses, financial condition or any other established criteria for value. In addition, recent trading prices of our common stock have been below the Exercise Price. You should not consider the Exercise Price as any assurance of future value. After the date of this prospectus, our common stock may trade at prices above or below the Exercise Price.

If you exercise your subscription rights, you may be unable to sell any shares you purchase at a profit and your ability to sell may be delayed by the time required to deliver the stock certificates.

To the extent a public trading market for our common stock exists, the trading market price may decline after you elect to exercise your subscription rights. If that occurs, the amount by which the Exercise Price exceeds the prevailing market price of our common stock will increase, with a corresponding increase to your immediate unrealized loss in the event the Exercise Price continues to exceed the prevailing market price. Moreover, we cannot assure you that following the exercise of your subscription rights you will be able to sell your shares of common stock at any specific price or that you will ever be able to sell your shares at a price equal to or greater than the Exercise Price. Until shares of common stock are delivered to you after completion of the rights offering, you may not be able to sell the shares of our common stock that you purchase in the rights offering. Certificates representing shares of our common stock purchased in the rights offering will be delivered as soon as practicable after completion of the rights offering. We will not pay you interest on any funds delivered to the subscription agent pursuant to the exercise of subscription rights.

The Series A Preferred Stock carries a substantial liquidation preference, which could significantly impact the return to common equity holders upon an acquisition or other liquidation event.

While we expect the Series A Preferred Stock to be redeemed or automatically convert into common stock shortly after the completion of the rights offering, in the event of the liquidation, dissolution, winding up or change of control of the Company prior to redemption or conversion of the Series A Preferred Stock, the holders of Series A Preferred Stock would be entitled to receive an amount per share equal to $1.95 per share plus accrued and unpaid dividends in respect of each such share before any proceeds from the liquidation, dissolution or winding up is paid with respect to any other series or class of our equity securities. Accordingly, for so long as the 12,307,692 shares of Series A Preferred Stock are outstanding, they will have an aggregate liquidation preference of $24,000,000 plus accrued but unpaid dividends thereon. The Series A Preferred Stock accrues dividends equal to an aggregate fixed amount of $2,700,000 from the date of issuance to the earlier of the expiration or earlier termination of the rights offering or the six-month anniversary of the date of issuance and at an annual rate of 15% thereafter. Until the outstanding shares of Series A Preferred Stock are redeemed or converted into common stock, holders of our common stock will not receive any proceeds from a liquidation, winding up or dissolution, including from a change in control, until after the liquidation preferences of the Series A Preferred Stock are paid in full. Consequently, under such circumstances, a change in control or the sale of all or substantially all of the shares of the Company may result in all or substantially all of the proceeds of such transaction being distributed to the holders of our Series A Preferred Stock, in which case none of the proceeds would be distributed to the holders of our common stock.

The exercise of subscription rights for common stock and the conversion of Series A Preferred Stock not redeemed through the rights offering would result in a substantial number of additional shares of common stock outstanding, which could decrease the price of our common stock.

As of December 4, 2006, there were 12,307,692 shares of Series A Preferred Stock outstanding. Provided that the rights offering has been initiated on or prior to February 6, 2007, if the rights offering fails to generate sufficient proceeds to redeem all outstanding shares of Series A Preferred Stock, including, if applicable, as a result of the payment of the Exercise Price by the holders of Series A Preferred Stock or their affiliates in shares of Series A Preferred Stock, each share of Series A Preferred Stock that is not redeemed in connection with this rights offering will automatically convert, upon the completion of this rights offering, into a number of shares of common stock equal to the per share liquidation value of $1.95 plus accrued and unpaid dividends thereon divided by $1.365. As the Series A Preferred Stock accrues dividends, the number of shares of common stock issuable upon conversion will increase. If no one participates in this rights offering and no shares of the Series A Preferred Stock are redeemed in connection with this rights offering, 19,560,440 shares of common stock will be issuable upon conversion of all outstanding shares of Series A Preferred Stock and the aggregate accrued fixed dividends thereon upon completion of the rights offering. If all the subscription rights being offered in the rights offering are exercised and paid for with cash, 12,307,692 shares of common stock would be issued through the exercise of such subscription rights. In either case, the increase in the number of additional shares of common stock that may be sold in the market could substantially decrease the price of our common stock.

Even if you exercise your subscription rights in connection with the rights offering, you may be unable to preserve your proportionate ownership interest.

You will retain your current number of shares of common stock regardless of whether you exercise your subscription rights. However, if you do not exercise your subscription rights, the percentage of our common stock that you own in relation to the aggregate common stock outstanding will decrease, and your voting and other rights will be diluted to the extent that other stockholders exercise their subscription rights and to the extent that shares of Series A Preferred Stock are converted into shares of common stock. Even if you fully exercise your subscription rights, we are not issuing over-subscription rights, and your ownership interest in the Company may be diluted. Unless all common stock holders exercise their full subscription rights and holders of Series A Preferred Stock pay the aggregate Exercise Price for their subscription rights entirely with cash or check, the rights offering will not generate proceeds sufficient to redeem all of the outstanding Series A Preferred Stock, which would result in dilution of your ownership interest in the Company. Finally, Koala acquired, in connection with its purchase of Series A Preferred Stock, the option to purchase a number of additional shares of common stock following the completion of the rights offering sufficient to give it and its affiliates ownership of 50.1% of the outstanding shares of common stock of the Company on a fully diluted basis. In addition, if Koala exercises its option, each of the other holders of Series A Preferred Stock will have a one-time, non-assignable option to purchase a number of shares of common stock such that, if it fully exercises such option, its percentage ownership of the aggregate outstanding common stock of the Company relative to Koala will remain the same as prior to Koala’s exercise of its option. Thus, even if you and all other stockholders fully exercise their subscription rights and the holders of Series A Preferred Stock pay the Exercise Price for their subscription rights in cash, your ownership interest in the Company may nevertheless be diluted as a result of the holders of Series A Preferred Stock exercising such option.

Once you exercise your subscription rights, you may not revoke your exercise.

Once you exercise your subscription rights you cannot revoke your exercise even if there is a decline in the price of our common stock or you learn information about us that you consider unfavorable before the Expiration Date. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at the Exercise Price.

Because our Board of Directors may cancel the rights offering or close the rights offering for any reason, your participation in the rights offering is not assured.

The rights offering is not conditioned on any level of participation by our stockholders or whether we receive a certain amount of proceeds. Accordingly, our Board of Directors may close the rights offering for any reason, even if less than all of the shares of common stock that we are offering are actually purchased. Therefore, holders of subscription rights are not assured of receiving shares of our common stock in exchange for the exercise of their subscription rights if such rights are not exercised at or prior to the Expiration Date, 5:00 p.m. New York City time, on February 27, 2007. In addition, we may unilaterally withdraw or terminate the rights offering at our discretion at any time until the certificates for shares of common stock are actually issued and distributed to participants in the rights offering. If we elect to withdraw or terminate the rights offering, neither we nor the subscription agent will have any obligation with respect to the subscription rights except to return, without interest or penalty, any Exercise Price, whether in the form of cash or Series A Preferred Stock, actually received.

To exercise your subscription rights, you must act promptly and follow the subscription instructions carefully.

In order to exercise subscription rights, each holder must: (i) return a duly completed subscription rights certificate to the Company or its designee so that such certificate is actually received by the Company or its designee on or before the Expiration Date; and (ii) pay to the Company or its designee on or before the Expiration Date the aggregate Exercise Price for all of the common stock purchased pursuant to the holder’s exercise of the subscription rights in accordance with the instructions set forth on the subscription rights certificate. If, on or prior to the Expiration Date, the Company or its designee for any reason does not receive a duly completed subscription rights certificate and full payment from you in an amount equal to the aggregate Exercise Price of the subscription rights you desire to exercise, your subscription rights for which we have not received such certificate and payment will be deemed to be unexercised, terminate and become null and void. On the other hand, the Company or its designee may accept such subscription rights to the extent of the payment received. Neither we or our designees have any obligation to contact you concerning, or attempt to correct, an incomplete or incorrect subscription form or payment. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.

If you use a personal check to pay the Exercise Price for shares of common stock, your check may not clear in time.

Any personal check used to pay the Exercise Price for shares of common stock must clear prior to the Expiration Date, and the clearing process may require seven or more business days. If you wish to pay the Exercise Price by uncertified personal check, we urge you to make payment sufficiently in advance of the time the rights offering expires to ensure that your payment is received and your check clears by that time.

There is no established trading market for our common stock and any market for our common stock may be illiquid.

There is no established public market for the common stock. Our common stock is not listed on any exchange, and we do not intend to apply for any listing. Our common stock has been traded in an over-the-counter market on the “pink sheets” under the symbol “VKSC.” Trading on such market is highly illiquid and volatile. There can be no certainty as to:

•	whether any public market will develop for the common stock;

•	the liquidity of any such market that may develop;

•	your ability to sell your common stock; or

•	the price at which you would be able to sell your common stock.

We do not intend to pay dividends on shares of our common stock in the foreseeable future.

We currently expect to retain our future earnings, if any, for use in the operation and expansion of our business. We do not anticipate paying any cash dividends on shares of our common stock in the foreseeable future.

The issuance of additional preferred stock or common stock may adversely affect our stockholders.

In addition to the Series A Preferred Stock, our Board of Directors has the authority to issue up to 37,692,308 additional shares of our preferred stock and to determine the terms, including voting rights, of those shares without any further vote or action by our common stockholders. The voting and other rights of the holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. Similarly, our Board of Directors may issue additional shares of common stock without any further vote or action by our common stockholders, which would have the effect of diluting common stockholders. An issuance could occur in the context of another public or private offering of shares of common stock or preferred stock or in a situation where the common stock or preferred stock is used to acquire the assets or stock of another company.

THE RIGHTS OFFERING

Reasons for the Rights Offering

On November 7, 2006, we entered into a Series A Preferred Stock Purchase Agreement (the “SPA”) with Koala Holding LLC (“Koala”), Grace Brothers, Ltd. (“Grace Brothers”) and Northeast Investors Trust (“Northeast” and together with Koala and Grace Brothers, the “Investors”), pursuant to which the Investors agreed to purchase 12,307,692 shares of Series A Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), of the Company at a purchase price of $1.95 per share. Koala agreed to purchase 10,769,231 shares for a purchase price of $21,000,000.45, Grace Brothers agreed to purchase 1,025,641 shares for a purchase price of $1,999,999.95 and Northeast agreed to purchase 512,820 shares for a purchase price of $999,999.00. Koala is an affiliate of Carl C. Icahn. Other affiliates of Mr. Icahn own 2,868,005 shares of our common stock. Grace Brothers and Northeast also own common stock. The closing of the purchase and sale of the Series A Preferred Stock under the SPA occurred on November 8, 2006.

Under the terms of the SPA, we agreed to use commercially reasonable efforts to initiate this rights offering by no later than February 5, 2007 and to complete the rights offering by no later than May 6, 2007. If the holders of rights, other than the Investors, exercise rights for $10 million or more of common stock, then the Investors are required to exercise a ratable portion of their rights equal to the percentage of rights exercised by non-Investor holders of rights. The proceeds of the rights offering are required to be used to redeem Series A Preferred Stock.

The Series A Preferred Stock has an aggregate initial liquidation preference of $24,000,000. Each share of Series A Preferred Stock purchased pursuant to the SPA will accrue a minimum dividend of $0.219375 from the date of issuance to the earlier of the expiration or earlier termination of the rights offering or the six-month anniversary of the date of issuance. Thereafter, such shares will accrue dividends at the rate of 15% per annum. At the discretion of the Company, dividends on the Series A Preferred Stock may be paid in additional shares of Series A Preferred Stock in lieu of cash dividends. The holders of the Series A Preferred Stock are entitled to vote their shares on an as-converted basis as a single class together with the holders of the common stock. The ability of the Company to declare or pay dividends on the common stock will be restricted in the event that the Company fails to declare and pay full dividends on the Series A Preferred Stock.

The Series A Preferred Stock is both redeemable and convertible into common stock. Beginning on the six-month anniversary of the closing date, (i) each share of Series A Preferred Stock is convertible at the election of the holder into a number of shares of common stock equal to the liquidation value of $1.95 plus accrued and unpaid dividends divided by $1.365 and (ii) each share of Series A Preferred Stock is convertible in whole upon the written request of the holders of at least a majority of the outstanding Series A Preferred Stock into a number of shares of common stock equal to the liquidation value of $1.95 plus accrued and unpaid dividends divided by $1.365. Provided that the rights offering has been initiated no later than February 6, 2006, each share of Series A Preferred Stock not redeemed from the proceeds of the rights offering will, shortly after the expiration or early termination of the rights offering, automatically convert into a number of shares of common stock equal to the liquidation value of $1.95 plus accrued and unpaid dividends divided by $1.365. The conversion prices are subject to anti-dilution adjustments.

The Company is required to redeem Series A Preferred Stock with the proceeds from the rights offering. In addition, the Series A Preferred Stock is redeemable at the election of the Company, and the holders shall have the right to require the Company to redeem Series A Preferred Stock, at any time after September 30, 2011. The redemption price is the liquidation preference plus accrued but unpaid dividends.

In the event that Koala and its affiliates beneficially own less than a majority of the outstanding Common Stock on a fully diluted basis following the completion of the rights offering and the related conversion of the Series A Preferred Stock, Koala shall have the option to purchase such number of shares of Common Stock at a purchase price of $1.95 per share as is necessary for Koala and its affiliates to own 50.1% of the outstanding Common Stock on a fully diluted basis.

Accordingly, we are undertaking the rights offering to fulfill our obligations under the SPA and to provide the opportunity to our stockholders to invest in our common stock.

The Subscription Rights

We will distribute to each holder of our common stock who is a record holder of our common stock on the Record Date, which is as of 5:00 p.m. New York City time, on December 30, 2006, at no charge, 1.23860025 subscription rights for each share of common stock owned as of the Record Date, for a total of 12,307,692 subscription rights. The subscription rights will be evidenced by transferable subscription rights certificates. Each subscription right will allow you to purchase one (1) share of our common stock at an Exercise Price of $1.95 per share. You are not required to exercise all of your subscription rights and may exercise some, but less than all, of your subscription rights.

If you hold your shares in a brokerage account or through a dealer or other nominee, please see the information included below the heading “ — Beneficial Owners.”

No Fractional Rights

We will not issue fractional subscription rights or cash in lieu of fractional subscription rights. Fractional subscription rights will be rounded to the nearest whole number, with such adjustments as may be necessary to ensure that we offer 12,307,692 shares of common stock in the rights offering. In the unlikely event that, due to the rounding of fractional subscription rights, the rights offering would have been subscribed in an amount in excess of 12,307,692 shares of common stock, subscription rights of all holders will be reduced in an equitable manner. Any excess subscription payments will be promptly returned, without the payment of interest or deduction thereon.

Exercise Price

The Exercise Price is $1.95 per share. For more information with respect to how the Exercise Price was determined, see “Questions and Answers About the Rights Offering” included elsewhere in this document.

Use of Proceeds

We will use all of the net proceeds of the rights offering to redeem shares of the Series A Preferred Stock pursuant to the terms of the Series A Preferred Stock. See “Use of Proceeds.”

Expiration of the Rights Offering and Extensions and Amendments

You may exercise your subscription rights at any time before 5:00 p.m., New York City time, on February 27, 2007, the Expiration Date for the rights offering. We may, in our sole discretion, extend the time for exercising the subscription rights by extending the Expiration Date. However, in no event will the Expiration Date be later than May 6, 2007. If the commencement of the rights offering is delayed for a period of time, the Expiration Date of the rights offering will be similarly extended.

We will extend the duration of the rights offering as required by applicable law, and may choose to extend it if we decide that changes in the market price of our common stock warrant an extension or if we decide to give investors more time to exercise their subscription rights in the rights offering. We may extend the Expiration Date of the rights offering by giving oral or written notice to the subscription agent on or before the scheduled Expiration Date. If we elect to extend the expiration of the rights offering, we will issue a press release announcing such extension no later than 9:00 a.m., New York City time, on the next business day after the most recently announced expiration date.

We reserve the right, in our sole discretion, to amend or modify the terms of the rights offering.

If you do not exercise your subscription rights before the Expiration Date of the rights offering, your unexercised subscription rights will be null and void and will have no value. We will not be obligated to honor your exercise of subscription rights if the subscription agent receives the documents relating to your exercise after the rights offering expires, regardless of when you transmitted the documents, unless you have timely transmitted the documents in accordance with the guaranteed delivery procedures described below.

Conditions to the Rights Offering

We may terminate the rights offering, in whole or in part, if at any time before completion of the rights offering there is any judgment, order, decree, injunction, statute, law or regulation entered, enacted, amended or held to be applicable to the rights offering that in the sole judgment of our Board of Directors would or might make the rights offering or its completion, whether in whole or in part, illegal or otherwise restrict or prohibit completion of the rights offering. We may waive any of these conditions and choose to proceed with the rights offering even if one or more of these events occur. If we terminate the rights offering, in whole or in part, all affected subscription rights will expire without value and all subscription payments received by the subscription agent will be returned promptly, without interest or deduction thereon. See also “ — Cancellation Rights.”

Exercise of Subscription Rights

Method of Subscription

You may exercise your subscription rights by delivering the following to the subscription agent, at or prior to 5:00 p.m., New York City time, on February 27, 2007, the Expiration Date of the rights offering:

•	your properly completed and executed subscription rights certificate with any required signature guarantees or other supplemental documentation; and

•	for each share of common stock subscribed for under your subscription rights, your full Exercise Price payment in either (i) immediately available funds or (ii) certificates representing Series A Preferred Stock.

If you are a beneficial owner of shares of our common stock whose shares are registered in the name of a broker, custodian bank or other nominee, you should instruct your broker, custodian bank or other nominee to exercise your rights and deliver all documents and payment on your behalf prior to 5:00 p.m. New York City time on February 27, 2007, the Expiration Date of the rights offering.

Your subscription rights will not be considered exercised unless the subscription agent receives from you, your broker, custodian or nominee, as the case may be, all of the required documents and your full Exercise Price payment prior to 5:00 p.m., New York City time, on February 27, 2007, the Expiration Date of the rights offering. We have the right, in our sole discretion, to determine whether a subscription exercise was received in a timely manner and in accordance with established procedures.

Method of Payment

Unless you are a holder of Series A Preferred Stock, your payment of the Exercise Price must be made in United States dollars for the full number of shares of common stock for which you are subscribing by either:

•	check or bank draft drawn upon a United States bank or postal, telegraphic or express money order payable to the subscription agent; or

•	wire transfer of immediately available funds, to the subscription account maintained by the subscription agent at JP Morgan Chase Bank, ABA No. 21000021, Account No. 323-113109.

If you are a holder of Series A Preferred Stock, you may pay the Exercise Price whole or in part in United States dollars as provided above and/or by delivering to the subscription agent:

•	stock certificates representing shares of Series A Preferred Stock to be redeemed in respect of payment of the Exercise Price duly executed in blank or accompanied by stock powers duly executed in blank and sufficient to transfer to the Company such number of shares of Series A Preferred Stock, free and clear of all liens, claims and encumbrances, as to which the liquidation preference plus accrued but unpaid dividends shall equal the Exercise Price with respect to the common stock so purchased.

Receipt of Payment

Your payment of the aggregate Exercise Price of the subscription rights you desire to exercise will be considered received by the subscription agent only upon:

•	clearance of any uncertified check;

•	receipt by the subscription agent of any certified check or bank draft drawn upon a United States bank or of any postal, telegraphic or express money order;

•	receipt of collected funds in the subscription account designated above; or

•	in the case of payments made in shares of Series A Preferred Stock, receipt of the stock certificates and duly executed stock powers described above.

Clearance of Uncertified Checks

If you are paying by uncertified personal check, please note that uncertified checks may take at least five to ten business days to clear. If you wish to pay the Exercise Price by uncertified personal check, we urge you to make payment sufficiently in advance of the time the rights offering expires to ensure that your payment is received by the subscription agent and clears by the rights offering Expiration Date. We urge you to consider using a certified or cashier’s check, money order or wire transfer of funds to avoid missing the opportunity to exercise your subscription rights should you decide to exercise your subscription rights.

Delivery of Subscription Materials and Payment

You should deliver your subscription rights certificate and payment of the Exercise Price or, if applicable, notices of guaranteed delivery, to the subscription agent by one of the methods described below:

By Mail or Overnight Courier:	By Hand:
American Stock Transfer & Trust Company	American Stock Transfer & Trust Company
Operations Center	Attn: Reorganization Department
Attn: Reorganization Department	59 Maiden Lane
6201 15th Avenue	New York, NY 10038
Brooklyn, NY 11219

Your delivery to an address or by any method other than as set forth above will not constitute valid delivery.

Calculation of Subscription Rights Exercised

If you do not indicate the number of subscription rights being exercised, or do not forward full payment of the aggregate Exercise Price payment for the number of subscription rights that you indicate are being exercised, then you will be deemed to have exercised your subscription right with respect to the maximum number of subscription rights that may be exercised with the aggregate Exercise Price payment you delivered to the subscription agent prior to the Expiration Date. If your aggregate Exercise Price payment is greater than the amount you owe for your subscription, we or the subscription agent will return the excess amount to you by mail, without interest or deduction thereon, as soon as practicable after the Expiration Date of the rights offering.

Your Funds will be Held by the Subscription Agent Until Shares of Our Common Stock are Issued

The subscription agent will hold your payment of the Exercise Price in a segregated account with other payments received from other holders of subscription rights until we issue your shares of our common stock to you upon consummation of the rights offering.

Medallion Guarantee May be Required

Your signature on each subscription rights certificate must be guaranteed by an eligible institution, such as a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the subscription agent, unless:

•	your subscription rights certificate provides that shares of common stock are to be delivered to you as record holder of those subscription rights; or

•	you are an eligible institution, as described above.

Notice to Beneficial Holders

If you are a broker, a trustee or a depositary for securities and holds share of our common stock for the account of others as of 5:00 p.m., New York City time, on December 30, 2006, the Record Date, you should notify the respective beneficial owners of such shares of the rights offering as soon as possible to find out their intentions with respect to exercising their subscription rights. You should obtain instructions from the beneficial owners with respect to their subscription rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If any beneficial owner so instructs, you should complete the appropriate subscription rights certificates and submit the subscription rights certificate to the subscription agent with the proper payment.

Beneficial Owners

If you are a beneficial owner of shares of our common stock or will receive your subscription rights through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of the rights offering. If you wish to exercise your subscription rights, you will need to have your broker, custodian bank or other nominee act for you. If you hold certificates of our common stock directly and would prefer to have your broker, custodian bank or other nominee act for you, you should contact your nominee and request it to effect the transactions for you. To indicate your decision with respect to your subscription rights, you should complete and return to your broker, custodian bank or other nominee the form entitled “Beneficial Holder Election Form.” You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials. You should contact your broker, custodian bank or other nominee if you believe you are entitled to participate in the rights offering, but did not receive this form. We are not responsible if you do not receive the form from your broker, custodian bank or nominee or if you receive it without sufficient time to respond. If you wish to obtain a separate subscription rights certificate, you should contact the nominee as soon as possible and request that a separate subscription rights certificate be issued to you.

Instructions for Completing Your Subscription Rights Certificate

You should read and follow the instructions accompanying the subscription rights certificates carefully.

You are responsible for the method of delivery of your subscription rights certificate(s) and your Exercise Price payment to the subscription agent. If you send your subscription rights certificate(s) and Exercise Price payment by mail, we recommend that you send them by registered mail, properly insured, with return receipt requested. You should allow a sufficient number of days to ensure delivery to the subscription agent prior to the time the rights offering expires. Because uncertified personal checks may take at least seven to ten business days to clear, you are strongly urged to pay, or arrange for payment, by means of a certified or cashier’s check, money order or wire transfer of funds. You may also opt to use the method of delivery outlined under “— Guaranteed Delivery Procedures.”

Determinations Regarding the Exercise of Your Subscription Rights

We will decide all questions concerning the timeliness, validity, form and eligibility of the exercise of your subscription rights, and any such determinations by us will be final and binding. We, in our sole discretion, may waive, in any particular instance, any defect or irregularity, or permit, in any particular instance, a defect or irregularity to be corrected within such time as we may determine. We will not be required to make uniform determinations in all cases. We may reject the exercise of any of your subscription rights because of any defect or irregularity. We will not accept any exercise of your subscription rights until all such irregularities have been waived by us or cured by you within such time as we decide, in our sole discretion.

Neither we nor the subscription agent will be under any duty to notify you of any defect or irregularity in connection with your submission of the subscription rights certificates, and we will not be liable for failure to notify you of any defect or irregularity. We reserve the right to reject your exercise of subscription rights if your exercise is not in accordance with the terms of the rights offering or otherwise in proper form. We will also not accept the exercise of your subscription rights if our issuance of shares of our common stock to you could be deemed unlawful under applicable law.

Regulatory Limitation

We will not be required to issue to you shares of our common stock pursuant to the rights offering if, in our opinion, you would be required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control such shares if, at the time the rights offering expires, you have not obtained such clearance or approval.

Guaranteed Delivery Procedures

If you wish to exercise your subscription rights, but you do not have sufficient time to deliver the subscription rights certificate evidencing your subscription rights to the subscription agent on or before the time the rights offering expires, you may exercise your subscription rights by the following guaranteed delivery procedures:

•	deliver to the subscription agent on or prior to the rights offering Expiration Date your Exercise Price payment in full for each share you subscribed for under your subscription rights in the manner set forth above in “ — Method of Payment”;

•	deliver to the subscription agent on or prior to the Expiration Date the form entitled “Notice of Guaranteed Delivery for Subscription Rights,” substantially in the form provided with the “Instructions as to Use of Viskase Companies, Inc. Subscription Rights Certificates” distributed with your subscription rights certificates; and

•	deliver the properly completed subscription rights certificate evidencing your subscription rights being exercised, with any required signature guarantee, to the subscription agent within three (3) business days following the date of your Notice of Guaranteed Delivery.

Your Notice of Guaranteed Delivery must be delivered in substantially the same form provided with the Instructions as to the Use of Viskase Companies, Inc. Subscription Rights Certificates distributed with your subscription rights certificate. Your Notice of Guaranteed Delivery must come from an eligible institution, or other eligible guarantee institutions that are members of, or participants in, a signature guarantee program acceptable to the subscription agent.

In your Notice of Guaranteed Delivery, you must state:

•	your name;

•	the number of subscription rights represented by your subscription rights certificates, the number of shares of our common stock for which you are subscribing; and

•	your guarantee that you will deliver to the subscription agent any subscription rights certificates evidencing the subscription rights you are exercising within three (3) business days following the date the subscription agent receives your Notice of Guaranteed Delivery.

You may deliver your Notice of Guaranteed Delivery to the subscription agent in the same manner as your subscription rights certificates at the address set forth above under “ — Delivery of Subscription Materials and Payment.” You may alternatively transmit your Notice of Guaranteed Delivery to the subscription agent by facsimile transmission (Telecopy No.: (718) 234-5001). To confirm facsimile deliveries, you may call (877) 248-6417 or (718) 921-8317.

The subscription agent will send you additional copies of the form of Notice of Guaranteed Delivery if you request them. Please call (877) 248-6417 or (718) 921-8317 to request any copies of the form of Notice of Guaranteed Delivery.

Questions About Exercising Subscription Rights

If you have any questions or require assistance regarding the method of exercising your subscription rights or requests for additional copies of this document, the Instructions as to the Use of Viskase Companies. Subscription Rights Certificates, and the Notice of Guaranteed Delivery, you should contact us at the address and telephone number set forth above under “Questions and Answers About the Rights Offering” included elsewhere in this document.

Subscription Agent

We have appointed American Stock Transfer & Trust Company act as subscription agent for the rights offering. We will pay all fees and expenses of the subscription agent related to the rights offering and have also agreed to indemnify the subscription agent from liabilities that they may incur in connection with the rights offering.

Procedures for DTC Participants

We expect that the exercise of your subscription rights may be made through the facilities of the Depository Trust Company (“DTC”). If your subscription rights are held of record through DTC, you may exercise your subscription rights by instructing DTC to transfer your subscription rights from your account to the account of the subscription agent, together with certification as to the aggregate number of subscription rights you are exercising and the number of shares of our common stock you are subscribing for, and your Exercise Price payment for each share of our common stock that you subscribed for.

Foreign and Other Stockholders

We will not mail subscription rights certificates to stockholders on the Record Date, or to subsequent transferees, whose addresses are outside the United States. Instead, we will have the subscription agent hold the subscription rights certificates for those holders’ accounts. To exercise subscription rights, each such foreign holder must notify the subscription agent before 5:00 p.m., New York City time, on February 22, 2007, three business days prior to the Expiration Date, and must establish to the satisfaction of the subscription agent that it is permitted to exercise its subscription rights under applicable law. If you are a foreign holder and these procedures are not followed prior to the Expiration Date, your rights will expire.

Transferability of the Subscription Rights

The subscription rights are freely transferable until the close of business on the last business day prior to the Expiration Date. The Company is not applying for listing of the subscription rights on any exchange or dealer quotation system, and we cannot provide any assurances that holders of subscription rights will be able to transfer their subscription rights on an over-the-counter bulletin board or the pink sheets. If no public market for subscription rights develops, it may be difficult for holders of subscription rights to make sales or obtain timely and accurate quotations with respect to trading of subscription rights. Even if the subscription rights trade on an over-the-counter bulletin board or the pink sheets, the market price of the subscription rights could be subject to significant fluctuations in response to various factors and events including the depth and liquidity of the trading market for such subscription rights and variations in the Company’s operating results. The Company is not responsible if subscription rights cannot be sold and has not guaranteed any minimum sales price for the subscription rights.

No Revocation

Once you have exercised your subscription rights, you may not revoke your exercise. Subscription rights not exercised prior to the Expiration Date of the rights offering will expire and will have no value.

Cancellation Rights

The rights offering is not conditioned on any level of participation by our stockholders or on whether we receive a certain amount of proceeds. We may unilaterally withdraw or terminate the rights offering at our discretion at any time until the certificates for shares of common stock are actually issued and distributed to stockholders who properly exercised their subscription rights and participated in the rights offering. If we elect to withdraw or terminate the rights offering, neither we nor the subscription agent will have any obligation with respect to the subscription rights except to return, without interest or penalty, any Exercise Price, whether in the form of cash or Series A Preferred Stock, actually received.

No Board Recommendation

An investment in shares of our common stock must be made according to each investor’s evaluation of its own best interests and after considering all of the information herein, including the “Risk Factors” section of this Prospectus. Neither we nor our Board of Directors nor its financial advisors make any recommendation to subscription rights holders regarding whether they should exercise or sell their subscription rights. You should not view the agreement of the holders of Series A Preferred Stock to exercise their subscription rights to purchase any shares of common stock under certain circumstances in this rights offering as a recommendation or other indication that the exercise of your subscription rights is in your best interests.

Effects of Rights Offering on Shares of Common Stock Outstanding After the Rights Offering

Even though the subscription rights will be offered on a pro rata basis to each holder of our common stock, because of the conversion ratio associated with shares of Series A Preferred Stock that are not redeemed through the rights offering, the percentage of common stock owned by other stockholders relative to the aggregate common stock outstanding will decrease as a result of the rights offering unless all of the stockholders exercise in full all of the subscription rights they receive and Koala does not exercise its option to purchase an amount of common stock sufficient to give it and its affiliates ownership of 50.1% of the outstanding shares of common stock of the Company on a fully diluted basis. Even if all stockholders exercise in full all of the subscription rights they receive, the percentage of common stock owned by common stockholders other than holders of Series A Preferred Stock relative to the aggregate common stock outstanding will decrease if the holders of Series A Preferred Stock pay the Exercise Price of their subscription rights with shares of Series A Preferred Stock instead of with cash or check or if Koala exercises its option to purchase an amount of common stock sufficient to give it and its affiliates ownership of 50.1% of the outstanding shares of common stock of the Company on a fully diluted basis.

As of the date of this Prospectus, there were 9,936,775 shares of our common stock and 12,307,692 shares of our Series A Preferred Stock issued and outstanding. Of such shares, holders of our Series A Preferred Stock held of record 4,400,377 shares of common stock. In addition to the common stock and the Series A Preferred Stock, our outstanding securities include warrants to purchase 641,456 shares of common stock with an exercise price of $0.01 per share and expiring June 15, 2011, warrants to purchase 304,127 shares of common stock with an exercise price of $10.00 per share and expiring April 2, 2010, stock options for

926,668 shares of common stock at a weighted average purchase price of $2.63 per share and 69,438 shares of restricted stock that are issued but not outstanding. Set forth below, for illustrative purposes only, are four scenarios that indicate the effect that the rights offering and related issuance of common stock could have on relative ownership interest of holders of our common stock following the rights offering. None of these scenarios gives effect to any exercise of the option to purchase 50.1% of the Company’s common stock granted to Koala, and the corresponding true-up option granted to Grace Brothers and Northeast, pursuant to the SPA.

Scenario A.  The rights offering is completed prior to May 6, 2007, but no holders of subscription rights participate in the rights offering. If the rights offering is completed prior to May 6, 2007, but fails to generate proceeds sufficient to redeem all outstanding shares of Series A Preferred Stock, each share of Series A Preferred Stock not redeemed upon completion of the rights offering would automatically convert into a number of shares of common stock equal to the per share liquidation value of $1.95 plus accrued and unpaid dividends thereon of $0.219375 per share divided by $1.365. If no common stockholders participated in the rights offering and all shares of Series A Preferred Stock are converted into common stock at such conversion rate (and assuming no interim changes in the amount of the Company’s outstanding common stock), there would be 29,497,215 shares of common stock issued and outstanding immediately following completion of the rights offering, of which the former Series A Preferred Stock would represent 19,560,440 shares.

Scenario B.  The rights offering is completed prior to May 6, 2007, the stockholders other than holders of Series A Preferred Stock exercise their subscription rights for 5,128,205 shares of common stock at an aggregate Exercise Price of $10,000,000, and the holders of Series A Preferred Stock exercise a ratable portion of their rights in accordance with the SPA, paying the exercise price with shares of Series A Preferred Stock. The cash proceeds of the rights offering (together with other cash on hand of the Company) would be used to redeem 5,128,205 shares of Series A Preferred Stock, and the holders of Series A Preferred Stock would exercise rights for 4,075,940 shares of common stock, paying for such shares with 3,663,767 shares of Series A Preferred Stock. The 3,515,720 shares of Series A Preferred Stock not redeemed upon completion of the rights offering or used to pay the Exercise Price would automatically convert into a number of shares of common stock equal to the per share liquidation value of $1.95 plus accrued and unpaid dividends thereon of $0.219375 per share divided by $1.365. Accordingly, if common stockholders other than holders of Series A Preferred Stock exercised their subscription rights for an aggregate Exercise Price of $10,000,000 and the holders of Series A Preferred Stock exercised a ratable portion of their rights (and assuming no interim changes in the amount of the Company’s outstanding common stock), there would be 24,728,404 shares of common stock issued and outstanding immediately following completion of the rights offering, of which the former Series A Preferred Stock would represent, either from the exercise of rights or from conversion, 9,663,424 shares.

Scenario C.  The rights offering is completed prior to May 6, 2007, and all stockholders, including the holders of Series A Preferred Stock, exercise all of their subscription rights in full, and the holders of Series A Preferred Stock pay their aggregate Exercise Price entirely with cash. The proceeds of the rights offering would be used to redeem all 12,307,692 shares of Series A Preferred Stock and, because 100% of the subscription rights of stockholders (other than holders of Series A Preferred Stock) would be exercised for an aggregate Exercise Price greater than $10,000,000, the holders of Series A Preferred Stock would be required to exercise all of their subscription rights. If all stockholders, including the holders of Series A Preferred Stock, exercise all of their subscription rights in full (and assuming no interim changes in the amount or ownership of the Company’s outstanding common stock), with the holders of Series A Preferred Stock paying their aggregate Exercise Price entirely in cash, there would be 22,244,467 shares of common stock issued and outstanding upon completion of the rights offering, and the proportionate ownership of the holders of common stock would not have changed.

Scenario D.  The rights offering is completed prior to May 6, 2007, and all stockholders, including the holders of Series A Preferred Stock, exercise all of their subscription rights in full, and the holders of Series A Preferred Stock pay their aggregate Exercise Price entirely with shares of Series A Preferred Stock. The cash proceeds of the rights offering would be used to redeem 6,857,384 shares of Series A Preferred Stock, and the holders of Series A Preferred Stock would exercise rights for 5,450,308 shares of common stock, paying for such shares with 4,899,153 shares of Series A Preferred Stock. The 551,155 shares of Series A Preferred Stock not redeemed upon completion of the rights offering or used to pay the exercise price would automatically convert into a number of shares of common stock equal to the per share liquidation value of $1.95 plus accrued but unpaid dividends thereon of $0.219375 per share divided by $1.365. Accordingly, if all stockholders, including the holders of Series A Preferred Stock, exercise all of their subscription rights in full (and assuming no interim changes in the amount of the Company’s outstanding common stock), with the holders of Series A Preferred Stock paying their aggregate Exercise Price entirely in shares of Series A Preferred Stock, there would be 23,120,410 shares of common stock issued and outstanding upon completion of the rights offering, including 875,943 shares issued upon the automatic conversion of the Series A Preferred Stock.

Effects of Rights Offering on Stock Plan and Other Plans and Outstanding Securities

As of December 4, 2006, there were outstanding options to purchase 926,668 shares of our common stock. None of the outstanding options have mandatory anti-dilution or other provisions of adjustment that will be triggered by the rights offering. Each outstanding and unexercised option will remain unchanged and will be exercisable, subject to vesting, if any, for the same number of shares of our common stock and at the same exercise price as before the rights offering. As of December 4, 2006, there were 69,438 shares of restricted common stock issued but not outstanding. Pursuant to the Company’s Restricted Stock Plan, rights issued in respect of such shares of restricted common stock shall be deposited into a trust account for the benefit of the owners of such stock and will be disbursed to such owners if and as such stock vests in accordance with the terms of the Restricted Stock Plan. We also have two issues of warrants outstanding that have anti-dilution and adjustment provisions, warrants due 2010 and warrants due 2011. None of these provisions, however, is implicated by this rights offering.

Material U.S. Federal Income Tax Consequences

The following is a general discussion of certain United States federal income tax considerations relating to the Rights Offering. The discussion is based on the Internal Revenue Code of 1986, as amended from time to time, including the corresponding provisions of any successor law (the “Code”), Treasury regulations promulgated thereunder, published administrative rulings and judicial decisions in effect as of the date hereof, all of which are subject to change or differing interpretation, possibly with retroactive effect. The discussions does not address all of the tax consequences that may be relevant to you if you are subject to special treatment under U.S. federal income tax laws, if you do not hold your subscription rights (or stock in the Company) as capital assets, or if you did not acquire your subscription rights from the Company. No ruling has been or is expected to be sought from the Internal Revenue Service regarding any matter discussed herein. Counsel to the Company has not rendered any legal opinion regarding any tax consequences relating to the Company or to an investment in the Company. No assurance can be given that the Service would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth below.

Receipt of Subscription Rights.  You should not recognize taxable income for U.S. federal income tax purposes upon receipt of the subscription rights. Your basis in the subscription rights received in the offering is expected to be zero, unless (1) the fair market value of the subscription rights on their date of issuance is 15% or more of the fair market value (on the date of issuance) of the common stock with respect to which they are received, or (2) you irrevocably elect (as part of your U.S. federal income tax return for the taxable year in which you receive the subscription rights) to allocate part of the basis of your common stock to the subscription rights, in which case your basis in your common stock will be allocated between the common stock and your stock subscription rights in proportion to the fair market values of each on the date the subscription rights are distributed. The fair market value of the subscription rights on the date the rights are distributed is uncertain, and we have not obtained, and do not intend to obtain, an appraisal of the fair market value of the rights on that date. In determining the fair market value of the subscription rights, you should consider all relevant facts and circumstances, including any difference between the $1.95 per share subscription price of the rights and the trading price of our stock on the date that the rights are distributed, the length of the period during which the rights may be exercised and the fact that the rights are transferable. Your holding period in the unexercised subscription rights will include your holding period for the common stock with respect to which the subscription rights were distributed.

Lapse of Subscription Rights.  If you do not sell your subscription rights and you allow the rights you receive to expire unexercised, you will not have any basis in your common stock allocated to your subscription rights. Therefore, you will have zero basis in your subscription rights and will not recognize any gain or loss on the expiration of your subscription rights. No adjustment will be made to the basis of the common stock you own.

Sale of Subscription Rights.  If you decide to sell your subscription rights before you exercise them, you will recognize capital gain or loss measured by the difference between the amount realized in the sale and your tax basis (if any) in the subscription rights. Your capital gain or loss will be long term capital gain or loss if the holding period for your subscription rights is more than one year. Capital losses are subject o limitations.

Exercise of Subscription Rights.  You will no recognize any gain or loss upon the exercise of your subscription rights. Your basis in the shares of common stock acquired through the exercise of your subscription rights will be equal to the sum of the subscription price you paid to exercise the rights and your basis (if any) in the rights. The holding period for the shares of common stock acquired through exercise of the rights will begin on the date you exercise your rights.

Information Reporting and Backup Withholding.  You may be subject to backup withholding with respect to the rights offering. However, you will not be subject to backup withholding if you: (1) are a corporation or fall within certain other exempt categories and, when required, demonstrate that fact; or (2) provide a correct taxpayer identification number and certify under penalties of perjury that your taxpayer identification number is correct and you are not subject to backup withholding because you previously failed to report all dividends and interest income. Any amount withheld under these rules will be credited against your U.S. federal income tax liability. We may require you to establish your exemption from backup withholding or make other arrangements with respect to the payment of backup withholding.

The foregoing summary is intended to be for general information purposes only. Accordingly, you are urged to consult with your own tax advisor with respect to the tax consequences of this offering as they apply to your particular tax situation, including the application and effect of state and local income and other tax laws.

Circular 230 Required Disclaimer.  The discussion set forth above and all other discussions of federal income tax matters set forth in this Rights Offering have been written to support the transactions described herein, and are not intended to be used and cannot be used for purposes of avoiding penalties that may be imposed under United States federal tax law. All recipients of subscription rights must consult their own independent legal, tax, accounting and financial advisors regarding the United States federal income tax consequences of transactions described herein in the context of their own particular circumstances.

Other Matters

We are not making the rights offering in any state or other jurisdiction in which it is unlawful to do so, nor are we distributing or accepting any offers to purchase any shares of our common stock from subscription rights holders who are residents of those states or other jurisdictions or who are otherwise prohibited by federal or state laws or regulations to accept or exercise the subscription rights. We may delay the commencement of the rights offering in those states or other jurisdictions, or change the terms of the rights offering, in whole or in part, in order to comply with the securities law or other legal requirements of those states or other jurisdictions. We may decline to make modifications to the terms of the rights offering requested by those states or other jurisdictions, in which case, if you are a resident in those states or jurisdictions or if you are otherwise prohibited by federal or state laws or regulations from accepting or exercising the subscription rights you will not be eligible to participate in the rights offering.

USE OF PROCEEDS

We expect to receive gross proceeds from this offering of up to approximately $24 million, based on the number of shares of our common stock outstanding on the Record Date and assuming full subscription of the rights offering and payment of the Exercise Price for all subscription rights in the form of cash or check, and not shares of Series A Preferred Stock. We intend to use the proceeds of this rights offering to redeem shares of the Series A Preferred Stock. The terms of the Series A Preferred Stock require us, following the completion of the rights offering, to redeem Series A Preferred Stock having an aggregate liquidation value equal to the gross proceeds of the rights offering. The redemption price for the Series A Preferred Stock equals the liquidation value thereof plus all accrued but unpaid dividends thereon. We expect to use cash on hand or from other sources to pay the accrued but unpaid dividends on any Series A Preferred Stock redeemed from the proceeds of the rights offering.

DIVIDEND POLICY

We have not paid dividends on our common stock, and we do not anticipate paying dividends on our common stock in the foreseeable future. In addition, the terms of our revolving credit facility, the indenture governing the 11.5% Senior Secured Notes and the terms governing our Series A Preferred Stock restrict our ability to pay dividends on the common stock.

DETERMINATION OF EXERCISE PRICE

The Exercise Price was set at the closing price of our common stock on the trading day that next preceded our public announcement that we had commenced a consent solicitation with respect to our 11.5% Senior Secured Notes relating to the contemplated private placement of $24,000,000 of preferred stock. In considering whether or not to exercise rights, you should consider that the recent trading prices of our common stock have been below the Exercise Price, and we can provide no assurances with respect to any future trading prices of our common stock.

PLAN OF DISTRIBUTION

We intend to issue subscription rights and distribute copies of this Prospectus to those persons who are holders of common stock as of the Record Date of 5:00 p.m. New York City time, on December 30, 2006. Upon completion of the rights offering, we intend to issue shares of our common stock directly to those persons who properly exercised their subscription rights prior to the Expiration Date. There is no established public market for the common stock. Our common stock is not listed on any exchange, and we do not intend to apply for any listing. Our common stock has been traded in an over-the-counter market on the “pink sheets” under the symbol “VKSC” and trading on such market is highly illiquid and volatile. The Company is not applying for listing of the subscription rights on any exchange or dealer quotation system, and we cannot provide any assurances that holders of subscription rights will be able to transfer their subscription rights on an over-the-counter bulletin board or the pink sheets.

Certain of our employees, officers or directors may solicit responses from you to the rights offering, but such individuals will not receive any commissions or compensation for such services other than their normal employment compensation.

We have not agreed to enter into any standby or other arrangements to purchase any rights or any shares of common stock. In addition, we have not entered into any agreements regarding stabilization activities with respect to our securities.

We will pay the fees of American Stock Transfer & Trust Company, the subscription agent, which are estimated to be approximately $15,000. We will also reimburse the subscription agent for any out-of-pocket expenses. In addition, we have engaged Aegis Capital Management, Inc. to act as our registered broker/dealer in New Hampshire and Illinois. Aegis Capital Management, Inc. will receive customary compensation for serving as a broker/dealer in such states, but will not be entitled to any discounts or commissions. We estimate that our total expenses in connection with the rights offering, including fees and expenses of the subscription agent, will be approximately $140,000.

CAPITALIZATION

The following table sets forth our unaudited cash and cash equivalents, debt and total capitalization as of September 30, 2006. The table also sets forth this information on a pro forma basis, as of September 30, 2006, (i) showing the effect of the sale of Series A Preferred Stock and the use of the proceeds to, among other things, reduce our debt and (ii) assuming the completion of a fully-subscribed rights offering for cash proceeds of $24 million and the use of the proceeds of such rights offering to redeem shares of Series A Preferred Stock. This table should be read in conjunction with “Use of Proceeds,” “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the notes thereto included elsewhere in this prospectus.

	As of September 30, 2006
		Pro Forma
			Sale and Redemption
			of Series A
			Preferred Stock;
	Historical as	Sale of Series A	Completion of the
	Reported	Preferred Stock	Rights Offering
	(Dollars in millions)

Cash and cash equivalents (1)	$3.5	$13.5	$10.8
Debt:
Revolving Credit Facility (2)	14.0
11 1/2% Senior Subordinated Secured Notes due 2011 (3)	90.0	90.0	90.0
8% Senior Subordinated Notes due 2008	18.7	18.7	18.7
Other debt	1.1	1.1	1.1

Total debt	123.8	109.8	109.8
Preferred Stock Subject to Redemption		24.0
Stockholders’ (deficit)	(28.1)	(28.1)	(6.8)
Total capitalization	$99.2	$119.2	$113.8

(1)	As of September 30, 2006, cash equivalents and restricted cash of $0.2 million were invested in short-term investments. Redemption of Series A Preferred Stock includes payment of $2.7 million of dividends with cash from sources other than the proceeds of the rights offering.

(2)	We currently have a $20.0 million revolving credit facility in place with Wells Fargo Foothill.

(3)	Represents aggregate principal amount of 11.5% Senior Secured Notes as of September 30, 2006. The carrying value of the 11.5% Senior Secured Notes as of September 30, 2006 was $89.3 million.

(4)	Represents aggregate principal amount of the 8% Notes as of September 30, 2006 The carrying value of the 8% Notes as of September 30, 2006 was $15.8 million.

SELECTED FINANCIAL DATA

			Reorganized Company			Predecessor Company
	Nine Months Ended		Year Ended		April 3 to	January 1 to	Year Ended
	September 30,	September 30,	December 31,	December 31,	December 31,	April 2,	December 31,	December 31,
	2006	2005	2005	2004	2003	2003	2002	2001
	(In thousands, except for per share amounts)

Net sales	$158,647	$153,856	$203,769	$207,106	$152,408	$45,402	$183,577	$189,315
Operating income (loss)(1)	$7,311	6,384	8,038	11,558	(40,813)	(2,019)	(2,342)	(13,736)
Postretirement curtailment gain		668	(1,642)	(34,055)				(8,139)
Loss (gain) on early extinguishment of debt(2)				13,083		(153,946)
Reorganization expense					403	399	3,401
Gain on sales of discontinued operations								3,189
Net (loss) income(1)	($4,553)	218	(2,157)	25,317	(46,627)	151,873	(19,330)	(25,526)
Per share (loss) income from continuing operations
— basic	($0.45)	0.02	(0.22)	2.53	(4.49)	9.92	(1.26)	(1.88)
— diluted	($0.45)	0.02	(0.22)	2.33	(4.49)	9.92	(1.26)	(1.88)
Per share (loss) income from discontinued operations
— basic								0.21
— diluted								0.21
Per share net (loss) income
— basic	($0.45)	0.02	(0.22)	2.53	(4.49)	9.92	(1.26)	(1.67)
— diluted	($0.45)	0.02	(0.22)	2.33	(4.49)	9.92	(1.26)	(1.67)
Cash and equivalents	$3,513	22,767	11,904	30,255	23,160		27,700	25,540
Restricted cash	$3,266	3,244	3,251	3,461	26,245		28,347	26,558
Working capital	$33,159	55,049	45,920	61,399	52,201		(174,203)	(178,952)
Total assets	$203,542	206,221	197,840	213,432	212,093		218,681	234,028
Debt obligations:
Short-term debt(3)(4)(5)	$14,101	227	182	384	21,303		227,343	236,059
Long-term debt	$105,228	102,696	103,299	100,962	69,850		85	194
Stockholders’ (deficit)	($28,062)	(14,920)	(26,679)	(12,013)	(41,100)		(175,146)	(138,053)
Cash dividends	none	none	none	none	none	none	none	none

(1)	For a discussion on comparability of income from continuing operations and net income, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

(2)	SFAS No. 145 requires that gains and losses on debt extinguishment will no longer be classified as extraordinary for fiscal years beginning after May 15, 2002. The prior period extraordinary item in 2003 was reclassified in the consolidated statements of operations.

(3)	Year 2002 includes $163,060 of debt classified as current liabilities subject to compromise on the balance sheet.

(4)	Years 2002 and 2001 include $64,106 and $72,855, respectively of long-term debt reclassified to current due to covenant restrictions.

(5)	Year 2001 includes the current portion of long-term debt.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Results of Operations

Company Overview

We are a worldwide leader in the manufacture and sale of cellulosic, fibrous and plastic casings for the processed meat industry. We currently operate eight manufacturing facilities and eight distribution centers throughout North America, Europe and South America and we derive approximately 62% of total net sales from customers located outside the United States. We believe we are one of the two largest manufacturers of non-edible cellulose casings for small-diameter processed meats and one of the three largest manufacturers of non-edible fibrous casings. In 2006, we re-entered the market for the manufacture and sale of heat-shrinkable plastic bags for the meat, poultry and cheese industry. Our management believes that the factors most critical to the success of our business are:

•	maintaining and building upon our reputation for providing a high level of customer and technical services;

•	maintaining and building upon our long-standing customer relationships, many of which have continued for decades;

•	developing additional sources of revenue through new products and services;

•	penetrating new regional markets; and

•	continuing to streamline our cost structure.

Our net sales are driven by consumer demand for meat products and the level of demand for casings by processed meat manufacturers, as well as the average selling prices of our casings. Specifically, demand for our casings is dependent on population growth, overall consumption of processed meats and the types of meat products purchased by consumers. Average selling prices are dependent on overall supply and demand for casings and our product mix.

Our cellulose and fibrous casing extrusion operations are capital-intensive and are characterized by high fixed costs. Our plastic casing extrusion and finishing operations are characterized by relatively high labor costs. The industry’s operating results have historically been sensitive to the global balance of capacity and demand. The industry’s extrusion facilities produce casings under a timed chemical process and operate continuously. We believe that the industry’s current output is in the process of balancing with global demand and the recent downward trend in casing prices has stabilized during the past few years.

Our contribution margin varies with changes in selling price, input material costs, labor costs and manufacturing efficiencies. The total contribution margin increases as demand for our casings increases. Our financial results benefit from increased volume because we do not have to increase our fixed cost structure in proportion to increases in demand. For certain products, we operate at near capacity in our existing facilities. We regularly evaluate our capacity and projected market demand. During 2005, the Company announced that we were restarting extrusion capacity at our Thâon-les-Vosges, France facility. The Company made the decision to selectively increase our extrusion capacity through the restart of Thâon-les-Vosges, France extrusion capacity to meet the worldwide demand for small-diameter casing. This capacity came on-line during the fourth quarter of 2005.

We operate in a competitive environment. During the mid-1990’s, we experienced significant pricing pressure and volume loss with the entrance of a foreign competitor into the United States market. The market for cellulosic casings experienced declines in selling price over the last ten years; we believe selling price has stabilized over the past few years and in 2006 industry prices have begun to increase. Our overall market volume has expanded during this period; however, our financial performance generally moves in direct relation to our average selling price.

We have continued to reduce our fixed cost structure in response to market and economic conditions. Since 1998, we have reduced annual fixed costs by approximately $40.0 million by:

•	closing our Chicago, Illinois plant and selling the facility;

•	reconfiguring our Loudon, Tennessee, Thâon-les-Vosges, France and Beauvais, France plants;

•	discontinuing our Nucel® operations;

•	closing our Lindsay, Ontario, Canada facility;

•	transfer of the finishing operating from Kentland, Indiana to Monterrey, Mexico; and

•	reducing the number of employees by approximately 30%.

Comparison of Results of Operations for the Fiscal Quarters Ended September 30, 2006 and September 30, 2005

The following discussion compares the results of operations for the fiscal quarter ended September 30, 2006 to the results of operations for the fiscal quarter ended September 30, 2005. We have provided the table below in order to facilitate an understanding of this discussion. The table (dollars in millions) is as follows:

	Three Months	Three Months	%
	Ended	Ended	Change
	September 30,	September 30,	Over
	2006	2005	2005

NET SALES	$54.7	$52.2	4.6%
COST AND EXPENSES
Cost of sales	44.5	41.8	5.9%
Selling, general and administrative	7.9	7.3	7.9%
Amortization of intangibles	.1	.1	(0.9)%
Restructuring expense	.5		100.0%

OPERATING INCOME	1.7	3.0	(77.3)%
Interest income	.0	.2	(365.9)%
Interest expense	3.7	3.2	13.0%
Post-retirement benefits curtailment gain		(.7)	NM
Other expense (income), net	.7	(.8)	NM
Income tax provision (benefit)	.3	(2.2)	NM

NET (LOSS) INCOME	$(3.0)	$(3.6)	NM

Net Sales.  Our net sales for the third quarter of 2006 were $54.7 million, which represents an increase of $2.5 million or 4.6% over the comparable prior quarter. Net sales benefited $0.7 million due to volume, $1.5 million due to foreign currency translation, and $0.3 million due to price and mix. Our net sales have been affected by our transition to our Monterrey, Mexico finishing facility; sales volume would have been higher if the relocation of certain machinery and equipment were not taking place. The Company expects to benefit from the transition of finishing to Mexico.

Cost of Sales.  Cost of sales for third quarter of 2006 increased 5.9% from the prior year due to increased sales level for the same period. The increase can also be attributed to an increase in raw materials, labor costs, and costs associated with the start-up of the Monterrey, Mexico finishing facility offset by operating efficiencies and a $1.9 million reduction from the elimination of certain postretirement medical benefits. Start-up costs associated with the Monterrey, Mexico finishing facility were approximately $1.7 million during the third quarter of 2006. Cost of sales for the third quarter of 2006 includes higher than normal costs in the Monterrey and Kentland facilities; these costs were not classified as start-up costs.

Selling, General and Administrative Expenses.  Selling, general and administrative expenses increased $0.7 million during the third quarter of 2006 as compared to the third quarter of 2005. Selling, general and administrative expenses in the third quarter of 2006 include start-up expense for our Monterrey, Mexico facility of $1.1 million offset by reductions from our continuous cost saving programs.

Restructuring Expenses.  Restructuring expenses of $0.5 million in the third quarter of 2006 resulted from approved plans to reduce headcount to address the Company’s competitive environment.

Operating Income.  The operating income for the third quarter of 2006 was $1.7 million, representing a decrease of $1.3 million from the prior year. The decrease in the operating income resulted primarily from increased restructuring expenses and increased costs associated with the start-up of the Monterrey, Mexico finishing facility.

Interest Expense.  Interest expense, net of interest income, for the third quarter of 2006 was $3.7 million, representing an increase of $0.7 million compared to the prior year period. The increase is primarily from higher interest expense on the paid-in-kind debt, interest on borrowings under our Revolving Credit Facility and reductions in the amount of capitalized interest charged to our capital projects and interest income.

Other Expense (Income).  Other expense for the third quarter of 2006 was $0.7 million compared to other income of $0.8 million for the third quarter of 2005. The increase in other expense consists principally of an increase in the net loss related to foreign currency transactions.

Income Tax Provision (Benefit).  An income tax provision of $0.3 million was recognized on the loss before income taxes of $2.8 million for the third quarter of 2006 resulting principally from an income tax provision for income earned by foreign subsidiaries.

Primarily as a result of the factors discussed above, net loss was $3.0 million for the third quarter of 2006 compared to net income of $3.6 million for comparable prior year period.

Comparison of Results of Operations for the Nine Months Ended September 30, 2006 and September 30, 2005

The following discussion compares the results of operations for the nine months ended September 30, 2006 to the results of operations for the nine months ended September 30, 2005. We have provided the table below in order to facilitate an understanding of this discussion. The table (dollars in millions) is as follows:

	Nine Months	Nine Months	%
	Ended	Ended	Change
	September 30,	September 30,	Over
	2006	2005	2005

NET SALES	$158.6	$153.9	3.0%
COST AND EXPENSES
Cost of sales	127.3	122.8	3.5%
Selling, general and administrative	22.6	21.7	4.1%
Amortization of intangibles	.3	.5	(44.4)%
Restructuring expense	.9	2.2	(130.5)%

OPERATING INCOME	7.4	6.7	10.3%
Interest income	.2	.5	(190.4)
Interest expense	10.3	9.5	8.6%
Post-retirement benefits curtailment gain		(.7)	NM
Other expense (income), net	.9	.0	97.7%
Income tax provision (benefit)	.7	(1.9)	NM

NET (LOSS) INCOME	$(4.4)	$.2	NM

Net Sales.  Our net sales for the first nine months of 2006 were $158.6 million, which represents an increase of $4.7 million, or 3.0%, from the comparable prior year nine-month period. Net sales benefited $5.2 million from an increase in volume and $0.3 million due to foreign currency translation gain offset by a $0.8 million decrease due to price and mix. Our net sales have been affected by our transition to our Monterrey, Mexico finishing facility; sales volume would have been higher if the relocation of certain machinery and equipment were not taking place. The Company expects to benefit from the transition of finishing to Mexico.

Cost of Sales.  Cost of sales for the first nine months of 2006 increased 3.5% from the comparable prior year nine-month period, but remained level as a percent of net sales (80% in both 2005 and 2006). The increase can be attributed to an increase in raw materials, labor costs, and costs associated with the start-up of the Monterrey, Mexico finishing facility offset by operating efficiencies and a $5.9 million reduction from the elimination of certain postretirement medical benefits. Start-up costs associated with the Monterrey, Mexico finishing facility were approximately $2.4 million during the first nine months of 2006. Cost of sales for the first nine months of 2006 includes higher than normal costs in the Monterrey and Kentland facilities; these costs were not classified as start-up costs.

Selling, General and Administrative Expenses.  Selling, general and administrative expenses increased $2.7 million for the first nine-months of 2006 to $44.5 million as compared to the first nine-months of 2005. Selling, general and administrative expenses in the first nine-months of 2006 include start-up expense of our Monterrey, Mexico facility of $2.9 million offset by reductions from our continuous cost saving programs.

Operating Income.  The operating income for the first nine months of 2006 was $7.4 million, representing an increase of $0.7 million from the prior year first nine months. The increase in the operating income resulted primarily of decreased restructuring expenses offset by higher selling, general, and administrative expenses. Operating income for the first nine months of 2005 includes a restructuring charge of $2.2 million of which $1.7 million was related to one-time employee costs related to our transfer of Kentland, Indiana finishing operations to Monterrey, Mexico. Operating income the first nine months of 2006 includes a restructuring charge of $0.9 million.

Interest Expense.  Interest expense, net of interest income, for the first nine months of 2006 was $10.1 million, or an increase of $1.1 compared to the prior year period. The increase is primarily higher interest expense on the paid-in-kind debt, interest on borrowings under our Revolving Credit Facility and from a $0.4 million reduction in capitalized interest charged to our capital projects.

Other Expense.  Other expense of approximately $0.9 million for the first nine months of 2006 consists principally of a $0.5 million related to expenses for strategic planning initiatives.

Income Tax Provision.  During 2006, an income tax provision of $0.7 million was recognized on the loss before income taxes of $3.8 million resulting principally from an income tax provision for income earned by our foreign subsidiaries.

Primarily as a result of the factors discussed above, net loss for the first nine months of 2006 was $4.4 million compared to net income of $0.2 million for the first nine months of 2005.

Comparison of Results of Operations for Years Ended December 31, 2005, 2004 and 2003.

The following discussion compares the results of operations for the fiscal year ended December 31, 2005 to the results of operations for the fiscal year ended December 31, 2004, and compares the results of operations for the fiscal year ended December 31, 2004 to the results of operations for the fiscal year ended December 31, 2003. We have provided the table below in order to facilitate an understanding of this discussion. The table shows our results of operations for the 2005, 2004 and 2003 fiscal years. We emerged from bankruptcy on April 3, 2003. We adopted fresh-start accounting in accordance with SOP-97 and reflected the adoption in the consolidated financial statements in 2003. Accordingly, the results of operations for 2003 include the combined income statement activity of the Company for the 2003 periods prior to and following our emergence from bankruptcy on April 3, 2003, and therefore are not intended to be a presentation in accordance with accounting principles generally accepted in the United States. The table (dollars in millions) is as follows:

	Year Ended	% Change	Year Ended	% Change	Year Ended
	December 31,	Over	December 31,	Over	December 31,
	2005	2004	2004	2003	2003

NET SALES	$203.8	(1.6)%	$207.1	4.7%	$197.8
COST AND EXPENSES
Cost of sales	164.1	(0.2)%	164.5	4.1%	$158.0
Selling, general and administrative	29.0	(1.1)%	29.3	(12.6)%	$33.6
Amortization of intangibles	.6	(42.5)%	1.1	(17.6)%	$1.3
Restructuring expense	2.0	203.0%	.7	(30.0)%	$1.0
Asset writedown				NM	$46.8

OPERATING INCOME (LOSS)	8.0	(30.5)%	11.6	(127.0)%	(42.8)
Interest income	(.7)	23.5%	(.6)	(31.1)%	$(.8)
Interest expense	12.9	(2.1)%	13.2	14.1%	$11.6
Other expense (income), net	.1	NM	(.8)	(85.8)%	$(5.3)
Postretirement benefits curtailment gain	(1.6)	(95.2)%	(34.1)	NM
Loss (gain) on early extinguishment of debt			13.1	NM	$(153.9)
Reorganization expense				NM	$.8
Income tax (benefit)	(.5)	(90.1)%	(4.6)	1392.3%	$(.3)

NET (LOSS) INCOME	$(2.2)	(108.5)%	$25.3	(75.9)%	$105.2

NM	= Not meaningful when comparing positive to negative numbers or to zero.

2005 Versus 2004

Net Sales.  Our net sales for 2005 were $203.8 million, which represents a decrease of $3.3 million or 1.6% from the comparable prior year. Net sales benefited $2.8 million due to foreign currency translation gains, offset by a $3.1 million decrease due to price and mix and a $3.0 million decrease from volume.

Cost of Sales.  Cost of sales for 2005 decreased 0.2% from the comparable prior year period. However, cost of sales increased as a percent of net sales (from 79.4% in 2004 to 80.5% in 2005). The increase as a percent of sales can be attributed to an increase in energy, raw material and labor costs offset by operating efficiencies and a $1.7 million reduction from the elimination of certain postretirement medical benefits.

Selling, General and Administrative Expenses.  We were able to reduce selling, general and administrative expenses from $29.3 million in 2004 to $29.0 million in 2005. This can be attributed to reductions from continuous cost saving programs, internal reorganizations that occurred in both March 2004 and January 2005, and elimination of certain postretirement benefits that were effective as of December 31, 2004. Additionally, in 2004 there was an unusual income benefit of $0.4 million consisting of a reversal of a legal liability recorded in fresh-start accounting that has been settled.

Operating Income.  The operating income for 2005 was $8.0 million, representing a decrease of $3.6 million from the prior year. The decrease in the operating income resulted primarily from increased restructuring expenses and lower gross margin, which were partially offset by improvements in selling, general and administrative expenses. Operating income for 2005 includes a restructuring charge of $2.0 million of which $1.8 million was related to one-time employee costs related to our transfer of Kentland, Indiana finishing operations to Monterrey, Mexico. Operating income for 2004 includes a restructuring charge of

$0.7 million, offset by a reversal of an unusual income benefit of $0.4 million consisting of a reversal of a legal liability recorded in fresh-start accounting that has been settled.

Interest Expense.  Interest expense, net of interest income, for 2005 was $12.2 million, representing a decrease of $0.4 million. The decrease is primarily a result of a $0.8 million increase in capitalized interest related to our capital projects.

Other (Income) Expense.  Other expense of approximately $0.1 million for 2005 consists principally of a $0.2 million net loss related to foreign currency translation, a $0.6 million write-off of corporate office leasehold assets and a gain of $0.6 on sales of unrelated securities. Other income for 2004 of $0.8 million consists principally of a $1.5 million net gain related to foreign currency translation.

Gain on Curtailment.  The Company will terminate postretirement health care medical benefits for all active employees and retirees in the United States who are covered by a collective bargaining agreement as of December 31, 2006. A $0.7 million gain on the curtailment of these postretirement health care benefits was recognized during the third quarter of 2005. A $0.9 million gain on the curtailment of the pension benefits associated with the Kentland, Indiana plant shutdown was recognized on December 31, 2005.

Income Tax (Benefit).  During 2005, an income tax benefit of $0.5 million was recognized on the loss before income taxes of $2.6 million resulting principally from a $2.3 million benefit from the settlement of a Canadian tax issue and a provision for the results of operations of foreign subsidiaries.

Primarily as a result of the factors discussed above, net loss was $2.2 million compared to net income of $25.3 million for 2004.

2004 versus 2003

Net Sales.  Our net sales for 2004 were $207.1 million, which represents an increase of $9.3 million or 4.7% from the predecessor period January 1 through April 2, 2003 and reorganized period April 3, 2003 through December 31, 2003. Net sales benefited $1.7 million from volumes in the casings market and $10.3 million due to translation, offset by a $2.7 million decrease due to price and mix.

Cost of Sales.  Cost of sales increased 4.1% over the prior year due to the increased sales level for the same period, and decreased as a percent of sales (from 79.9% in 2003 to 79.4% in 2004). The decrease as a percent of sales can be attributed to favorable plant absorption offset by slightly higher expenditures.

Selling, General and Administrative Expenses.  We were able to reduce selling, general and administrative expenses from 17.0% of sales in 2003 to 14.1% in 2004. This can be attributed to reductions in overall spending and internal reorganizations that occurred in July 2003 and March 2004, which reduced employee costs. Additionally, in the first quarter of 2004 there was an unusual income benefit of $0.4 million consisting of a reversal of a legal liability recorded in fresh-start accounting that has been settled.

Operating Income.  The operating income for 2004 was $11.6 million, representing an improvement of $54.4 million from the prior year period. The improvement in the operating income resulted primarily the absence of the $46.8 million charge for asset writedown and goodwill impairment incurred in 2003, a $4.1 million decrease in depreciation during 2004 versus 2003 and lower employee costs, reduced selling, general and administrative expenses. Operating income in 2004 includes a restructuring charge of $0.8 million, offset by a reversal of $0.1 million for the 2003 restructuring, in keeping with our strategy to streamline our cost structure. Also included in the 2004 operating income is an unusual income benefit of $0.4 million consisting of a reversal of a legal liability recorded in fresh-start accounting that has been settled.

Interest Expense.  Interest expense, net of interest income, for 2004 totaled $12.6 million, which represented an increase of $1.8 million from the $10.8 million for the comparable period of the prior year predecessor and reorganized periods. The increase is principally due to the interest expense of $1.8 million on the 8% Notes during the first quarter of 2004 which was absent in the prior predecessor period ended April 2, 2003.

Other (Expense) Income.  Other income of approximately $0.8 million for 2004 consists principally of a $1.4 million gain for foreign exchange gains and losses, and a $0.5 million loss on the disposal of property held for sale. Other income in 2003 of $5.3 million for the prior year predecessor and reorganized periods consists principally of a $4.8 million gain for foreign currency gains and losses and a $0.5 million gain associated with the disposal of property held for sale in 2003.

Gain on Curtailment.  We terminated postretirement health care medical benefits as of December 31, 2004 for all active employees and retirees in the United States who were not covered by a collective bargaining agreement. We recognized a $34.1 million gain on the curtailment of these postretirement health care benefits.

Loss on Early Retirement of Debt.  The loss on debt extinguishment for 2004 of $13.1 million consists of the losses from the early retirement of $55.5 million of the 8% Notes and of the early termination of the GECC capital lease. The 8% Notes were purchased at a discount to the principal amount; however, the purchase price exceeded the carrying value of the 8% Notes as established in fresh-start accounting. The gain on debt extinguishment for the period from January 1 through April 2, 2003 of $153.9 million consisted of the elimination of the old senior debt of $163.1 million, a gain on the elimination of the accrued interest on the debt of $25.1 million, a loss on the establishment at fair market value of the 8% Notes of $33.2 million and a loss on the fair market value of the new equity at $1.0 million.

Reorganization Expense.  The 2003 reorganization expenses of $0.8 million consist principally of fees for legal, financial advisory and professional services incurred due to the Chapter 11 proceeding.

Income Tax Benefit.  During 2004, a tax benefit of $4.6 million was recognized on the income before income taxes of $20.8 million resulting principally from the recalculation of deferred tax liabilities and a provision for results of operations of foreign subsidiaries.

Primarily as a result of the factors discussed above, income for 2004 was $25.3 million compared to net income of $105.2 million for the predecessor and reorganized periods of 2003.

Effect of Changes in Exchange Rates

In general, our results of operations are affected by changes in foreign exchange rates. Subject to market conditions, we price our products in our foreign operations in local currencies, with the exception of the Brazilian export market and the U.S. export markets, which are priced in U.S. dollars. As a result, a decline in the value of the U.S. dollar relative to the local currencies of profitable foreign subsidiaries can have a favorable effect on our profitability, and an increase in the value of the U.S. dollar relative to the local currencies of profitable foreign subsidiaries can have a negative effect on our profitability. Exchange rate fluctuations increased comprehensive income by $2.8 million in 2006 and decreased comprehensive income by $3.1 million for the comparable period in 2005.

Liquidity and Capital Resources

Cash and cash equivalents decreased by $8.4 million during the first nine months of 2006. Cash flows used in operating activities were $14.0 million and used in investing activities were $8.6 million. Cash flows provided by financing activities were $13.8 million. Cash flows used in operating activities were principally attributable to net loss, increase in working capital, decrease in deferred taxes and postretirement curtailment gain offset by depreciation and amortization, non-cash interest and foreign translation losses. Cash flows used in investing activities were principally attributable to capital expenditures. Cash flows provided by financing activities principally consisted of borrowings under our Revolving Credit Facility.

As of September 30, 2006 the Company had positive working capital of approximately $33.1 million including restricted cash of $3.3 million, with additional amounts available under its Revolving Credit Facility.

As of November 8, 2006, following the completion of the Company’s Series A Preferred Stock issuance, the Company had no borrowings under its Revolving Credit Facility and had availability in excess of $14.0 million with respect to its Revolving Credit Facility.

We are in the process of restructuring our finishing operations by relocating finishing operations from our facility in Kentland, Indiana to a facility in Mexico. We expect to substantially complete the move by the end of 2006 and to incur start-up costs through the first quarter of 2007. The relocation of the finishing operations has been funded by use of cash, cash equivalents and borrowing under our Revolving Credit Facility and equity proceeds.

As a result of the Company’s move to Mexico for the production of certain products, an evaluation of the realizability of certain of its facilities and other fixed assets will be completed in the fourth quarter of 2006. This evaluation could result in a non-cash charge to earnings at that time.

On June 29, 2004, the Company issued $90.0 million of 11.5% Senior Secured Notes due 2011 and 90,000 warrants to purchase an aggregate of 805,230 shares of common stock of the Company. The 11.5% Senior Secured Notes have a maturity date of, and the New Warrants expire on, June 15, 2011. Interest on the 11.5% Senior Secured Notes is payable semi-annually in cash on June 15 and December 15 of each year. Also on June 29, 2004, the Company entered into a Loan and Security Agreement (“Loan and Security Agreement”) and related documentation with respect to the Revolving Credit Facility that provides for loans of up to $20.0 million.

The 11.5% Senior Secured Notes will be guaranteed on a senior secured basis by all of our future domestic restricted subsidiaries that are not Immaterial Subsidiaries (as defined). The 11.5% Senior Secured Notes and the related guarantees (if any) are secured by substantially all of the tangible and intangible assets of the Company and guarantor subsidiaries (if any); and includes the pledge of the capital stock directly owned by the Company or the guarantors; provided that no such pledge will include more than 65% of any foreign subsidiary directly owned by the Company or the guarantor. The Indenture and the security documents related thereto provide that, to the extent that any rule is adopted, amended or interpreted that would require the filing with the SEC (or any other governmental agency) of separate financial statements for any of our subsidiaries due to the fact that such subsidiary’s capital stock secures the Notes, then such capital stock will automatically be deemed not to be part of the collateral securing the Notes to the extent necessary to not be subject to such requirement. In such event, the security documents may be amended, without the consent of any holder of Notes, to the extent necessary to release the liens on such capital stock.

With limited exceptions, the 11.5% Senior Secured Notes require that the Company maintain a minimum annual level of EBITDA calculated at the end of each fiscal quarter as follows:

Fiscal quarter ending	Amount

September 30, 2004 through September 30, 2006	$16.0 million
December 31, 2006 through September 30, 2008	$15.0 million
December 31, 2008 and thereafter	$20.0 million

unless the sum of (i) unrestricted cash of the Company and its restricted subsidiaries as of such day and (ii) the aggregate amount of advances that the Company is actually able to borrow under the Revolving Credit Facility on such day (after giving effect to any borrowings thereunder on such day) is at least $10.0 million. The Company was in compliance with the minimum annual level of EBITDA as of September 30, 2006.

The 11.5% Senior Secured Notes limit the ability of the Company to: (i) incur additional indebtedness; (ii) pay dividends, redeem subordinated debt, or make other restricted payments; (iii) make certain investments or acquisitions; (iv) issue stock of subsidiaries; (v) grant or permit to exist certain liens; (vi) enter into certain transactions with affiliates; (vii) merge, consolidate, or transfer substantially all of our assets; (viii) incur dividend or other payment restrictions affecting certain subsidiaries; (ix) transfer, sell or acquire assets, including capital stock of subsidiaries; and (x) change the nature of our business.

At any time prior to June 15, 2008, the Company may redeem, at its option, some or all of the 11.5% Senior Secured Notes at a make-whole redemption price equal to the greater of (i) 100% of the aggregate principal amount of the 11.5% Senior Secured Notes being redeemed and (ii) the sum of the present values of 105 3/4% of the aggregate principal amount of such 11.5% Senior Secured Notes and scheduled payments of interest on such 11.5% Senior Secured Notes to and including June 15, 2008, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points, together with, in each case, accrued and unpaid interest and additional interest, if any, to the date of redemption. The make-whole redemption price as of September 30, 2006 is approximately 116%.

On or after June 15, 2008, the Company may redeem, at its option, some or all of the 11.5% Senior Secured Notes at the following redemption prices, plus accrued and unpaid interest to the date of redemption:

For the periods below	Percentage

On or after June 15, 2008	105 3/4%
On or after June 15, 2009	102 7/8%
On or after June 15, 2010	100%

Prior to June 15, 2007, the Company may redeem, at its option, up to 35% of the aggregate principal amount of the 11.5% Senior Secured Notes with the net proceeds of any equity offering at 111 1/2% of their principal amount, plus accrued and unpaid interest to the date of redemption, provided that at least 65% of the aggregate principal amount of the 11.5% Senior Secured Notes remains outstanding immediately following the redemption.

Within 90 days after the end of each fiscal year ending in 2006 and thereafter, for which the Company’s Excess Cash Flow (as defined) was greater than or equal to $2.0 million, the Company must offer to purchase a portion of the 11.5% Senior Secured Notes at 101% of principal amount, together with accrued and unpaid interest to the date of purchase, with 50% of our Excess Cash Flow from such fiscal year (“Excess Cash Flow Offer Amount”); except that no such offer shall be required if the Revolving Credit Facility prohibits such offer from being made because, among other things, a default or an event of default is then outstanding thereunder. The Excess Cash Flow Offer Amount shall be reduced by the aggregate principal amount of 11.5% Senior Secured Notes purchased in eligible open market purchases as provided in the indenture. We do not expect that there will be any Excess Cash Flow (as defined) for the 2006 fiscal year.

If the Company undergoes a change of control (as defined), the holders of the 11.5% Senior Secured Notes will have the right to require the Company to repurchase their 11.5% Senior Secured Notes at 101% of their principal amount, plus accrued and unpaid interest to the date of purchase.

If the Company engages in asset sales, it must either invest the net cash proceeds from such sales in its business within a certain period of time (subject to certain exceptions), prepay indebtedness under the Revolving Credit Facility (unless the assets that are the subject of such sales are comprised of real property, fixtures or improvements thereon or equipment) or make an offer to purchase a principal amount of the 11.5% Senior Secured Notes equal to the excess net cash proceeds. The purchase price of each 11.5% Senior Secured Note so purchased will be 100% of its principal amount, plus accrued and unpaid interest to the date of purchase.

On November 7, 2006, the Company entered into a first supplemental indenture to amend the provisions of the 11.5% Senior Secured Notes indenture. Pursuant thereto, the indenture was amended (i) to permit the issuance and redemption of $24.0 million of Series A Preferred Stock, (ii) to permit the offering of $24.0 million of common stock by the Company in connection with and to redeem the Series A Preferred Stock, (iii) to modify the definitions of Consolidated Net Income, Permitted Indebtedness and Permitted Investment, (iv) to reduce the minimum annual level of EBITDA for the fiscal quarters ending December 31, 2006 through September 30, 2008 from $16.0 million to $15.0 million, (v) to modify the proviso that such minimum annual level of EBITDA covenant is in effect only when the amount of unrestricted cash and availability under the Revolving Credit Facility is below $10.0 million, (vi) to revise the required reporting to holders, (vii) to modify the Consolidated Net Worth and Fixed Charge Coverage Ratio requirement related to a merger, consolidation or sale of assets and (viii) to permit the possible issuance of additional 11.5% Senior Secured Notes to refinance the 8% Senior Subordinated Secured Notes due December 1, 2008 (8% Notes).

The Revolving Credit Facility contains various covenants which restrict the Company’s ability to, among other things, incur indebtedness, enter into mergers or consolidation transactions, dispose of assets (other than in the ordinary course of business), acquire assets, make certain restricted payments, prepay any of the 8% Notes at a purchase price in excess of 90% of the aggregate principal amount thereof (together with accrued and unpaid interest to the date of such prepayment), create liens on our assets, make investments, create guarantee obligations and enter into sale and leaseback transactions and transactions with affiliates, in each case subject to permitted exceptions. The Revolving Credit Facility also requires that we comply with various financial covenants, including meeting a minimum EBITDA requirement and limitations on capital expenditures in the event our usage of the Revolving Credit Facility exceeds 30% of the facility amount. The Company was in compliance with the minimum EBITDA and permitted capital expenditures covenants as of September 30, 2006.

The Revolving Credit Facility also requires payment of a prepayment premium in the event that it is terminated prior to maturity. The prepayment premium, as a percentage of the $20.0 million facility amount, is 1% through June 29, 2007.

Borrowings under the Loan and Security Agreement governing the Revolving Credit Facility are subject to a formula based on percentages of eligible domestic receivables and eligible domestic inventory. Under the Revolving Credit Facility, we will be able to choose between two per annum interest rate options: (i) the lender’s prime rate and (ii) LIBOR plus a margin currently set at 2.25% (which margin will be subject to performance based increases up to 2.50% and decreases down to 2.00%); provided that the minimum interest rate shall be at least equal to 3.00%. Letter of credit fees will be charged a per annum rate equal to the then applicable LIBOR rate margin less 50 basis points. The Revolving Credit Facility also provides for an unused line fee of 0.375% per annum.

Indebtedness under the Revolving Credit Facility is secured by liens on substantially all of the Company’s and the Company’s domestic subsidiaries’ assets, with liens: (i) on inventory, accounts receivable, lockboxes, deposit accounts into which payments are deposited and proceeds thereof, which will be contractually senior to the liens securing the 11.5% Senior Secured Notes and the related guarantees pursuant to an intercreditor agreement; (ii) on real property, fixtures and improvements thereon, equipment and proceeds thereof, which will be contractually subordinate to the liens securing the 11.5% Senior Secured Notes and such guarantees pursuant to such intercreditor agreement; (iii) on all other assets, which will be contractually pari passu with the liens securing the 11.5% Senior Secured Notes and such guarantees pursuant to such intercreditor agreement.

On November 7, 2006, the Company entered into an amendment of the Revolving Credit Facility. Pursuant thereto, the Revolving Credit Facility was amended (i) to permit the issuance and redemption of $24.0 million of Series A Preferred Stock, (ii) to permit the offering of $24.0 million of common stock by the Company in connection with and to redeem the Series A Preferred Stock, (iii) to add or modify the definitions of Maquiladora, Maquila Program, Capital Expenditures, Notes and Permitted Investments, (iv) to increase the amount of the existing Permitted Investment and Permitted Indebtedness baskets, and (v) to permit the issuance of additional 11.5% Senior Secured Notes to refinance the 8% Notes.

The 8% Notes bear interest at a rate of 8% per year, and accrue interest from December 1, 2001, payable semi-annually (except annually with respect 2005 and quarterly with respect to 2006), with interest payable in the form of 8% Notes (paid-in-kind) through 2004. Interest for 2005 and 2006 will be payable in cash to the extent of available cash flow, as defined, and the balance in the form of 8% Notes (paid-in-kind). For the year ended December 31, 2005 and the three quarters ended September 30, 2006, interest on the 8% Notes was paid entirely in the form of 8% Notes (paid-in-kind). We expect to pay all of the interest payable in 2006 in the form of 8% Notes (paid-in-kind). Thereafter, interest will be payable in cash. The 8% Notes mature on December 1, 2008.

On June 29, 2004, the holders contractually subordinated the Company’s obligations under the 8% Notes to obligations under certain indebtedness, including the 11.5% Senior Secured Notes and the Revolving Credit Facility. The carrying amount of the 8% Notes outstanding at September 30, 2006 is $15.8 million.

The 8% Notes were valued at market in fresh-start accounting. The discount to face value is being amortized using the effective-interest rate methodology through maturity with an effective interest rate of

10.46%. The following table summarizes the carrying value (in thousands) of the 8% Notes at December 31 assuming interest through 2006 is paid in the form of 8% Notes (paid-in-kind):

	2006	2007

8% Subordinated Notes
Principal	$18,684	$18,684
Discount	(2,283)	(1,148)

Carrying Value	$16,401	$17,536

Letters of credit in the amount of $2.4 million were outstanding under letter of credit facilities with commercial banks, and were cash collateralized at September 30, 2006.

We finance our working capital needs through a combination of internally generated cash from operations, cash on hand and our Revolving Credit Facility. The availability of funds under the Revolving Credit Facility is subject to the Company’s compliance with certain covenants, borrowing base limitations measured by accounts receivable and inventory of the Company, and reserves that may be established at the discretion of the lender.

We are in the process of restructuring our finishing operations by relocating finishing operations from our facility in Kentland, Indiana to a facility in Mexico. We expect to substantially complete the move by the end of 2006. The relocation of the finishing operations is intended to lower costs and optimize operations. The total cost of the restructuring, exclusive of capital expenditures, is expected to be approximately $16.0 million, substantially all of which will result in cash expenditures. We also expect to make capital expenditures of approximately $10.0 million in connection with the restructuring, and as of September 30 2006, we have made capital expenditures of approximately $9.6 million. We began to incur these costs and capital expenditures in the second quarter of 2005 and expect to continue to incur them through the first quarter of 2007. We believe that the restructuring will yield annual operating cost reductions of between $7.0 million and $8.0 million when the Mexico relocation is complete.

Capital expenditures for the first nine months of 2006 and the first nine months for 2005 totaled $8.7 million and $9.8 million, respectively. The 2006 capital expenditures are principally related to the relocation of finishing operations to Mexico.

During the first nine months of 2006, we spent approximately $1.8 million on research and development programs, including product and process development, and on new technology development. The 2006 research and development and product introduction expenses are expected to be approximately $2.8 million. Among the projects included in the current research and development efforts are specialty plastic films, Smoke Mastertm small diameter and fibrous casings, VISMOKEtm casings, VISCOATtm casings and the application of certain patents and technology for license by Viskase.

Pension and Postretirement Benefits

Our long-term pension and postretirement benefit liabilities totaled $50.7 million at September 30, 2006.

Expected annual cash contributions for pension and postretirement benefit liabilities are expected to be (in millions):

	2006	2007	2008	2009	2010

Pension	$12.5	$11.2	$9.1	$7.7	$7.3
Postretirement Benefits	0.9	0.2	0.1	0.1	0.1

Total	$13.4	$11.4	$9.2	$7.8	$7.4

Other

As of September 30, 2006, the aggregate maturities of debt(1) for each of the next five years are (in thousands):

	2006	2007	2008	2009	2010	Thereafter

Revolving Credit Facility	$14,027
11.5% Senior Secured Notes						$90,000
8% Subordinated Notes			$18,684
Other	74					1,019

	$14,101		$18,684			$91,019

(1)	The aggregate maturities of debt represent amounts to be paid at maturity and not the current carrying value.

Critical Accounting Policies

The preparation of financial statements includes the use of estimates and assumptions that affect a number of amounts included in the Company’s financial statements, including, among other things, pensions and other postretirement benefits and related disclosures, inventories valued under the last-in, first-out method, reserves for excess and obsolete inventory, allowance for doubtful accounts, restructuring charges and income taxes. Management bases its estimates on historical experience and other assumptions that it believes are reasonable. If actual amounts are ultimately different from previous estimates, the revisions are included in the Company’s results for the period in which the actual amounts become known. Historically, the aggregate differences, if any, between the Company’s estimates and actual amounts in any year have not had a significant effect on the Company’s consolidated financial statements.

Revenue Recognition

The Company’s revenues are recognized at the time products are shipped to the customer, under F.O.B. Shipping Point terms or under F.O.B. Port terms. Revenues are net of any discounts, rebates and allowances. The Company records all labor, raw materials, in-bound freight, plant receiving and purchasing, warehousing, handling and distribution costs as a component of cost of goods sold.

Allowance for Doubtful Accounts Receivable

Accounts receivable have been reduced by an allowance for amounts that may become uncollectible in the future. This estimated allowance is primarily based upon our evaluation of the financial condition of each customer, each customer’s ability to pay and historical write-offs.

Allowance for Obsolete and Slow Moving Inventories

Inventories are valued at the lower of cost or market. The inventories have been reduced by an allowance for slow moving and obsolete inventories. The estimated allowance is based upon management’s estimate of specifically identified items, the age of the inventory and historical write-offs of obsolete and excess inventories.

Deferred Income Taxes

Deferred tax assets and liabilities are measured using enacted tax laws and tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities due to a change in tax rates is recognized in income in the period that includes the enactment date. In addition, the amounts of any future tax benefits are reduced by a valuation allowance to the extent such benefits are not expected to be realized on a more likely than not basis.

Pension Plans and Other Postretirement Benefit Plans

Our North American operations have defined benefit retirement plans that cover substantially all salaried and full-time hourly employees who were hired on or prior to March 31, 2003 and a fixed defined contribution plan and a discretionary profit sharing plan that covers substantially all salaried and full-time hourly employees who were hired on or after April 1, 2003. Our operations in Germany have a defined benefit retirement plan that covers substantially all salaried and full-time hourly employees. Pension cost is computed using the projected unit credit method. The discount rate used approximates the average yield for high quality corporate bonds as of the valuation date. Our funding policy is consistent with funding requirements of the applicable federal and foreign laws and regulations.

United States employees hired on or after April 1, 2003 who are not covered by a collective bargaining agreement and United States employees hired after September 30, 2004 who are covered by a collective bargaining agreement are eligible for a defined contribution benefit equal to three percent of base earnings (as defined by the plan), in lieu of the defined benefit retirement plans.

The Company recognized a one-time $0.974 million curtailment gain recorded in the consolidated statements of operations and reduction in the unfunded pension liability included in “Accrued employee benefits” on the consolidated balance sheet related to the announced closing of its Kentland, Indiana finishing operations. This curtailment gain was recognized as of December 31, 2005.

The United States and Canadian operations of the Company historically provided postretirement health care and life insurance benefits. The Company accrues for the accumulated postretirement benefit obligation that represents the actuarial present value of the anticipated benefits. Measurement is based on assumptions regarding such items as the expected cost of providing future benefits and any cost sharing provisions. The Company terminated postretirement medical benefits as of December 31, 2004 for all active employees and retirees in the United States who are not covered by a collective bargaining agreement. The termination of the United States postretirement medical benefits resulted in a $34.055 million curtailment gain and reduction in the unfunded postretirement liability included in “Accrued employee benefits” on the consolidated balance sheet in 2004.

On September 30, 2005, employees in the U.S. covered by a collective bargaining agreement ratified a new agreement which contained a provision that terminates postretirement medical benefits as of December 31, 2006 for all active employees and retirees covered by the collective bargaining agreement. The termination of the United States postretirement medical benefits for employees covered by the collective bargaining agreement resulted in a $0.668 million curtailment gain and reduction in the unfunded postretirement medical liability included in “Accrued employee benefits” on the consolidated balance sheet in 2005. In addition, the Company will amortize the remaining unrecognized prior service costs and net actuarial loss related to these postretirement medical benefits over the 15 month period from October 1, 2005 through December 31, 2006. Approximately $5.882 million was recorded as a reduction to cost of sales during the first three quarters of 2006 and the Company will recognize a total of $7.856 million during 2006.

Effective December 31, 2006, our non-contributory defined benefit retirement for U.S. employees who are not covered by a collective bargaining agreement will be frozen and participants will no longer earn additional benefits under the plan. In addition, the defined contribution plan for employees hired on or after April 1, 2003 that provided a three percent (3%) defined contribution benefit will be terminated. Effective January 1, 2007, employees who are not covered by a collective bargaining agreement will be eligible for a variable profit sharing contribution of up to 8% of eligible earnings based upon the Company’s achievement of its annual EBITDA target. This plan will replace the existing variable profit sharing plan for employees who are not covered by a collective bargaining agreement that has a maximum payout of 3% of eligible earnings based upon the Company’s achievement of its annual EBITDA target.

In addition, the Company will (i) cease to provide postretirement life insurance benefits for current and future retirees of its United States operations who are not covered by a collective bargaining agreement and (ii) cease to provide postretirement medical and life insurance benefits for retirees of its Canadian operations as of December 31, 2006. The elimination of these United States and Canadian postretirement life and medical benefits will result in a projected $11.5 million curtailment gain and reduction of the unfunded postretirement liability included in “Accrued employee benefits” on the consolidated balance sheet as of December 31, 2006.

The weighted average plan asset allocation at December 31, 2005 and 2004, and target allocation (not weighted) for 2006, are as follows:

	Percentage of Plan Assets		2006 Target
Asset Category	2005	2004	Allocation

Equity Securities	77.2%	62.5%	60.0%
Debt Securities	21.2%	35.2%	40.0%
Other	1.6%	2.3%	0.0%

Total	100.0%	100.0%	100.0%

As of January 1, 2006, we have assumed that the expected long-term rate of return on plan assets will be 8.5%. This is unchanged from the level assumed for 2005. To develop the expected long-term rate of return on assets and assumptions, we considered historical returns and future expectations.

Fresh-Start Accounting

The accompanying consolidated financial statements reflect the use of fresh-start accounting as required by SOP 90-7. Under fresh-start accounting, our assets and liabilities were adjusted to fair values and a reorganization value for the entity was determined based upon the estimated fair value of the enterprise before considering values allocated to debt. The portion of the reorganization value that could not be attributed to specific tangible or identified intangible assets of the Reorganized Company totaled $44.4 million. In accordance with Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets,” this amount is reported as “Goodwill” in the consolidated financial statements. Fresh-start accounting results in the creation of a new reporting entity with no accumulated deficit as of April 3, 2003. Our reorganization value was based on the consideration of many factors and various valuation methods, including discounted cash flow analysis using projected financial information, selected publicly traded company market multiples of certain companies operating businesses viewed to be similar to us, and other applicable ratios and valuation techniques believed by us to be representative of our business and industry.

The valuation was based upon a number of estimates and assumptions, which are inherently subject to significant uncertainties and contingencies beyond our control.

Upon the adoption of fresh-start accounting, as of April 3, 2003, we recorded goodwill of $44.4 million, which equals the reorganization value in excess of amounts allocable to identifiable net assets recorded in accordance with SOP 90-7. In the fourth quarter of 2003, we performed our first annual goodwill impairment analysis under SFAS No. 142. Due to the fact the fair value of our single reporting unit, as estimated by our market capitalization, was significantly less than the net book value at December 31, 2003, we wrote off the entire $44.4 million goodwill balance in the fourth quarter of 2003.

Goodwill and Intangible Assets

Goodwill and intangible assets that have an indefinite useful life are not amortized and are tested at least annually for impairment. Due to the prepackaged nature of our bankruptcy plan, goodwill was tested for impairment by comparing the fair value with its recorded amount. As a result of adopting SFAS No. 142, we used a discounted cash flow methodology for determining fair value. This methodology identified an impairment of goodwill and intangible assets in the amount of $49.4 million, which was written off in the fourth quarter of 2003. As part of fresh-start accounting, the Company recognized intangible assets that are being amortized. Non-compete agreements in the amount of $1.2 million were amortized over the two year period ended March 31, 2005. The intangible backlog in the amount of $2.4 million was written-off in its entirety during 2003.

Property, Plant and Equipment

The Company carries property, plant and equipment at cost less accumulated depreciation. Property and equipment additions include acquisition of property and equipment and costs incurred for computer software purchased for internal use including related external direct costs of materials and services and payroll costs for employees directly associated with the project. Depreciation is computed on the straight-line method over the estimated useful lives of the assets ranging from (i) building and improvements — 10 to 32 years, (ii) machinery and equipment — 4 to 12 years, (iii) furniture and fixtures — 3 to 12 years and (iv) auto and trucks — 2 to 5 years. Upon retirement or other disposition, cost and related accumulated depreciation are removed from the accounts, and any gain or loss is included in results of operations.

In the ordinary course of business, we lease certain equipment, and certain real property, consisting of manufacturing and distribution facilities and office facilities. Substantially all such leases as of September 30, 2006 were operating leases, with the majority of those leases requiring us to pay maintenance, insurance and real estate taxes.

Long-Lived Assets

The Company continues to evaluate the recoverability of long-lived assets including property, plant and equipment, patents and other intangible assets. Impairments are recognized when the expected undiscounted future operating cash flows derived from long-lived assets are less than their carrying value. If impairment is identified, valuation techniques deemed appropriate under the particular circumstances will be used to determine the asset’s fair value. The loss will be measured based on the excess of carrying value over the determined fair value. The review for impairment is performed at least once a year or when circumstances warrant. As a result of the Company’s move to Mexico for the production of certain products, an evaluation of the realizability of certain of its facilities and other fixed assets will be completed in the fourth quarter of 2006. This evaluation could result in a non-cash charge to earnings at that time.

Off-Balance Sheet Arrangements

We do not have off-balance sheet arrangements, financing or other relations with unconsolidated entities or other persons.

Taxes Collected from Customers and Remitted to Governmental Authorities

Taxes collected from customers and remitted to governmental authorities are recorded on the net method.

Contingencies

In 1993, the Illinois Department of Revenue (“IDR”) filed a proof of claim against Envirodyne Industries, Inc. (now known as Viskase Companies, Inc.) and its subsidiaries in the United States Bankruptcy Court for the Northern District of Illinois (“Bankruptcy Court”), Bankruptcy Case Number 93 B 319, for alleged liability with respect to the IDR’s denial of the Company’s allegedly incorrect utilization of certain loss carry-forwards of certain of its subsidiaries. The IDR asserted it was owed, as of the petition date, $0.998 million in taxes, $0.356 million in interest and $0.270 million in penalties. The Company objected to the claim on various grounds. In September 2001, the Bankruptcy Court denied the IDR’s claim and determined the debtors were not responsible for 1998 and 1999 tax liabilities, interest and penalties. IDR appealed the Bankruptcy Court’s decision to the United States District Court, Northern District of Illinois, Case Number 01 C 7861, and in February 2002, the District Court affirmed the Bankruptcy Court’s order denying the IDR claim. IDR appealed the District Court’s order to United States Court of Appeals for the Seventh Circuit, Case Number 02-1632. On January 6, 2004, the appeals court reversed the judgment of the District Court and remanded the case for further proceedings on the Company’s other objections to the claim. On November 16, 2005, the Bankruptcy Court issued an opinion in which it denied the IDR’s claim to the extent it seeks principal tax liability and found that no principal tax liability remains due. However, because of certain timing issues with respect to the carryback of subsequent net operating loss used to eliminate the principal tax liabilities in 1988 and 1989, the issue of the amount of interest and penalties (for approximately 14 years), if any, has not been determined by the Bankruptcy Court. The IDR has asserted that as of February 2006, approximately $0.432 million was owed in interest. On June 21, 2006, the Bankruptcy Court issued an order granting in part and denying in part the IDR claim. The Bankruptcy Court order determined the amount of interest due through May 2006 to be $0.301 million. On June 29, 2006, the IDR appealed the Bankruptcy Court November 16, 2006 order with regard to the principal tax liability in 1988 and 1989. On October 31, 2006, the United States District Court affirmed the Bankruptcy Court order. On November 30, 2006, the IDR appealed the District Court’s opinion and order. The Company intends to vigorously defend its position on the utilization of the carryback of subsequent net operating losses to eliminate the principal tax liabilities in 1988 and 1989 on appeal. The IDR has asserted that if it were successful on appeal, that the Company would have liability to the IDR as of the beginning of 2005 in the amount of approximately $2.9 million.

During 2005, Viskase Brasil Embalagens Ltda. (“Viskase Brazil”) received three tax assessments by São Paulo tax authorities with respect to Viskase Brazil’s alleged failure to pay Value Added and Sales and Services Tax (“ICMS”) levied on the importation of raw materials and sales of goods in and out of the State of São Paulo. Two of the tax assessments relate to ICMS on the importation by Viskase Brazil of raw materials through the State of Espírito Santo (“Import Assessments”), and the disputed amount with respect to such assessments aggregates R$16.6 million for taxes and R$16.3 million for penalties and interest, or about $7.76 million and $7.63 million, respectively at exchange rates in effect on October 26, 2006. The third tax assessment also relates to ICMS and alleges that Viskase Brazil arranged for the remittance of goods to addresses other than those indicated on the relevant tax documents (“Documentation Assessment”). The disputed amount under the Documentation Assessment is R$0.2 million for taxes and R$1.7 million for penalties and interest, or about $0.088 million and $0.79 million, respectively, at exchange rates in effect on October 26, 2006. The attorneys representing Viskase Brazil on these tax disputes have advised the Company that the likelihood of liability with respect to the tax assessments is remote. In view of the magnitude of the assessments, Viskase Brazil sought the advice of another law firm with respect to one of the Import Assessments and with respect to the Documentation Assessment. The second law firm expressed its belief (i) that the likelihood of liability on the Import Assessment it reviewed either was possible tending to probable or was possible, depending on the theory of liability pursued by the tax authorities, and (ii) that the likelihood of liability on the Documentation Assessment was probable. Viskase believes that the two Import Assessments raise essentially the same issues and therefore did not seek advice from the second law firm with respect to the other Import Assessment. The Company has provided a reserve in the amount of $2.0 million. Viskase Brazil strongly denies the allegations set forth in the tax assessments and intends to vigorously defend itself. On October 25, 2006, Viskase Brazil presented oral arguments before the Brazilian administrative tax panel.

In addition, the Company is involved in various other legal proceedings arising out of our business and other environmental matters, none of which are expected to have a material adverse effect upon results of operations, cash flows or financial condition.

Contractual Obligations Related to Debt, Leases and Related Risk Disclosure

The following table reflects our future contractual cash obligations and commercial commitments as of December 31, 2005 (in millions):

		Payment Due by Pay Period
		Less than 1			More than 5
Contractual Obligations	Total	Year	Years 2 & 3	Years 4 & 5	Years

Long-term debt	$109.8	$0.2	$18.7		$90.9
Cash interest obligations	59.6	10.4	23.7	20.8	4.7
Pension	48.5	13.2	16.0	15.1	4.2
Post-retirement benefits(1)	13.2	1.0	1.1	1.0	10.1
Operating leases	11.8	1.4	3.8	3.7	2.9
Capital expenditures	4.0	4.0

Total	$246.9	$30.2	$63.3	$40.6	$112.8

(1)	As of December 31, 2006, the Company will (i) cease to provide postretirement life insurance benefits for current and future retirees of the United States operations who are not covered by a collective bargaining agreement and (ii) cease to provide postretirement medical and life insurance benefits for retirees of its Canadian operations. The elimination of these United States and Canadian postretirement life and medical benefits will result in a projected $11.5 million curtailment gain and reduction of the unfunded postretirement liability included in “accrued employee benefits” on the consolidated balance sheet as of December 31, 2006.

New Accounting Pronouncements

In September 2006, the SEC staff issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.” SAB 108 was issued to provide consistency between how registrants quantify financial statement misstatements.

Historically, there have been two widely-used methods for quantifying the effects of financial statement misstatements. These methods are referred to as the “roll-over” and “iron curtain” method. The roll-over method quantifies the amount by which the current year income statement is misstated. Exclusive reliance on an income statement approach can result in the accumulation of errors on the balance sheet that may not have been material to any individual income statement, but which may misstate one or more balance sheet accounts. The “iron curtain” method quantifies the error as the cumulative amount by which the current year balance sheet is misstated. Exclusive reliance on a balance sheet approach can result in disregarding the effects of errors in the current year income statement that results from the correction of an error existing in previously issued financial statements. We currently use the “roll-over” method for quantifying identified financial statement misstatements.

SAB 108 established an approach that requires quantification of financial statement misstatements based on the effects of the misstatement on each of the company’s financial statements and the related financial statement disclosures. This approach is commonly referred to as the “dual approach” because it requires quantification of errors under both the “roll-over” and “iron curtain” methods.

SAB 108 allows registrants to initially apply the dual approach either by (1) retroactively adjusting prior financial statements as if the dual approach had always been used or by (2) recording the cumulative effect of initially applying the dual approach as adjustments to the carrying values of assets and liabilities as of January 1, 2006 with an offsetting adjustment recorded to the opening balance of retained earnings. Use of this “cumulative effect” transition method requires detailed disclosure of the nature and amount of each individual error being corrected through the cumulative adjustment and how and when it arose.

We will initially apply SAB 108 using the cumulative effect transition method in connection with the preparation of our annual financial statements for the year ending December 31, 2006. When we initially apply the provisions of SAB 108, we expect to record an increase in accruals, reserves and allowances within a range between $0.3 million and $0.6 million and a decrease in “Accumulated Deficit” within a range of $0.3 million and $0.6 million as of January 1, 2006. The accompanying financial statements do not reflect these adjustments.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an Amendment of FASB Statements No. 87, 88, 106, and 132(R),” which requires employers to: (a) recognize in its statement of financial position an asset for a plan’s overfunded status or a liability for a plan’s underfunded status; (b) measure a plan’s assets and its obligations that determine its funded status as of the end of the employer’s fiscal year; and (c) recognize changes in the funded status of a defined benefit postretirement plan in the year in which the changes occur. Those changes will be reported in comprehensive income of a business entity. The requirement to recognize the funded status of a benefit plan and the disclosure requirements are effective as of the end of the fiscal year ending after December 15, 2006 for entities with publicly traded equity securities. The requirement to measure plan assets and benefit obligations as of the date of the employer’s fiscal year-end statement of financial position is effective for fiscal years ending after December 15, 2008. The Company is assessing SFAS No. 158 and has not determined yet the impact that the adoption of SFAS No. 158 will have on its result of operations or financial position.

In December 2004, the FASB issued SFAS No. 123R “Share-Based Payment.” SFAS 123R sets accounting requirements for “share-based” compensation to employees, requires companies to recognize in the income statement the grant-date fair value of stock options and other equity-based compensation issued to employees and disallows the use of the intrinsic value method of accounting for stock compensation. SFAS 123R also requires the benefits of tax deductions in excess of recognized compensation expense to be reported as a financing cash flow, rather than as an operating cash flow as prescribed under the prior accounting rules. This requirement reduces net operating cash flows and increases net financing cash flows in periods after adoption. Total cash flow remains unchanged from what would have been reported under prior accounting rules. SFAS 123R is applicable for annual, rather than interim, periods beginning after June 15, 2005, and as such the Company adopted SFAS 123R in January 2006. The Company expects the effect of adopting this standard using the modified prospective methodology will be to expense $268 and $245 in 2006 and 2007, respectively. Prior to the adoption of SFAS 123R, the Company followed the intrinsic value method in accordance with APB No. 25 to account for its employee stock options and share-based awards in 2005. Accordingly, no compensation expense was recognized for share-based awards granted in connection with the issuance of stock options under the Company’s equity incentive plans. The adoption of SFAS 123R primarily resulted in a change in the Company’s method of recognizing the fair value of share-based compensation and estimating forfeitures for all unvested awards. Specifically, the adoption of SFAS 123R resulted in the Company recording compensation expense for employee stock options and employee share-based awards granted prior to the adoption using the Black-Scholes pricing valuation model.

In November 2004, the FASB issued SFAS No. 151 (“SFAS 151”), “Inventory Costs — an Amendment of ARB No. 43 Chapter 4.” SFAS 151 requires that items such as idle facility expense, excessive spoilage, double freight and rehandling be recognized as current-period charges rather than being included in inventory regardless of whether the costs meet the criterion of abnormal as defined in ARB 43. SFAS 151 is applicable for inventory costs incurred during fiscal years beginning after June 15, 2005. The Company adopted this standard beginning the first quarter of fiscal year 2006. The adoption of this standard did not have a material effect on our financial statements as such costs have historically been expensed as incurred.

In March 2005, the FASB, the FASB issued Interpretation No. 47 (“FIN 47”), “Accounting for Conditional Asset Retirement Obligations.” FIN 47 clarifies that term “conditional asset retirement obligation” as used in SFAS No. 143, “Accounting for Asset Retirement Obligations,” refers to a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. FIN 47 is effective no later than the end of the fiscal years ending after December 15, 2005 and did not have a significant impact on the Company’s financial statements.

In May 2005, the FASB issued SFAS No. 154 (“SFAS 154”), “Accounting Changes and Error Corrections.” SFAS 154 replaced Accounting Principles Board Opinion, or APB, No. 20, “Accounting Changes” and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements” and establishes retrospective application as the required method for reporting a change in accounting principle. SFAS 154 provided guidance for determining whether retrospective application of a change in accounting principle is impracticable and for reporting a change when retrospective application is impracticable. SFAS 154 also addresses the reporting of a correction of an error by restating previously issued financial statements. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.

In June 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 is effective for fiscal years beginning after December 15, 2006. We are currently reviewing this new standard to determine its effects, if any, on our results of operations or financial position.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The Company is exposed to certain market risks related to foreign currency exchange rates. In order to manage the risk associated with this exposure to such fluctuations, the Company occasionally uses derivative financial instruments. The Company does not enter into derivatives for trading purposes.

The Company also prepared sensitivity analyses to determine the impact of a hypothetical 10% devaluation of the U.S. dollar relative to the European receivables and payables denominated in U.S. dollars. Based on its sensitivity analyses at September 30, 2006, a 10% devaluation of the U.S. dollar would decrease the Company’s consolidated financial position by approximately $0.029 million for 2006 and $0.246 million for the comparable period of 2005. Exchange rate fluctuations increased comprehensive income by $2.825 million for 2006 and decreased income by $3.127 million for the comparable period of 2005.

From time to time the Company purchases gas futures contracts to lock in set rates on gas purchases. The Company uses this strategy to minimize its exposure to volatility in natural gas. These products are not linked to specific assets and liabilities that appear on the balance sheet or to a forecasted transaction and, therefore, do not qualify for hedge accounting. As such, the loss on the change of fair value of the future contracts open during the fourth quarter of 2006 was recorded in “Other (income) expense”, net and was immaterial.

BUSINESS

General Development of Business

General

Viskase Companies, Inc. is a Delaware corporation organized in 1970. As used herein, Viskase Companies, Inc. and its subsidiaries are referred to as “Viskase” or the “Company,” as well as “we,” “us” and “our”. The Company operates in the casing product segment of the food industry. Viskase is a major producer of cellulosic (i.e., small cellulosic and fibrous) and plastic casings used in preparing and packaging processed meat products.

Since 1998, the Company has sold certain of its operations in order to reduce indebtedness and increase its operational focus. As a result of these efforts, the Company sold its wholly owned subsidiary Sandusky Plastics, Inc. in June 1998, its wholly owned subsidiary Clear Shield National, Inc. in July 1998 and its plastic barrier and non-barrier shrink film business in August 2000. These divestitures have left the cellulosic and plastics casings business as the Company’s primary operating activity. However, recently the Company has introduced a barrier bag product line. Since its emergence from bankruptcy in 2003, the Company has implemented a number of restructuring measures to reduce the fixed cost structure, and to address competitive price pressures and increases in various production costs in the Company’s business.

For more information about us, our products, services and solutions, visit www.viskase.com. The Company files annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K with the Securities and Exchange Commission (“SEC”). You may read and copy such reports at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the Public Reading Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a Web site (www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants like us who file electronically with the SEC. Also, our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K will be made available free of charge through the Investor Relations section of our website as soon as practicable after such material is electronically filed with, or furnished to, the SEC.

Bankruptcy and Plan of Reorganization

On November 13, 2002, Viskase Companies, Inc. (“VCI”) filed a prepackaged Chapter 11 bankruptcy in the United States Bankruptcy Court for the Northern District of Illinois, Eastern Division (“Bankruptcy Court”). The Chapter 11 filing was for VCI only and did not include any of the Company’s domestic or foreign subsidiaries. On December 20, 2002 the Bankruptcy Court confirmed VCI’s Prepackaged Plan of Reorganization as Modified (“Plan”). VCI emerged from Chapter 11 bankruptcy on April 3, 2003 (“Effective Date”).

Upon emerging from bankruptcy, the Company adopted fresh-start accounting resulting in recording all assets and liabilities at fair value.

Financial Information About Segments

Reference is made to Note 26 of Notes to Consolidated Financial Statements for the fiscal years ending December 31, 2005 and 2004 and Note 14 of Notes to Consolidated Financial Statements for the three and nine months ending September 30, 2006 and 2005.

Narrative Description of Business

General

We participate in the small-diameter cellulosic, fibrous and plastic casings market. Casings are used in the production of processed meat and poultry products, such as hot dogs, sausages, salami, ham and bologna. In the manufacturing of these products, a meat preparation is stuffed into a casing and then cooked, smoked or dried. The casing utilized dictates the size, consistency of shape, and overall appearance and quality of the final meat product. Small-diameter cellulosic, fibrous and plastic casings also permit high-speed stuffing and processing of products on commercially available automated equipment, which provides a meat processor with consistent product quality and high production output rates.

Products

Our main product lines are as follows:

NOJAX® casings — Small-diameter cellulosic casings designed for the production of hot dogs, wieners, frankfurters, viennas, cocktail sausages, coarse ground dinner sausages and other small-diameter processed meats.

Fibrous casings — Paper-reinforced cellulosic casings utilized in the manufacture of a wide variety of cooked, smoked and dried processed meats, including large sausages, bologna, salami, ham, pepperoni and deli meats.

VISFLEX®, VISMAX® and VISLON® plastic casings — Plastic (polyamide) casings, each designed with distinct performance characteristics targeted at a wide range of sausage, deli meat and other processed meat and poultry applications.

We also manufacture other specialty cellulosic products, notably a family of large cellulosic casings with limited applications for mortadella and specialty sausages, as well as some non-food products targeted at dialysis membrane and specialized battery separator market applications. Furthermore, on a limited and geographic basis, we sometimes take on distributor product lines of certain allied products that serve as complementary supply items to casings. Examples of such products include an elastic netting line that we distribute in North America and shrinkable barrier bags that we distribute in Italy.

The production of regenerated cellulose casings generally involves four principal steps: (i) production of a viscose slurry from wood pulp, (ii) regeneration of cellulosic fibers, (iii) extrusion of a continuous tube during the regeneration process, and (iv) “shirring” of the final product. Shirring is a finishing process that involves pleating and compressing the casing in tubular form for subsequent use in high-speed stuffing machines. The production of regenerated cellulose casings involves a complex and continuous series of chemical and manufacturing processes, and Viskase believes that its facilities and expertise in the manufacture of extruded cellulose are important factors in maintaining its product quality and operating efficiencies.

In 2006, we re-entered the market for heat shrinkable bags made from specialty plastic films. Our heat-shrinkable plastic bags, sold primarily under the brand name SEALFLEXtm, are used to package and preserve products such as fresh and processed meat products, poultry and cheese during wholesale and retail distribution. We participate in the multilayer segment to provide multilayer specialty plastic bags.

The production of specialty plastic films involve three principal steps: (i) plastic resin pellets are melted and extruded into a tubular film; (ii) the tube is “bi-oriented” where it is stretched both length-wise and width-wise to enhance the heat-shrink characteristics of the final product; and (iii) the tube is processed through a bag machine to form the individual bags.

As part of its service orientation, we also provide graphic art and design services to our customers. We are able to print designs, illustrations and text in multiple colors directly on the specialty plastic bags.

International Operations

Viskase has five manufacturing and/or finishing facilities located outside the continental United States, in Monterrey, Mexico; Beauvais, France; Thâon-les-Vosges, France; Caronno, Italy; and Guarulhos, Brazil. Net sales from customers located outside the United States represented approximately 62% of our total net sales for the nine months ended September 30, 2006. Our operations in France are responsible for distributing products, directly or through distributors, in Europe, Africa, the Middle East and parts of Asia. While overall consumption of processed meat products in North America and Western Europe is stable, there is a potential for market growth in Eastern Europe, Latin America and Southeast Asia.

Sales and Distribution

Viskase has a broad base of customers, with no single customer accounting for more than 7% of our net sales. We are able to sell our products in most countries throughout the world. In the United States, Viskase has a staff of technical sales teams responsible for sales and service to processed meat and poultry producers. Approximately 77 distributors market Viskase products to customers in Europe, Africa, the Middle East, Asia, and Latin America. Our products are marketed through our own subsidiaries in France, Germany, Italy, Poland and Brazil, and we maintain ten service and distribution centers located in the United States, Brazil, Canada, Germany, Italy and Poland. The service centers perform limited finishing and provide sales, customer service, warehousing and distribution. Distribution centers provide only warehousing and distribution. As of September 30, 2006, Viskase had backlog orders of approximately $32.1 million. As of December 31, 2005 and 2004, Viskase had backlog orders of approximately $42.8 million and $33.3 million, respectively. Orders on backlog typically are filled within 90 days.

Competition

Viskase is one of the world’s leading producers of cellulosic casings. While our industry generally competes based on volume and price, we seek to maintain a competitive advantage and differentiate ourselves from our competitors by manufacturing products that have higher quality and superior performance characteristics when compared to our competitors’ products; by responding quickly to customer product requirements; by providing technical support services to our customers for production and formulation requirements; and by producing niche products to satisfy individual customer needs.

Viskase’s principal competitors in the cellulosic casing market are Viscofan, S.A., located in Spain with additional facilities in Germany, the Czech Republic, the United States, Mexico and Brazil; Kalle Nalo GmbH, located in Germany; CaseTech, a wholly owned subsidiary of Bayer AG, located in Germany; Oy Visko AB located in Finland; Teepak Europe located in Belgium; and two Japanese manufacturers, Futamura Chemical, marketed by Meatlonn, and Toho. Our primary competitors include several corporations that are larger and better capitalized than we are and thus are less vulnerable to price reductions in the market. During the previous ten years, we have experienced reduced profits due to overcapacity in our industry and intense competition based on price.

Research and Development

We believe our continuing emphasis on research and development is central to our ability to maintain industry leadership. In particular, we have focused on the development of new products that increase our customers’ operating efficiencies, reduce their operating costs and expand their markets. Our research and development projects also include the development of new processes and products to improve our own manufacturing efficiencies. Our research scientists, engineers and technicians are engaged in continuous product and equipment development, and also provide direct technical and educational support to our customers.

We believe we have achieved and maintained our position as a leading producer of cellulosic casings for packaging meats through significant expenditures on research and development. We expect to continue our research and development efforts. The commercialization of certain of our product and process applications, and related capital expenditures to achieve commercialization, may require substantial financial commitments in future periods. Research and development costs for the Reorganized Company (referring to the Company for the periods subsequent to the effective date of our plan of reorganization) are expensed as incurred and totaled $2.298 million, $2.697 million and $2.628 million for 2005, 2004 and the period April 3, 2003 through December 31, 2003, respectively. Research and development costs for the Predecessor Company (referring to the Company for the periods prior to the effective date of our plan of reorganization) were expensed as incurred and totaled $0.970 million for the period January 1, 2003 through April 2, 2003.

Seasonality

Historically, our domestic sales and profits have been somewhat seasonal in nature, increasing in the spring and summer months. Sales outside of the United States follow a relatively stable pattern throughout the year.

Raw Materials

The raw materials we use include cellulose (derived from wood pulp), specialty fibrous paper and various other chemicals. We generally purchase our raw materials from a single source or small number of suppliers with whom we maintain good relations. Certain primary and alternative sources of supply are located outside the United States. We believe, but there can be no assurance, that adequate alternative sources of supply currently exist for all of our raw materials or that raw material substitutes are available, which we could modify its processes to utilize.

Employees

We believe we maintain productive and amicable relationships with our approximately 1,539 employees worldwide. Approximately 939 of our 1,539 employees are union members. One of our domestic facilities, located in Loudon, Tennessee, is unionized. Our collective bargaining agreement covering union employees at the Loudon facility expires on September 30, 2010. Additionally, all of our European, Brazilian and Mexican plants have national agreements with annual renewals. Employees at our European plants have negotiations occurring at both local and national levels.

Trademarks and Patents

We hold patents on many of our major technologies, including those used in our manufacturing processes and those embodied in products sold to our customers. We believe our ongoing position as one of the market leaders is derived, in part, from our technology. We vigorously protect and defend our patents against infringement on an international basis. As part of our research and development program, we have developed and expect to continue to develop new proprietary technology. We believe these activities will enable us to maintain our competitive position. However, we do not believe that any single patent or group of patents is material to us. We also own numerous trademarks and registered trade names that are used actively in marketing our products. We periodically license our process and product patents to competitors on a royalty basis. One of our patents, which was licensed to third parties, expired during the third quarter of 2006. Royalty income during the first nine months of 2006 from this patent was approximately $1.2 million.

Environmental Regulations

In manufacturing our products, we employ certain hazardous chemicals and generate toxic and hazardous wastes. The use of these chemicals and the disposal of such wastes are subject to stringent regulation by several governmental entities, including the United States Environmental Protection Agency (“EPA”) and similar state, local and foreign environmental control entities. We are subject to various environmental, health and safety laws, rules and regulations including those of the United States Occupational Safety and Health Administration and EPA. These laws, rules and regulations are subject to amendment and to future changes in public policy or interpretation, which may affect our operations.

Certain of our facilities are or may become potentially responsible parties with respect to on-site and off-site waste disposal facilities and remediation of environmental contamination.

Under the Clean Air Act Amendments of 1990, various industries, including casings manufacturers, are or will be required to meet maximum achievable control technology (“MACT”) air emissions standards for certain chemicals. MACT standards applicable to all U.S. cellulosic casing manufacturers were promulgated June 11, 2002.

Under the Resource Conservation and Recovery Act, regulations have been proposed that, in the future, may impose design and/or operating requirements on the use of surface impoundments of wastewater. Two of our plants use surface impoundments. We do not foresee these regulations being imposed in the near future.

Financial Information About Geographic Areas Reference is made to Note 26 of Notes to Consolidated Financial Statements for the fiscal years ending December 31, 2005 and 2004 and Note 14 of Notes to Consolidated Financial Statements for the three and nine months ending September 30, 2006 and 2005.

Properties

Viskase Facilities

Location	Square Feet	Primary Use

Manufacturing Facilities
Beauvais, France(a)	235,000	Casings production and finishing
Caronno, Italy	73,000	Casings finishing
Guarulhos, Brazil(a)	25,000	Casings finishing
Kentland, Indiana(b)	125,000	Casings finishing
Loudon, Tennessee	250,000	Casings production
Monterrey, Mexico(a)	179,000	Casings finishing
Osceola, Arkansas	223,000	Casings production and casings finishing
Thâon-les-Vosges, France	239,000	Casings production and finishing
Distribution Centers
Atlanta, Georgia(a)
Buffalo, New York(a)
Fresno, California(a)
Remington, Indiana(a)
Dormagen, Germany(a)
Saskatoon, Saskatchewan, Canada(a)
Lindsay, Ontario, Canada(a)
Warsaw, Poland(a)
Service Centers
Guarulhos, Brazil(a)
Caronno, Italy
Headquarters
Worldwide: Darien, Illinois(a)
Europe: Pantin, France(a)

(a)	Leased. All other properties are owned.

(b)	Facility being closed and will be held for sale.

The Company believes that its properties generally are suitable and adequate to satisfy the Company’s present and anticipated needs. The Company’s United States real property collateralizes the Company’s obligations under various financing arrangements. For a discussion of these financing arrangements, refer to Note 10 of Notes to Consolidated Financial Statements for the fiscal years ending December 31, 2005 and 2004 and to Note 4 of Notes to Consolidated Financial Statements for the three and nine months ending September 30, 2006 and 2005.

Legal Proceedings.

In 1993, the Illinois Department of Revenue (“IDR”) filed a proof of claim against Envirodyne Industries, Inc. (now known as Viskase Companies, Inc.) and its subsidiaries in the United States Bankruptcy Court for the Northern District of Illinois (“Bankruptcy Court”), Bankruptcy Case Number 93 B 319, for alleged liability with respect to the IDR’s denial of the Company’s allegedly incorrect utilization of certain loss carry-forwards of certain of its subsidiaries. The IDR asserted it was owed, as of the petition date, $0.998 million in taxes, $0.356 million in interest and $0.270 million in penalties. The Company objected to the claim on various grounds. In September 2001, the Bankruptcy Court denied the IDR’s claim and determined the debtors were not responsible for 1998 and 1999 tax liabilities, interest and penalties. IDR appealed the Bankruptcy Court’s decision to the United States District Court, Northern District of Illinois, Case Number 01 C 7861, and in February 2002, the District Court affirmed the Bankruptcy Court’s order denying the IDR claim. IDR appealed the District Court’s order to United States Court of Appeals for the Seventh Circuit, Case Number 02-1632. On January 6, 2004, the appeals court reversed the judgment of the District Court and remanded the case for further proceedings on the Company’s other objections to the claim. On November 16, 2005, the Bankruptcy Court issued an opinion in which it denied the IDR’s claim to the extent it seeks principal tax liability and found that no principal tax liability remains due. However, because of certain timing issues with respect to the carryback of subsequent net operating loss used to eliminate the principal tax liabilities in 1988 and 1989, the issue of the amount of interest and penalties (for approximately 14 years), if any, has not been determined by the Bankruptcy Court. The IDR has asserted that as of February 2006, approximately $0.432 million was owed in interest. On June 21, 2006, the Bankruptcy Court issued an order granting in part and denying in part the IDR claim. The Bankruptcy Court order determined the amount of interest due through May 2006 to be $0.301 million. On June 29, 2006, the IDR appealed the Bankruptcy Court November 16, 2005 order with regard to the principal tax liability in 1988 and 1989. On October 31, 2006, the United States District Court affirmed the Bankruptcy Court order. On November 30, 2006, the IDR appealed the District Court’s opinion and order. The Company intends to vigorously defend its position on the utilization of the carryback of subsequent net operating losses to eliminate the principal tax liabilities in 1988 and 1989 on appeal. The IDR has asserted that if it were successful on appeal, that the Company would have liability to the IDR as of the beginning of 2005 in the amount of approximately $2.9 million.

During 2005, Viskase Brasil Embalagens Ltda. (“Viskase Brazil”) received three tax assessments by São Paulo tax authorities with respect to Viskase Brazil’s alleged failure to pay Value Added and Sales and Services Tax (“ICMS”) levied on the importation of raw materials and sales of goods in and out of the State of São Paulo. Two of the tax assessments relate to ICMS on the importation by Viskase Brazil of raw materials through the State of Espírito Santo (“Import Assessments”), and the disputed amount with respect to such assessments aggregates R$16.6 million for taxes and R$16.3 million for penalties and interest, or about $7.76 million and $7.63 million, respectively at exchange rates in effect on October 26, 2006. The third tax assessment also relates to ICMS and alleges that Viskase Brazil arranged for the remittance of goods to addresses other than those indicated on the relevant tax documents (“Documentation Assessment”). The disputed amount under the Documentation Assessment is R$0.2 million for taxes and R$1.7 million for penalties and interest, or about $0.088 million and $0.79 million, respectively, at exchange rates in effect on October 26, 2006. The attorneys representing Viskase Brazil on these tax disputes have advised the Company that the likelihood of liability with respect to the tax assessments is remote. In view of the magnitude of the assessments, Viskase Brazil sought the advice of another law firm with respect to one of the Import Assessments and with respect to the Documentation Assessment. The second law firm expressed its belief (i) that the likelihood of liability on the Import Assessment it reviewed either was possible tending to probable or was possible, depending on the theory of liability pursued by the tax authorities, and (ii) that the likelihood of liability on the Documentation Assessment was probable. Viskase believes that the two Import Assessments raise essentially the same issues and therefore did not seek advice from the second law firm with respect to the other Import Assessment. The Company has provided a reserve in the amount of $2.0 million as of December 31, 2005. Viskase Brazil strongly denies the allegations set forth in the tax assessments and intends to vigorously defend itself. On October 25, 2006, Viskase Brazil presented oral arguments before the Brazilian administrative tax panel.

MANAGEMENT

The following table sets forth certain information regarding the members of our board of directors, each of whom is elected at each annual meeting of stockholders and serves until his successor is elected and qualified or until his earlier resignation or removal, and our executive officers:

Name	Age	Position

Robert L. Weisman	58	President, Chief Executive Officer and Director
Henry M. Palacci	37	Vice President and Chief Operations Officer
Gordon S. Donovan	53	Vice President, Chief Financial Officer, Treasurer and Assistant Secretary
Charles J. Pullin	42	Vice President and Chief Process Engineer
John O. Cunningham	56	Vice President, Human Resources
Jean-Luc Tillon	47	President, Viskase S.A.S.
Vincent J. Intrieri	50	Chairman of the Board, Director
SungHwan Cho	32	Director
Eugene I. Davis	51	Director
James L. Nelson	57	Director
Peter K. Shea	55	Director
Jon F. Weber	48	Director

Robert L. Weisman, 58, has been our President and Chief Executive Officer since October 2004 and a director since June 2005. From December 2002 to June 2004, he served as the Vice President, Innovation and Business Development for Sara Lee Corporation. Mr. Weisman also served as the Chief Executive Officer, Sara Lee Bakery from May 2001 to December 2002 and the Group President of Sara Lee’s Specialty Meat Companies from June 1996 through May 2001.

Henry M. Palacci, 37, has served as our Vice President and Chief Operations Officer since August 2006. From July 2005 to August 2006, Mr. Palacci was Vice President, Worldwide Strategic Planning. He served as a consultant to Viskase from March 2004 through June 2005. He was Director, Finance for MEMCO SA, a real estate development company in Brussels, from January 2000 through September 2004 and was member of the MEMCO SA Board of Directors through October 2004. Mr. Palacci was also Director of Business Development, for Fairchild Technologies, a subsidiary of Fairchild Corporation from February 1998 through November 1999 and held various positions with Fairchild Fasteners, also a subsidiary of Fairchild Corporation from October 1995 through January 1998.

Gordon S. Donovan, 53, has been our Vice President and Chief Financial Officer since January 1997. Mr. Donovan has also served as our Treasurer and Assistant Secretary since November 1989, and as a Vice President since May 1995. Mr. Donovan has been employed by us since 1987.

Charles J. Pullin, 42, has been our Vice President and Chief Process Officer since August 2006. From September 2004 to August 2006, Mr. Pullin was Chief Information Officer, and from December 2003 to September 2004 he was Director, Strategic Financial Planning. From 2002 through 2003, Mr. Pullin served as the Chief Financial Officer of OnlyOne, a provider of enhanced telephone services to small businesses. In addition, he was the Managing Director of QuantimShift, a telecommunications management solutions provider, from 2000 through 2002.

John O. Cunningham, 56, has served as our Vice President, Human Resources since October, 2002. He also served as our Director, Human Resources, Compensation and Benefits from September 1995 to September 2002. Mr. Cunningham has been employed by us since 1990.

Jean-Luc Tillon, 47, has served as our President, Viskase S.A.S. since January 1999. He previously served as our Director of Finance, Europe from January 1999 to June 2003 and as our Director of Sales and Marketing, Europe from July 2003 to March 2004. Mr. Tillon has been employed by us since 1986 and currently also serves as a director of Viskase Spa, Viskase Gmbh and Viskase Polska.

Directors

Vincent J. Intrieri, 50, has served as Chairman of the Board of Directors and as a director since April 2003. Since January 2005, he has been a Senior Managing Director of Icahn Associates Corp. and Icahn Partners, entities controlled by Carl C. Icahn, who may be deemed to be a beneficial owner of approximately 28.86% of our common stock. From March 2003 through December 2005, Mr. Intrieri served as a Managing Director of Icahn Associates. Mr. Intrieri was portfolio manager of High River Limited Partnership, an entity controlled by Mr. Icahn, from 1998 to March 2003. From 1995 to 1998, he served as a portfolio manager for distressed investments with Elliott Associates L.P., a New York investment fund. Mr. Intrieri currently serves on the boards of XO Communications, Inc., a competitive local exchange carrier that provides broadband communication services to small-to-large enterprise customers; American Railcar Industries, Inc., a manufacturer of covered hopper and tank cars; Philip Services Corporation, a metal recycling and industrial services company; and Lear Corporation, a supplier to the automotive industry. Mr. Icahn is directly or indirectly an investor in each of these companies.

SungHwan Cho, 32, has been a director since November 2006. Since October 2006, Mr. Cho has served as a Portfolio Company Associate at Icahn Associates Corp., an entity controlled by Mr. Icahn. From October 2004 to September 2006, Mr. Cho served as Director of Finance for Atari, Inc., a publisher of video game software. Prior to Atari, Mr. Cho served as Director of Corporate Development and Director of Product Development at Talk America, a telecommunications provider to small business and residential customers. Previously, Mr. Cho was an investment banker at Salomon Smith Barney in New York and Tokyo. Mr. Cho received a MBA from New York University’s Leonard N. Stern School of Business and a B.S. in Computer Science from Stanford University.

Eugene I. Davis, 51, has been a director since April 2003. Since 1999, Mr. Davis has been chairman and Chief Executive Officer of Pirinate Consulting Group, L.L.C., a consulting firm that specializes in, among other things, crisis and turn-around management, mergers and acquisitions and strategic planning services. From January 2001 to December 2003, he was Chairman, Chief Executive Officer and President of RBX Industries, Inc., a manufacturer and distributor of rubber and plastic based foam products, and prior to that served as RBX Industries’ Chief Restructuring Officer, and from 1998 to 1999, he served as Chief Operating Officer of Total-Tel USA Communications, Inc. Mr. Davis has been the Chief Executive Officer, Chief Operating Officer or President of other companies including Murdock Communications Corporation and SmarTalk Teleservices, Inc. RBX Industries and SmarTalk Teleservices were debtors under the federal bankruptcy code for which Mr. Davis was retained to provide turnaround management services. Mr. Davis is currently a member of the CFN Liquidating Trust Committee for the former Contifinancial Corporation and its affiliates, and is a director of Knology, Inc., TelCove, Inc., and a number of private companies.

James L. Nelson, 57, has served as a director since April 2003. From March 1998 until July 2004, Mr. Nelson was Chairman and Chief Executive Officer of Orbit Aviation, Inc., a company engaged in the acquisition and completion of Boeing 737 Business Jets for private and corporate clients. From 1986 until the present, Mr. Nelson has been Chairman and Chief Executive Officer of Eaglescliff Corporation, a specialty investment banking, consulting and wealth management company. From August 1995 until July 1999, he was Chief Executive Officer and Co-Chairman of Orbitex Management, Inc., a financial services company. Mr. Nelson currently serves on the board of American Real Estate Partners LP, which is affiliated with Mr. Icahn.

Peter K. Shea, 55, has been a director since November 2006. Since December 2006, Mr. Shea has been head of portfolio company operations at American Real Estate Holdings Limited Partnership, an entity controlled by Mr. Icahn. Mr. Shea has been an independent consultant to various companies and an advisor to private equity firms since 2002. During this period he also served as Executive Chairman of Roncadin GmbH, a European food company, and a Board Director with Sabert Corporation, a manufacturer of plastics and packaging products. From 1997 to 2001 he was a Managing Director of H.J. Heinz Company in Europe, a manufacturer and marketer of a broad line of food products across the globe. Mr. Shea has been Chairman, Chief Executive Officer or President of other companies including SMG Corporation, John Morrell & Company and Polymer United. SMG and John Morrell were international meat processing firms while

Polymer United was a leading plastics manufacturer operating throughout Central America. He held various executive positions with United Brands Company from 1978-1994, a Fortune 100 Company with a broad portfolio of companies operating in many sectors, including Head of Global Corporate Development. Mr. Shea began his career with General Foods Corporation. He has also served on the Boards of Premium Standard Farms and New Energy Company of Indiana. He has an MBA from the University of Southern California and a BBA from Iona College.

Jon F. Weber, 48, has been a Director since May 2003, and was President and Chief Executive Officer from May 2003 until October 2004. Since April 2005, Mr. Weber has served as the President of American Property Investors, Inc., which is the general partner of American Real Estate Partners, L.P., NYSE-listed limited partnership controlled by Mr. Icahn that is engaged in a variety of businesses including oil and gas exploration and production, casino gaming, and the manufacture and sale of home textiles. From April 2003 until April 2005, Mr. Weber served as head of portfolio company operations and Chief Financial Officer at Icahn Associates Corp., an entity controlled by Mr. Icahn. Since 2005, he has served as a director of American Railcar Industries, Inc., a manufacturer of covered hoppers and tank cars in which Mr. Icahn has a controlling interest and WestPoint International Inc., a subsidiary of American Real Estate Partners engaged in the manufacture and sale of home textiles. Since March 2003, he has served as a director of Philip Services Corporation, a metal recycling and industrial services company affiliated with Mr. Icahn and served as Chief Executive Officer of that Company until April 2005. He served as Chief Financial Officer of venture-backed companies QuantumShift Inc. and Alchemedia Ltd. from October 2001 to July 2002 and November 2000 to October 2001, respectively. From May 1998 to November 2000, Mr. Weber served as managing director-investment banking for JP Morgan Chase and its predecessor, Chase Manhattan Bank, in São Paulo, Brazil. He has served as a director of XO Communications, Inc., since May, 2005. Previously, Mr. Weber was an investment banker at Morgan Stanley and Salomon Brothers. Mr. Weber began his career as a corporate lawyer following his graduation from Harvard Law School. He also holds an MBA and Bachelor’s degree from Babson College. He currently serves as an Overseer (previously a trustee) of Babson College.

Audit Committee

The principal responsibilities of the Audit Committee are to review and recommend to the Board of Directors the selection of the Company’s independent accountants; to review with the independent accountants the scope and results of the annual audit engagement and the system of internal accounting controls; and to direct and supervise special audit inquiries. The current members of the Audit Committee are James L. Nelson, who acts as Chairman, and Eugene I. Davis.

The Board of Directors has determined that Mr. Davis is an audit committee financial expert and is independent as that term is used in Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act. While we are not a listed company, we have used the definition of “independent director” from the NASDAQ Stock Market for purposes of making the forgoing determination.

Summary Compensation Table

The following table sets forth information regarding compensation for the fiscal years 2005, 2004 and 2003 awarded to, earned by or paid to Chief Executive Officer and the other four most highly compensated executive officers at December 31, 2005. The information set forth below has been revised from the information set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 to reflect the bonuses actually paid and tax gross-ups for Messrs. Weisman and Palacci. Robert L. Weisman was appointed President and Chief Executive Officer in October 2004, and Henry M. Palacci became an executive officer in July 2005.

							Restricted	Securities
					Other Annual		Stock	underlying	All Other
		Salary		Bonus	Compensation		Award(s)	Options/	Compensation
Name and Principal Position	Year	($)		($)	($)		($)(1)	SARs (#)	($)

Robert L. Weisman,	2005	$250,008		$150,000	$7,313	(2)			$7,500	(3)
President and	2004	61,510		44,714				500,000	1,563	(3)
Chief Executive Officer	2003
Henry Palacci,	2005	214,950	(4)	44,640	24,833	(2)		50,000	238	(5)
Vice President and	2004
Chief Operations Officer	2003
Gordon S. Donovan,	2005	193,020		37,697	9,389	(2)		50,000	8,751	(6)
Vice President,	2004	193,020		62,139	10,711	(2)			8,571	(7)
Chief Financial Officer, Treasurer and Assistant Secretary	2003	193,020		65,000	12,131	(2)	$456		8,743	(8)
Maurice J. Ryan,	2005	145,080		25,186	5,866	(2)		50,000	4,738	(9)
Vice President,	2004	145,080		41,516	5,897	(2)			4,738	(10)
Sales, North America	2003	141,540		40,305	5,790	(2)	100		4,621	(11)
John O. Cunningham,	2005	144,936		25,161	7,848	(2)		50,000	4,731	(12)
Vice President,	2004	144,936		59,250	6,514	(2)			4,731	(13)
Human Resources	2003	141,396		40,264	5,340	(2)	100		4,617	(14)

(1)	On April 3, 2003, Mr. Donovan was granted 45,605 restricted shares of our common stock, and Messrs. Ryan and Cunningham each were granted 10,000 restricted shares of our common stock. The per share value as of the grant date was $0.10. These restricted shares are entitled to receive dividends should we authorize dividends on our common stock. These restricted shares vest according to the schedule described in “— Restricted Stock Plan.” As of December 31, 2005, the value of the vested restricted shares held by Mr. Donovan was $59,744, and the value of the vested restricted shares held by each of Messrs. Ryan and Cunningham was $13,100.

(2)	Represents tax gross-up payments for automobile allowances and, for Mr. Palacci only, a moving allowance.

(3)	Represents amount contributed to the Viskase SAVE Plan.

(4)	Includes compensation received as a consultant in 2005 prior to the time that Mr. Palacci became an executive officer.

(5)	Represents amount paid for group life insurance.

(6)	Includes $5,791 contributed to the Viskase SAVE Plan, $2,448 contributed to the Non-Qualified Plan and $512 paid for group life insurance.

(7)	Includes $5,791 contributed to the Viskase SAVE Plan, $2,268 contributed to the Non-Qualified Plan and $512 paid for group life insurance.

(8)	Includes $5,791 contributed to the Viskase SAVE Plan, $2,440 contributed to the Non-Qualified Plan and $512 paid for group life insurance.

(9)	Includes $4,352 contributed to the Viskase SAVE Plan and $386 paid for group life insurance.

(10)	Includes $4,352 contributed to the Viskase SAVE Plan and $386 paid for group life insurance.

(11)	Includes $4,246 contributed to the Viskase SAVE Plan and $375 paid for group life insurance.

(12)	Includes $4,348 contributed to the Viskase SAVE Plan and $383 paid for group life insurance.

(13)	Includes $4,348 contributed to the Viskase SAVE Plan and $383 paid for group life insurance.

(14)	Includes $4,242 contributed to the Viskase SAVE Plan and $375 paid for group life insurance.

Restricted Stock Plan

There were initially 660,000 shares of common stock reserved for grant to our management and employees under the Viskase Companies, Inc. Restricted Stock Plan. On April 3, 2003, the Company granted 330,070 shares of restricted common stock (“Restricted Stock”) under the Restricted Stock Plan. Shares granted under the Restricted Stock Plan vested 12.5% on the grant date and vest 17.5%, 20%, 20% and 30% on the first, second, third and fourth anniversaries, respectively, of the grant date, subject to acceleration upon the occurrence of certain events. As of April 3, 2006, 70% of the restricted stock grants were vested. The Restricted Stock expense for 2005, 2004 and the period April 3, 2003 through December 31, 2003 for the Reorganized Company was $6,000, $6,000 and $11,000, respectively.

Stock Option Exercises and Holdings

The following two tables provide information concerning the grants of stock options for common stock and the exercise of common stock during the fiscal year ended December 31, 2005 and the fiscal year-end value of stock options for common stock with respect to each of the persons named in the Summary Compensation Table:

Option/SAR Grants in 2005

					Potential Realizable Value
	Number of	Percent of			at Assumed Rates of
	Securities	Total			Return of Stock Price
	Underlying	Options	Exercise or		Appreciation for Option
	Options	Granted in	Base Price	Expiration	Term
	Granted(1)	Fiscal Year	($ per share)	Date	5%(2)	10%(2)

Robert L. Weisman
Henry M. Palacci	50,000	10.10%	$2.90	1/12/2015	$91,190	$231,093
Gordon S. Donovan	50,000	10.10%	$2.90	1/12/2015	$91,190	$231,093
John O. Cunningham	50,000	10.10%	$2.90	1/12/2015	$91,190	$231,093
Maurice J. Ryan	50,000	10.10%	$2.90	1/12/2015	$91,190	$231,093

(1)	Stock options are granted under the Viskase Companies, Inc. 2005 Stock Option Plan, as amended and restated (“Stock Option Plan”). Stock options generally become exercisable on a cumulative basis in annual increments of one-third of the optioned shares, commencing on the first anniversary of the grant date. Upon (i) a “Change of Control” of the Company and (ii) termination of the “Participant” without “Cause” within twelve months of the “Change of Control”, as defined in the Stock Option Plan, all of said Participant(s) outstanding stock options become immediately exercisable.

(2)	The potential realizable value is based on the term of the stock option at the date of grant (ten (10) years). It is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term, and that the stock option is exercised and sold on the last day of the stock option term for the appreciated stock price. These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises and on the sale of shares of common stock acquired upon exercise are dependent on the future performance the common stock and overall stock market conditions. There can be no assurance that the amounts reflected in this table will be achieved.

Aggregated Option/SAR Exercises in 2005 and December 31, 2005 Option Values

					$ Value of
					Unexercised In-the-
			Number of Securities		Money Options at
			Underlying Unexercised		12/31/2005
	Shares Acquired on		Options at 12/31/2005		Exercisable/
Name	Exercise (#)	Value Realized ($)	Exercisable/Unexercisable		Unexercisable

Robert L. Weisman	—	—	166,667	/ 333,333	$36,667	/$73,333
Henry M. Palacci	—	—	0	/ 50,000	0	/ 0
Gordon S. Donovan	—	—	0	/ 50,000	0	/ 0
Maurice J. Ryan	—	—	0	/ 50,000	0	/ 0
John O. Cunningham	—	—	0	/ 50,000	0	/ 0

Equity Compensation Plan Information Table

The following table provides information as of December 31, 2005 regarding the number of shares of the Company’s common stock that may be issued under the Company’s equity compensation plans.

	(a)	(b)		(c)
				Number of
				Securities
				Remaining
				Available for
				Future Issuance
				Under Equity
	Number of	Weighted		Compensation
	Securities to be	Average Exercise		Plans Excluding
	Issued Upon Exercise	Price of		Securities
	of Outstanding	Outstanding		Reflected in
Plan Category	Options	Options		Column (a)

Equity compensation plans approved by security holders	309,640	N/A	(1)	350,360
Equity compensation plans not approved by security holders	985,000	$2.65		15,000

Total	1,294,640	$2.65		365,360

(1)	These securities consist of restricted stock awards, which vest without the payment of additional consideration.

Pension Plan Table

The following table sets forth estimated annual benefits payable upon retirement under the Retirement Program for Employees of Viskase Companies, Inc. (“Retirement Program”) to employees of the Company, in specified remuneration and years of service classifications.

Assumed Final Average	Annual Benefits for Years of Service Indicated (2)(3)
Annual Salary(1)	15	20	25	30	35	40

$100,000	$18,000	$24,000	$30,000	$36,000	$42,000	$48,000
125,000	22,500	30,000	37,500	45,000	52,500	60,000
150,000	27,000	36,000	45,000	54,000	63,000	72,000
175,000	31,500	42,000	52,500	63,000	73,500	84,000
200,000	36,000	48,000	60,000	72,000	84,000	96,000
225,000	40,500	54,000	67,500	81,000	94,500	108,000
250,000	45,000	60,000	75,000	90,000	105,000	120,000
275,000	49,500	66,000	82,500	99,000	115,500	132,000
300,000	54,000	72,000	90,000	108,000	126,000	144,000

(1)	Annual benefits payable under the Retirement Program are calculated based on the participant’s average base salary for the consecutive thirty-six (36) month period immediately prior to retirement.

(2)	The annual benefits payable are based on straight-life annuity basis at normal retirement age. The benefits reported in this table are not subject to any reduction for benefits paid by other sources, including social security. As of December 31, 2005, Messrs. Donovan, Ryan and Cunningham were credited with 18, 29 and 16 years of service, respectively. Messrs. Weisman and Palacci are not eligible to participate in the Retirement Program.

(3)	Effective December 31, 2006, the Retirement Plan will be frozen and participants will no longer earn additional benefits under the Retirement Plan.

Compensation of Directors

Each director who is not an officer of the Company received an annual retainer of $10,000 in 2005 and a fee of $1,000 for each attended meeting of the Board of Directors. Chairmen of committees (other than any special committee established in 2005 to consider certain strategic alternatives with respect to the Company) of the Board of Directors received an annual retainer of $1,500 in 2005. Directors also received a fee for each attended meeting of a committee of the Board of Directors of $1,000 ($500 in the case of committee meetings occurring immediately before or after meetings of the full Board of Directors). Directors who are officers of the Company do not receive compensation in their capacity as directors. The Company did not hold an annual meeting of stockholders during 2005.

Compensation Committee Interlocks and Insider Participation

The Company’s Board of Directors does not maintain a standing Compensation and Benefits Committee; compensation for executive officers are reviewed and approved by the entire Board of Directors, except that Mr. Weisman does not participate in deliberations regarding his own compensation. No executive officer of the Company serves as a member of the board of directors or compensation committee of any public entity that has one or more executive officers serving as a member of the Company’s Board of Directors.

Employment Agreements and Change-in-Control Arrangements

Employment Agreement with Robert L. Weisman.  On October 4, 2004, we entered into an employment agreement with Robert L. Weisman. Pursuant to this agreement, Mr. Weisman agreed to serve as our President and Chief Executive Officer. The initial term of the agreement is three years, commencing on October 4, 2004 and ending on October 4, 2007. However, Mr. Weisman’s employment is at will, and it may be terminated by us for various reasons set forth in the agreement and by Mr. Weisman for any reason.

Under the agreement, Mr. Weisman receives an annual base salary of at least $250,000. This salary may be increased annually based on reviews by the Board of Directors. Mr. Weisman is also eligible to participate in our: (i) Management Incentive Plan, a bonus program calculated as a percentage of his base salary depending on our performance and our appraisal of his personal performance; (ii) Non-Qualified Parallel Plan; and (iii) other employee and fringe benefit and/or profit sharing plans that we provide to other senior executive employees, including medical and health plans. In addition, the agreement provided that Mr. Weisman would receive stock options with respect to 500,000 shares of common stock, at an exercise price of $2.40 per share.

If Mr. Weisman’s employment is terminated by us for reasons other than disability or “Cause,” as defined in the agreement, we will: (1) continue to pay Mr. Weisman for six months at a per annum rate equivalent to his base salary; (2) provide Mr. Weisman and his spouse medical and health insurance coverage for six months or until Mr. Weisman receives such coverage from another employer, whichever is earlier; and (3) pay Mr. Weisman a pro rata portion of the bonus for which he is eligible. Pursuant to the agreement, Mr. Weisman is generally prohibited during the term of the agreement, and for a period of twelve months thereafter, from competing with us, soliciting any of our customers or inducing or attempting to persuade any of our employees to terminate his or her employment with us to enter into competitive employment.

Severance Benefit Agreement with Gordon S. Donovan.  On January 3, 2006, Viskase Companies, Inc. entered into a severance benefit agreement (“Severance Benefit Agreement”) dated as of January 3, 2006 with Gordon S. Donovan (“Executive”), the Company’s Vice President and Chief Financial Officer.

Under the Severance Benefit Agreement, the Executive’s employment by the Company shall be on an “at will” basis and may be terminated at any time subject to the terms of the Severance Benefit Agreement. In the event the Executive’s employment is terminated for Cause (as defined in the Severance Benefit Agreement) or as a result of the Executive’s Disability (as defined), the Company shall pay Accrued Compensation (as defined) through the termination date. In the event the Executive’s employment is terminated by the Company except for Cause or as a result of the Executive’s Disability, then the Company shall pay to the Executive Accrued Compensation plus six (6) months’ base salary. In the event the Executive’s employment is terminated (i) by the Company within twelve (12) months following a Change of Control (as defined), except for Cause or as a result of the Executive’s Disability, or (ii) by the Executive within twelve months following a Change in Control for Good Reason (as defined), then in lieu of the severance specified in the immediately preceding sentence, the Company shall pay to the Executive Accrued Compensation plus twelve (12) months’ base salary. In addition to the foregoing, the Executive shall be eligible to receive the pro rata portion of the Executive’s management incentive plan bonus for the year in which the termination occurs and such other benefits as are provided by the Company’s then-current severance policy for employees at the Executive’s level.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our common stock as of November 7, 2006 of (i) each person or group of persons known to us to beneficially own more than 5% of the outstanding shares of common stock, (ii) each director of the Company, (iii) each executive officer of the Company listed in the Summary Compensation Table above and (iv) all executive officers and directors of the Company as a group. In June 2003, we terminated our registration under Section 12(g) of the Exchange Act and, therefore, we have not been subject to the reporting requirements of the Exchange Act since that time. All information below is taken from or based upon ownership filings previously made by such persons with the SEC or upon information provided to us by such persons, but because such persons have not been subject to the beneficial ownership reporting requirements of the Exchange Act, complete and accurate information with respect to current beneficial ownership provided may be unavailable. To our knowledge, each of the holders of common stock listed below has sole voting and investment power as to the shares of common stock owned, unless otherwise noted. Subject to the foregoing, the ownership percentages disclosed are based on information as of November 8, 2006.

On November 7, 2006, the Company entered into a Series A Preferred Stock Purchase Agreement with Koala Holdings, LLC, an entity controlled by Carl C. Icahn (“Koala”), Grace Brothers, Ltd. (“Grace”) and Northeast Investors Trust (“Northeast”). The Series A Preferred Stock becomes convertible into common stock on the six-month anniversary of the November 8, 2006 date of issuance. The Series A Preferred Stock may become convertible prior to such time upon the occurrence of certain events. In connection with its purchase of Series A Preferred Stock, Koala has a one-time, non-assignable option to purchase a number of shares of common stock sufficient to give it 50.1% of the outstanding shares of common stock of the Company, on a fully diluted basis following the completion of the rights offering and the related conversion of the Series A Preferred Stock. Promptly following the completion of this rights offering and conversion of any shares of Series A Preferred Stock not redeemed in connection with the rights offering, the Company is to provide Koala with written notice of the number of shares of common stock then outstanding (on a fully diluted basis) and the number of shares of common stock required to be purchased by Koala in order for Koala and its affiliates to collectively own 50.1% of the outstanding shares of common stock of the Company, on a fully diluted basis. Koala would have ten (10) business days to exercise such option, which option, if exercised must be exercised in full, with payment made by Koala promptly following the exercise of such option. If the option is exercised, Icahn would be able to maintain his control over the Company, regardless of how many holders of the Company’s common stock participate in the rights offering. If Koala exercises its option, each of the other holders of Series A Preferred Stock will have a one-time, non-assignable option to purchase a number of shares of common stock such that, if it fully exercises such option, its percentage ownership of the aggregate outstanding common stock of the Company relative to Koala will remain the same as prior to

Koala’s exercise of its option. The shares underlying the option have been disregarded for purposes of the following table.

		Percentage of
		Total
	Number of Shares	Outstanding		Percentage of
	of Series A	Series A	Number of Shares	Total Outstanding
Name and Address of Beneficial Owner	Preferred Stock(1)	Preferred Stock	of Common Stock	Common Stock

Carl C. Icahn(2)	10,769,231	87.50%	2,868,005	28.86%
Barberry Corp.
High River Limited Partnership
Meadow Walk Limited Partnership
Koala Holding LLC
Grace Brothers, Ltd.(3)	1,025,641	8.33%	304,483	3.04%
Northeast Investors Trust(4)	512,820	4.17%	1,293,291	13.02%
BlackRock, Inc.(5)			1,428,428	14.38%
BlackRock Debt Strategies Fund, Inc.
Ore Hill Partners LLC(6)			943,789	9.26%
Robert L. Weisman(7)			333,333	3.25%
Henry Palacci(7)(8)			33,333	*
Gordon S. Donovan(7)(8)			65,840	*
Maurice J. Ryan(7)(8)(10)			40,333	*
John O. Cunningham(7)(8)(10)			40,333	*
Vincent J. Intrieri(7)			0	*
SungHwan Cho(7)			0	*
Eugene I. Davis(7)			0	*
James L. Nelson(7)			0	*
Peter K. Shea(7)			0	*
Jon F. Weber(7)			0	*
All directors and named executive officers as a group (11 persons)	0	*	513,152	4.93%

*	Represents less than 1%.

(1)	The Series A Preferred Stock is convertible into common stock. Beginning on the six-month anniversary of the November 8, 2006 date of issuance, (i) the Series A Preferred Stock is convertible into Common Stock at the election of the holder at a conversion price of $1.365 per share and (ii) the Series A Preferred Stock is convertible into Common Stock in whole upon the written request of the holders of at least a majority of the outstanding Series A Preferred Stock at a conversion price of $1.365 per share. Provided that the rights offering has been initiated no later than ninety (90) days after the date of initial issuance of the Series A Preferred Stock, the Series A Preferred Stock not redeemed from the proceeds of the rights offering will, shortly after the expiration or early termination of the rights offering, automatically convert into Common Stock at a conversion price of $1.365 per share. The conversion price in each case is applied to the liquidation value of the Series A Preferred Stock plus accrued but unpaid dividends thereon. The conversion prices are subject to anti-dilution adjustments. The shares of Series A Preferred Stock vote on an as-converted basis and accordingly are initially entitled to approximately 1.5893 votes per share. A total of 12,307,692 shares of Series A Preferred Stock were issued pursuant to the SPA and have an initial total of 19,560,440 votes.

(2)	Mr. Icahn is the sole shareholder, director and executive officer of Barberry Corp. (“Barberry”), which is the general partner of each of High River Limited Partnership (“High River”) and Meadow Walk Limited Partnership (“Meadow Walk”). As such, Mr. Icahn is in a position, directly or indirectly, to determine the investment and voting decisions with respect to the common stock owned by Barberry, High River and Meadow Walk. In addition, Barberry is the managing member of Koala Holding LLC (“Koala”). As such, Mr. Icahn is in a position, directly or indirectly, to determine the investment and voting decisions with respect to the Series A Preferred Stock owned by Koala. The ownership indicated includes 1,236,537 shares of common stock owned directly by Barberry, 1,331,656 shares of common stock owned directly by High River, 299,812 shares of common stock owned directly by Meadow Walk, and 10,769,231 shares of Series A Preferred Stock owned by Koala. The address for each of Mr. Icahn and Koala is c/o Icahn Associates Corp., 767 Fifth Avenue, 47th Floor, New York, New York 10153 and the address for each of Barberry, High River and Meadow Walk is 100 South Bedford Road, Mount Kisco, New York 10549.

 (3) Common stock ownership includes 65,402 shares issuable upon the exercise of warrants at $0.01 per share. The address for Grace Brothers, Ltd. is 1560 Sherman Avenue, Suite 900, Evanston, Illinois 60201.

(4)	The address for Northeast Investors Trust is 150 Federal Street, Suite 1500, Boston, Massachusetts 02110.

(5)	The ownership indicated is according to a Schedule 13G filed with the SEC on October 10, 2006. The ownership indicated includes shares of Common Stock over which BlackRock, Inc. and BlackRock Debt Strategies Fund, Inc. share voting and dispositive power. The address of BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022, and the address of BlackRock Debt Strategies Fund, Inc. is 800 Scudders Mill Road, Plainsboro, New Jersey 08536.

(6)	Common Stock ownership includes 256,287 shares issuable upon the exercise of warrants at $0.01 per share. The address for Ore Hill Partners LLC is 650 Fifth Avenue, 9th Floor, New York, New York 10019.

(7)	The address for each of our officers and directors is c/o Viskase Companies, Inc., 8205 South Cass Avenue, Suite 115, Darien, IL 60561. Mr. Weisman was granted 500,000 common stock options pursuant to his employment agreement, 333,333 shares of which are vested.

(8)	Messrs. Palacci, Donovan, Ryan and Cunningham were each granted options on 50,000 shares of common stock pursuant to the 2005 Stock Option Plan, 33,333 shares of which are vested or will become vested within 60 days of this filing.

(9)	Mr. Donovan was granted 45,605 shares of Restricted Stock pursuant to the Restricted Stock Plan, of which 31,924 are vested. Mr. Donovan also directly owns warrants to purchase 160 shares of common stock and beneficially owns through our 401(k) plan, the non-parallel plan, his IRA and his spouse’s IRA, warrants to purchase 324, 59, 20 and 20 shares of common stock, respectively. Mr. Donovan disclaims beneficial ownership of the warrants to purchase 20 shares of common stock held in his spouse’s IRA.

(10)	Messrs. Ryan and Cunningham were each granted 10,000 shares of Restricted Stock pursuant to the Restricted Stock Plan, 7,000 shares of which are vested.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During the year ended December 31, 2005, we purchased $0.130 million in telecommunication services from XO Communications, Inc., an affiliate of Carl C. Icahn, who may be deemed to be the beneficial owner of approximately 28.86% of our common stock and 87.5% of our Series A Preferred Stock. We believe that the purchase of the telecommunication services was on terms at least as favorable as we would expect to negotiate with an unaffiliated party.

On November 7, 2006, the Company entered into a Series A Preferred Stock Purchase Agreement (the “Series A Purchase Agreement”) with Koala Holdings, LLC, an entity controlled by Carl C. Icahn (“Koala”), Grace Brothers, Ltd. (“Grace”) and Northeast Investors Trust (“Northeast”). Koala, Grace and Northeast are collectively referred to herein as the “Series A Purchasers”. Under the Series A Purchase Agreement, on November 8, 2006 the Series A Purchasers collectively acquired 12,307,692 shares of Series A Preferred Stock from the Company at a price of $1.95 per share for an aggregate of $24,000,000. Koala purchased 10,769,231 shares of Series A Preferred Stock for an aggregate purchase price of $21,000,000.45; Grace purchased 1,025,641 shares of Series A Preferred Stock for an aggregate purchase price of $1,999,999.95; and Northeast purchased 512,820 shares of Series A Preferred Stock for an aggregate purchase price of $999,999.00.

The Series A Purchase Agreement contains representations and warranties, closing conditions and rights of indemnification that are customary for transactions of this nature. In addition, under the Series A Purchase Agreement, the Company agreed to use commercially reasonable efforts to initiate the rights offering by no later than February 6, 2007 and to complete the rights offering by no later than May 6, 2007. The Company further agreed that all proceeds of the rights offering would be used to redeem the shares of Series A Preferred Stock acquired by the Series A Purchasers and that, if the Series A Purchasers who received subscription rights in the rights offering desired to participate in the rights offering, such Series A Purchaser would be entitled to pay the Exercise Price for the subscription rights in the form of shares of Series A Preferred Stock valued at their liquidation value plus accrued and unpaid dividends thereon. The Series A Purchasers agreed that, in the event the proceeds received in connection with the rights offering, excluding any proceeds received from the common stockholders who also hold Series A Preferred Stock, is greater than or equal to $10 million, they will exercise a ratable portion of their subscription rights equal to the percentage of subscription rights exercised by all such other common stockholders. The Company also entered into a registration rights agreement with the Series A Purchasers providing for demand, piggyback and shelf resale registration rights.

Under the Series A Purchase Agreement Koala has a one-time, non-assignable option to purchase a number of shares of common stock sufficient to give it 50.1% of the outstanding shares of common stock of the Company, on a fully diluted basis. Promptly following the completion of this rights offering and conversion of any shares of Series A Preferred Stock not redeemed in connection with the rights offering, the Company is to provide Koala with written notice of the number of shares of common stock then outstanding (on a fully diluted basis) and the number of shares of common stock required to be purchased by Koala in order for Koala and its affiliates to collectively own 50.1% of the outstanding common stock (on a fully diluted basis). Koala would have ten business days to exercise such option, which option, if exercised, must be exercised in full, with payment made by the Koala promptly following exercise of such option. In addition, if Koala exercises its option, each of the other holders of Series A Preferred Stock will have a one-time, non-assignable option to purchase a number of shares of common stock such that, if it fully exercises such option, its percentage ownership of the aggregate outstanding common stock of the Company relative to Koala will remain the same as prior to Koala’s exercise of its option. In each case, the exercise price per share for the options of the holders of Series A Preferred Stock is equal to the Exercise Price for the rights pursuant to this rights offering.

Finally, pursuant to the Series A Purchase Agreement, the shares of Series A Preferred Stock vote on an as-converted basis and accordingly are initially entitled to approximately 1.5893 votes per share. The 12,307,692 shares of Series A Preferred Stock have an initial total of 19,560,440 votes. Koala’s shares of Series A Preferred Stock have an initial total of 17,115,385 votes. As mentioned above, other affiliates of Mr. Icahn own 28.86% of our common stock. As a result of the foregoing, Mr. Icahn is the beneficial owner of shares of capital stock having a total of 19,983,390 votes, or approximately 67.7% of the aggregate total of 29,497,215 votes.

DESCRIPTION OF CERTAIN INDEBTEDNESS

The following summary of certain provisions of the instruments evidencing our material indebtedness does not purport to be complete, but it does discuss the provisions that are, in our view, material for investors in the common stock, and is subject to all of the provisions of the corresponding agreements, including the definitions of certain terms therein that are not otherwise defined in this Prospectus.

Revolving Credit Facility

On June 29, 2004, the Company entered into a $20.0 million secured revolving credit facility (“Revolving Credit Facility”). The Revolving Credit Facility includes a letter of credit subfacility of up to $10.0 million of the total $20.0 million maximum facility amount. The Revolving Credit Facility expires on June 29, 2009. Borrowings under the loan and security agreement governing this Revolving Credit Facility are subject to a formula based on percentages of eligible domestic receivables and eligible domestic inventory. Under the Revolving Credit Facility, we will be able to choose between two per annum interest rate options: (i) the lender’s prime rate and (ii) LIBOR plus a margin currently set at 2.25% (which margin will be subject to performance based increases up to 2.50% and decreases down to 2.00%); provided that the minimum interest rate shall be at least equal to 3.00%. Letter of credit fees will be charged a per annum rate equal to the then applicable LIBOR rate margin less 50 basis points. The Revolving Credit Facility also provides for an unused line fee of 0.375% per annum.

Indebtedness under the Revolving Credit Facility is secured by liens on substantially all of the Company’s and the Company’s domestic subsidiaries’ assets, with liens: (i) on inventory, accounts receivable, lockboxes, deposit accounts into which payments are deposited and proceeds thereof, which will be contractually senior to the liens securing the 11.5% Senior Secured Notes and the related guarantees pursuant to an intercreditor agreement; (ii) on real property, fixtures and improvements thereon, equipment and proceeds thereof, which will be contractually subordinate to the liens securing the 11.5% Senior Secured Notes and such guarantees pursuant to such intercreditor agreement; (iii) on all other assets, will be contractually pari passu with the liens securing the 11.5% Senior Secured Notes and such guarantees pursuant to such intercreditor agreement.

The Revolving Credit Facility contains various covenants that restrict the Company’s ability to, among other things, incur indebtedness, enter into mergers or consolidation transactions, dispose of assets (other than in the ordinary course of business), acquire assets, make certain restricted payments, prepay any of the 8% Senior Subordinated Secured Notes due December 1, 2008 (“8% Notes”) at a purchase price in excess of 90% of the aggregate principal amount thereof (together with accrued and unpaid interest to the date of such prepayment), create liens on our assets, make investments, create guarantee obligations and enter into sale and leaseback transactions and transactions with affiliates, in each case subject to permitted exceptions. The Revolving Credit Facility also requires that we comply with various financial covenants, including meeting a minimum EBITDA requirement and limitations on capital expenditures in the event our usage of the Revolving Credit Facility exceeds 30% of the facility amount. The Company was in compliance with the minimum EBITDA and permitted capital expenditures covenants as of September 30, 2006.

On November 7, 2006, the Company entered into an amendment of the Revolving Credit Facility. Pursuant thereto, the Revolving Credit Facility was amended (i) to permit the issuance and redemption of $24.0 million of Series A Preferred Stock, (ii) to permit the offering of $24.0 million of common stock by the Company in connection in connection with and to redeem the Series A Preferred Stock, (iii) to add or modify the definitions of Maquiladora, Maquila Program, Capital Expenditures, Notes and Permitted Investments, (iv) to increase the amount of the existing Permitted Investment and Permitted Indebtedness baskets, and (v) to permit issuance of additional 11.5% Senior Secured Notes to refinance the 8% Notes.

The average interest rate on short-term borrowing for the first nine months of 2006 was 8.14%

The Revolving Credit Facility also requires payment of a prepayment premium in the event that it is terminated prior to maturity. The prepayment premium, as a percentage of the $20.0 million facility amount, is 1% through June 29, 2007.

11.5% Senior Secured Notes Due 2011

On June 29, 2004, the Company issued $90.0 million of 11.5% Senior Secured Notes due 2011 (“11.5% Senior Secured Notes”) and 90,000 warrants (“New Warrants”) to purchase an aggregate of 805,230 shares of common stock of the Company. The 11.5% Senior Secured Notes have a maturity date of, and the New Warrants expire on, June 15, 2011. Interest on the 11.5% Senior Secured Notes is payable semi-annually in cash on June 15 and December 15 of each year.

Each of the 90,000 New Warrants entitles the holder to purchase 8.947 shares of the Company’s common stock at an exercise price of $.01 per share. The New Warrants were valued at $11.117 per warrant for accounting purposes using a fair value method for an aggregate fair value of $1,001. The remaining $88.899 million of aggregate proceeds was allocated to the carrying value of the 11.5% Senior Secured Notes as of June 29, 2004.

The 11.5% Senior Secured Notes will be guaranteed on a senior secured basis by all of our future domestic restricted subsidiaries that are not Immaterial Subsidiaries (as defined). The 11.5% Senior Secured Notes and the related guarantees (if any) are secured by substantially all of the tangible and intangible assets of the Company and guarantor subsidiaries (if any); and includes the pledge of the capital stock directly owned by the Company or the guarantors; provided that no such pledge will include more than 65% of any foreign subsidiary directly owned by the Company or the guarantor. The Indenture and the security documents related thereto provide that, to the extent that any rule is adopted, amended or interpreted that would require the filing with the SEC (or any other governmental agency) of separate financial statements for any of our subsidiaries due to the fact that such subsidiary’s capital stock secures the Notes, then such capital stock will automatically be deemed not to be part of the collateral securing the Notes to the extent necessary to not be subject to such requirement. In such event, the security documents may be amended, without the consent of any holder of Notes, to the extent necessary to release the liens on such capital stock.

With limited exceptions, the 11.5% Senior Secured Notes require that the Company maintain a minimum annual level of EBITDA calculated at the end of each fiscal quarter as follows:

Fiscal Quarter Ending	Amount

September 30, 2004 through September 30, 2006	$16.0 million
December 31, 2006 through September 30, 2008	$15.0 million
December 31, 2008 and thereafter	$20.0 million

unless the sum of (i) unrestricted cash of the Company and its restricted subsidiaries as of such day and (ii) the aggregate amount of advances that the Company is actually able to borrow under the Revolving Credit Facility on such day (after giving effect to any borrowings thereunder on such day) is at least $10.0 million. The Company was in compliance with the minimum annual level of EBITDA as of September 30, 2006.

The 11.5% Senior Secured Notes limit the ability of the Company to: (i) incur additional indebtedness; (ii) pay dividends, redeem subordinated debt, or make other restricted payments; (iii) make certain investments or acquisitions; (iv) issue stock of subsidiaries; (v) grant or permit to exist certain liens; (vi) enter into certain transactions with affiliates; (vii) merge, consolidate, or transfer substantially all of our assets; (viii) incur dividend or other payment restrictions affecting certain subsidiaries; (ix) transfer, sell or acquire assets, including capital stock of subsidiaries; and (x) change the nature of our business.

At any time prior to June 15, 2008, the Company may redeem, at its option, some or all of the 11.5% Senior Secured Notes at a make-whole redemption price equal to the greater of (i) 100% of the aggregate principal amount of the 11.5% Senior Secured Notes being redeemed and (ii) the sum of the present values of 105 3/4% of the aggregate principal amount of such 11.5% Senior Secured Notes and scheduled payments of interest on such 11.5% Senior Secured Notes to and including June 15, 2008, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points, together with, in each case, accrued and unpaid interest and additional interest, if any, to the date of redemption. The make-whole redemption price as of September 30, 2006 is approximately 116%.

On or after June 15, 2008, the Company may redeem, at its option, some or all of the 11.5% Senior Secured Notes at the following redemption prices, plus accrued and unpaid interest to the date of redemption:

For the Periods Below	Percentage

On or after June 15, 2008	105 3/4%
On or after June 15, 2009	102 7/8%
On or after June 15, 2010	100%

Prior to June 15, 2007, the Company may redeem, at its option, up to 35% of the aggregate principal amount of the 11.5% Senior Secured Notes with the net proceeds of any equity offering at 111 1/2% of their principal amount, plus accrued and unpaid interest to the date of redemption, provided that at least 65% of the aggregate principal amount of the 11.5% Senior Secured Notes remains outstanding immediately following the redemption.

Within 90 days after the end of each fiscal year ending in 2006 and thereafter, for which the Company’s Excess Cash Flow (as defined) was greater than or equal to $2.0 million, the Company must offer to purchase a portion of the 11.5% Senior Secured Notes at 101% of principal amount, together with accrued and unpaid interest to the date of purchase, with 50% of our Excess Cash Flow from such fiscal year (“Excess Cash Flow Offer Amount”); except that no such offer shall be required if the Revolving Credit Facility prohibits such offer from being made because, among other things, a default or an event of default is then outstanding thereunder. The Excess Cash Flow Offer Amount shall be reduced by the aggregate principal amount of 11.5% Senior Secured Notes purchased in eligible open market purchases as provided in the indenture. We do not expect that there will be any Excess Cash Flow (as defined) for the 2006 fiscal year.

If the Company undergoes a change of control (as defined), the holders of the 11.5% Senior Secured Notes will have the right to require the Company to repurchase their 11.5% Senior Secured Notes at 101% of their principal amount, plus accrued and unpaid interest to the date of purchase.

If the Company engages in asset sales, it must either invest the net cash proceeds from such sales in its business within a certain period of time (subject to certain exceptions), prepay indebtedness under the Revolving Credit Facility (unless the assets that are the subject of such sales are comprised of real property, fixtures or improvements thereon or equipment) or make an offer to purchase a principal amount of the 11.5% Senior Secured Notes equal to the excess net cash proceeds. The purchase price of each 11.5% Senior Secured Note so purchased will be 100% of its principal amount, plus accrued and unpaid interest to the date of purchase.

On November 7, 2006, the Company entered into a first supplemental indenture to amend the provisions of the 11.5% Senior Notes indenture. Pursuant thereto, the indenture was amended (i) to permit the issuance and redemption of $24.0 million of Series A Preferred Stock, (ii) to permit the offering of $24.0 million of common stock by the Company in connection in connection with and to redeem the Series A Preferred Stock, (iii) to modify the definitions of Consolidated Net Income, Permitted Indebtedness and Permitted Investment, (iv) to reduce the minimum annual level of EBITDA for the fiscal quarters ending December 31, 2006 though September 30, 2008 from $16.0 million to $15.0 million, (v) to modify the proviso that such minimum annual level of EBITDA covenant is in effect only when the amount of unrestricted cash and availability under the Revolving Credit Facility is below $10.0 million, (vi) to revise the required reporting to holders, (vii) to modify the Consolidated Net Worth and Fixed Charge Coverage Ratio requirement related to a merger, consolidation or sale of assets and (viii) to permit the possible issuance of additional 11.5% Senior Secured Notes to refinance the 8% Notes.

8% Senior Notes Due 2008

The 8% Notes bear interest at a rate of 8% per year, and accrue interest from December 1, 2001, payable semi-annually (except annually with respect 2005 and quarterly with respect to 2006), with interest payable in the form of 8% Notes (paid-in-kind) through 2004. Interest for 2005 and 2006 will be payable in cash to the extent of available cash flow, as defined, and the balance in the form of 8% Notes (paid-in-kind). For the year ended December 31, 2005 and the quarters ended March 31, 2006 and June 30, 2006, interest on the 8% Notes was paid entirely in the form of 8% Notes (paid-in-kind). We expect to pay all of the interest payable in 2006 in the form of 8% Notes (paid-in-kind). Thereafter, interest will be payable in cash. The 8% Notes mature on December 1, 2008.

The 8% Notes were valued at market in fresh-start accounting. The discount to face value is being amortized using the effective-interest rate methodology through maturity with an effective interest rate of 10.46%.

On June 29, 2004, the holders contractually subordinated the Company’s obligations under the 8% Notes to obligations under certain indebtedness, including the 11.5% Senior Secured Notes and the Revolving Credit Facility. The carrying amount of the 8% Notes outstanding at September 30, 2006 is $15.152 million.

The following table summarizes the carrying value of the 8% Notes at December 31 assuming interest through 2006 is paid in the form of 8% Notes (paid-in-kind)(dollars in thousands):

	2006	2007

8% Subordinated Notes
Principal	$18,684	$18,684
Discount	(2,283)	(1,148)

Carrying Value	$16,401	$17,536

Letter of Credit Facility

Letters of credit in the amount of $2.419 million were outstanding under letter of credit facilities with commercial banks and were cash collateralized at September 30, 2006.

DESCRIPTION OF CAPITAL STOCK

General

Our authorized capital stock consists of 100,000,000 shares, with (i) 50,000,000 shares of common stock, par value $0.01 and (ii) 50,000,000 shares of preferred stock, par value $0.01. As of November 8, 2006, there were 10,811,483 shares of common stock issued and 9,936,775 shares of common stock outstanding. As of November 8, 2006 there are 15,000,000 shares of Series A Preferred Stock authorized and 12,307,692 shares of Series A Preferred Stock issued and outstanding. Our certificate of incorporation provides that we may not issue shares of capital stock without the approval of our Board of Directors upon the affirmative vote of no less than 80% of the authorized number of directors, including authorized but vacant directorships.

Subscription Rights

Each holder of common stock will be granted 1.23860025 subscription rights for each share of common stock held of record as of 5:00 p.m. New York City time, on December 30, 2006, the record date. An aggregate of up to 12,307,692 rights will be granted pursuant to the rights offering. Each right will be exercisable for one share of common stock until 5:00 p.m., New York City time, on February 27, 2007, the Expiration Date. An aggregate of up to 12,307,692 shares of common stock will be sold upon exercise of the subscription rights. Holders of subscription rights are entitled to purchase for the Exercise Price one share of common stock for each subscription right. The exercise of subscription rights granted in this offering is irrevocable. The Company is not applying for listing of the subscription rights on any exchange of dealer quotation system, and we cannot provide any assurances that holders of subscription rights will be able to transfer their subscription rights on an over-the-counter bulletin board or the pink sheets.

Common Stock

Holders of common stock are entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors.

Holders of common stock are entitled to receive a pro rata share of dividends when and as declared by the Board of Directors out of funds legally available for the payment of dividends and to participate pro rata in liquidating distributions. However, the rights of the holders of common stock are subject to the holders of all classes or series of stock outstanding, including the Series A Preferred Stock, at the time of a dividend distribution that have prior rights to the common stock. If you become a holder of the Company’s common stock, some of your rights will be subordinate to the holders of the Series A Preferred Stock. See “— Series A Preferred Stock.”

Preferred Stock

The Board of Directors is authorized to issue Preferred Stock, in one or more series, that may have such prior rights to the common stock without any further action by stockholders. The Board of Directors also has the authority, without further action by stockholders, to establish rights of holders of Preferred Stock with respect to voting, dividends, redemption, liquidation, conversion, retirement or sinking funds, restrictions upon actions relating to common stock, ranking, as well as other preferences, powers or rights. On November 8, 2006 we issued 12,307,692 shares of Series A Preferred Stock, which is further described below.

Series A Preferred Stock

We have authorized 15,000,000 shares and issued 12,307,692 shares of Series A Preferred Stock pursuant to a Series A Preferred Stock Purchase Agreement dated November 7, 2006, between us and Koala Holding, LLC, an entity controlled by Carl C. Icahn, Grace Brothers, Ltd. and Northeast Investors Trust, whereby we issued the Series A Preferred Stock in exchange for cash consideration of $24,000,000.

Dividends

For the period from the date of the issuance of the Series A Preferred Stock until the earlier of the expiration or earlier termination of the rights offering or the expiration of six months from such issuance, the Series A Preferred Stock will accrue a minimum aggregate dividend of $0.219375 per share. Thereafter, the shares of Series A Preferred Stock will accrue dividends at the rate of 15% per annum. Except in the event of a Deemed Liquidation Event (as described below), dividends on the Series A Preferred Stock will be payable when, as and if declared by the board of directors of the Company. No dividend will be paid on the common stock unless and until all accrued but unpaid dividends on the Series A Preferred Stock have been paid in full. At the election of the Board of Directors, in lieu of cash dividends, dividends on the Series A Preferred Stock may be paid in the form of additional shares of Series A Preferred Stock.

Liquidation Preference

Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or upon certain transactions constituting a “Deemed Liquidation Event”, the holders of the Series A Preferred Stock will be entitled to receive in preference to the holders of all other equity securities ranking junior in liquidation to the Series A Preferred Stock an amount equal to their original purchase price of $1.95 per share (the “Liquidation Value”), plus all accrued but unpaid dividends thereon.

A “Deemed Liquidation Event” is defined to mean the occurrence of either of the following events:

(i) except in certain circumstances, a merger or consolidation in which the company is a constituent party or a subsidiary of the Company is a constituent party and the Company issues shares of its capital stock pursuant to such merger or consolidation; and

(ii) except in certain circumstances, the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or any subsidiary of the Company of all or substantially all the assets of the Company and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Company if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries.

In the event of a Deemed Liquidation Event, if the Company does not effect a dissolution within 90 days thereafter, the Company must use the proceeds of such Deemed Liquidation Event to redeem outstanding shares of Series A Preferred Stock at a price per share equal to the Liquidation Value plus accrued and unpaid dividends thereon, unless holders of a majority of the then outstanding Series A Preferred Stock otherwise request in writing.

Voting

Except as provided by law or the Company’s certificate of incorporation, holders of Series A Preferred Stock and holders of the Company’s common stock will vote together as a single class, with the holders of Series A Preferred Stock voting their shares on an as-converted basis. So long as Series A Preferred Stock is outstanding, the Company may not, without the approval of holders of a majority of the then outstanding shares of Series A Preferred Stock (i) liquidate, dissolve or wind-up the Company or effect a Deemed Liquidation Event, (ii) with certain exceptions, amend, alter or repeal provisions of the Company’s certificate of incorporation or bylaws, (iii) with certain exceptions, create or issue additional classes or series of capital stock or increase the number of authorized shares of any class or series of capital stock (including the Series A Preferred Stock), (iv) with certain exceptions, purchase or redeem, or permit a subsidiary to purchase or redeem, any shares of capital stock of the Company, or pay or declare any dividends or make any distributions on any such shares of capital stock, or (v) with certain exceptions, declare or pay dividends or make distributions in respect of the common stock.

Conversion

Each share of Series A Preferred Stock is convertible at the option of the holder, and all shares of Series A Preferred Stock are convertible upon the request of holders of a majority of the outstanding Series A Preferred Stock, in each case, at any time after May 8, 2007. Each share of Series A Preferred Stock is also convertible at the option of the holder to the extent that, in such holder’s good faith judgment, the holding of such shares, together with any other stock of the Company held by such holder, is reasonably likely to result in the Company becoming included with such holder in a “controlled group” within the meaning given to such term under Section 414 of the Internal Revenue Code of 1986. In each such case, the holders of the Series A Preferred Stock have the right to convert their shares into a number of shares of the Company’s common equal to the Liquidation Value plus accrued and unpaid dividends divided by $1.365, subject to certain adjustments. The Company is obligated to use the proceeds from this rights offering to redeem the Series A Preferred Stock. Provided that this rights offering has been commenced no later than 90 days after the date of the initial issuance of the Series A Preferred Stock, upon the completion or earlier termination of this rights offering, each share of Series A Preferred stock that is not redeemed on or before the fifth calendar day following the completion of this rights offering will automatically convert into a number of shares of the Company’s common stock equal to the Liquidation Value plus accrued and unpaid dividends divided by $1.365, subject to certain adjustments. Shares of Series A Preferred Stock held by any holder will automatically be converted, to the extent that the holding of such shares, together with any other stock of the Company held by such holder or member of such holder’s “controlled group”, would cause the Company to be included in a controlled group that includes the holder, into a number a number of shares of common stock equal to the Liquidation Value plus accrued and unpaid dividends divided by $1.365, subject to certain adjustments.

Redemption

The Company is required to use the proceeds of this rights offering to redeem a percentage of the outstanding shares of Series A Preferred Stock equal to the gross proceeds of the rights offering divided by 24,000,000, multiplied by 100 and expressed as a percentage. In addition, the Company has the right to redeem, and each holder of the outstanding Series A Preferred stock has the right to require the Company to redeem, in whole or in part, each then outstanding share of Series A Preferred Stock at any time after September 30, 2011 for cash consideration equal to the per share Liquidation Value plus all accrued but unpaid dividends thereon. However, at any time prior to the date that the Company redeems the Series A Preferred Stock, the holders of the Series A Preferred stock have the right to convert such outstanding Series A Preferred Stock into the Company’s common stock.

Other

On June 29, 2004, the Company issued and sold the New Warrants as part of investment units that consisted of $1,000 principal amount of our 11.5% Senior Secured Notes and one New Warrant to purchase 8.947 shares of common stock at an exercise price of $0.01 per share throughout the entire exercise period. The exercise period for the New Warrants ends on June 15, 2011. There are currently New Warrants outstanding that are exercisable in the aggregate for 641,456 shares of our common stock.

In connection with the Company’s emergence from bankruptcy, on April 3, 2003, the Company issued warrants exercisable in the aggregate for 304,127 shares at an exercise price of $10.00 per share. All of such warrants are currently outstanding.

PRICE RANGE OF COMMON STOCK

Market Information.  The Company’s common stock is traded in the over-the-counter market and is quoted on the Pink Sheets Electronic Quotation Service under the symbol “VKSC”. The high and low closing bid prices of the common stock during 2006, 2005 and 2004 are set forth in the following table. Such prices reflect interdealer prices without markup, markdown or commissions and may not represent actual transactions.

2006	First Quarter	Second Quarter	Third Quarter	Fourth Quarter(1)

High	$3.25	$3.25	$2.70	$2.25
Low	$2.61	$2.60	$2.20	$1.45

2005	First Quarter	Second Quarter	Third Quarter	Fourth Quarter

High	$3.30	$3.50	$2.75	$2.65
Low	$2.85	$2.19	$1.80	$2.12

2004	First Quarter	Second Quarter	Third Quarter	Fourth Quarter

High	$0.51	$2.00	$2.50	$2.90
Low	$0.35	$0.35	$0.85	$2.38

(1)	Through December 19, 2006.

On December 19, 2006, the closing bid price of the common stock was $1.50.

Holders.  As of November 8, 2006, there were approximately 200 holders of record of the Company’s common stock.

Dividends.  We have not paid dividends on our common stock, and we do not anticipate paying dividends on our common stock in the foreseeable future. In addition, the terms of our revolving credit facility, the indenture governing the 11.5% Senior Secured Notes and the terms of the Series A Preferred Stock restrict our ability to pay dividends on the common stock.

Equity Compensation Plans.  For a discussion of the Company’s Equity Compensation Plans, See “Management.”

SHARES ELIGIBLE FOR FUTURE SALES

Convertible Securities

Series A Preferred Stock.  On November 8, 2006, the Company issued 12,307,692 shares of Series A Preferred Stock. Each share of Series A Preferred Stock becomes convertible starting May 8, 2006, or earlier under certain circumstances, into a number of shares of common stock equal to the liquidation value of $1.95 plus accrued and unpaid dividends divided by $1.365. Accordingly, when it becomes convertible, the Series A Preferred Stock will initially become exercisable for 19,560,440 shares of common stock.

Warrants.  As of December 4, 2006, there were outstanding warrants exercisable for a total of 304,127 shares of common stock at an exercise price of $10.00 per share and warrants exercisable for a total of 641,456 shares of common stock at an exercise price of $0.01 per share.

Options.  As of December 4, 2006, there were outstanding options to purchase 926,668 shares of common stock at a weighted average exercise price of $2.63 per share.

Registration Rights Agreements

In connection with our emergence from bankruptcy in April 2003, we entered into a registration rights agreement with certain holders who, as a result of their ownership of common stock upon consummation of our plan of reorganization, might be characterized as “underwriters” for purposes of Section 1145(b) of the Bankruptcy Code. To our knowledge, these holders own a total of 5,589,724 shares of common stock.

In addition, in connection with the sale of our Series A Preferred Stock, we entered into a registration rights agreement that gives certain holders or group of holders owning 50.1% or more of such securities demand registration rights. The demand registration rights give such stockholder or stockholders the ability to request that the Company register the relevant common stock or Series A Preferred Stock under the Securities Act. The registration rights agreement also provides piggyback registration rights to each of the aforementioned holders of the Company’s securities; that is, if the Company proposes to register any of its common stock or Series A Preferred Stock in connection with a public offering, each stockholder shall be able to include its shares on the applicable registration statement.

LEGAL MATTERS

The validity of the rights and the common stock issuable upon exercise of the rights will be passed upon for the Company by Jenner & Block LLP, Chicago, Illinois.

EXPERTS

The financial statements included in this prospectus have been so included in reliance on the report of Grant Thornton LLP, independent registered accounting firm, given on the authority of said firm as experts in auditing and accounting.

FORWARD-LOOKING STATEMENTS

This prospectus includes “forward-looking statements.” Forward-looking statements are those that do not relate solely to historical fact. These statements relate to future events or our future financial performance and implicate known and unknown risks, uncertainties and other factors that may cause the actual results, performances or levels of activity of our business or our industry to be materially different from that expressed or implied by any such forward-looking statements. They include, but are not limited to, any statement that may predict, forecast, indicate or imply future results, performance, achievements or events. In some cases, you can identify forward-looking statements by use of words such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “plan,” “will,” “would,” “could,” “predict,” “propose,” “potential,” “may” or words or phrases of similar meaning. Statements concerning our financial position, business strategy and measures to implement that strategy, including changes to operations, competitive strengths, goals, plans, references to future success and other similar matters are forward-looking statements. Forward-looking statements may relate to, among other things:

•	our ability to meet liquidity requirements and to fund necessary capital expenditures;

•	the strength of demand for our products, prices for our products and changes in overall demand;

•	assessment of market and industry conditions and changes in the relative market shares of industry participants;

•	consumption patterns and consumer preferences;

•	the effects of competition;

•	our ability to realize operating improvements and anticipated cost savings, including with respect to the planned termination of certain postretirement medical and pension benefits and our finishing operations restructuring;

•	pending or future legal proceedings and regulatory matters, including but not limited to proceedings, claims or problems related to environmental issues, or the impact of any adverse outcome of any currently pending or future litigation on our tax liabilities or the adequacy of our reserves;

•	general economic conditions and their effect on our business;

•	changes in the cost or availability of raw materials and changes in other costs;

•	pricing pressures for our products;

•	the cost of and compliance with environmental laws and other governmental regulations;

•	our results of operations for future periods;

•	our anticipated capital expenditures;

•	the timing and cost of our finishing operations restructuring;

•	our ability to pay, and our intentions with respect to the payment of, dividends on shares of our capital stock;

•	our ability to protect our intellectual property; and

•	our strategy for the future, including opportunities that may be presented to and/or pursued by us.

These forward-looking statements are not guarantees of future performance. Forward-looking statements are based on management’s expectations that involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of our control, that may cause actual results to differ materially from trends, plans or expectations set forth in the forward-looking statements. These risks and uncertainties may include those discussed in “Risk Factors.” Other risks besides those listed in “Risk Factors” can adversely affect us, and new risk factors can emerge from time to time. It is not possible for us to predict all of these risks, nor can we assess the extent to which any factor, or combination of factors, may cause actual results to differ from those contained in the forward-looking statements. Given these risks and uncertainties, we urge you to read this prospectus completely and with the understanding that actual future results may be materially different from what we plan or expect. We will not update these forward-looking statements even if our situation changes in the future.

INDEX TO FINANCIAL STATEMENTS

CONSOLIDATED FINANCIAL STATEMENTS OF
VISKASE COMPANIES, INC. AND SUBSIDIARIES

Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets — December 31, 2005 and December 31, 2004	F-3
Consolidated Statements of Operations and Comprehensive Income (Loss) — Years Ended December 31, 2005 and December 31, 2004, and Periods April 3 through December 31, 2003 and January 1 through April 2, 2003
F-4
Consolidated Statements of Stockholders’ Deficit — Balance December 31, 2002, April 3, 2003, April 3, 2003, December 31, 2003, December 31, 2004 and December 31, 2005	F-5
Consolidated Statements of Cash Flows — Years Ended December 31, 2005 and December 31, 2004 and Periods April 3 through December 31, 2003 and January 1 through April 2, 2003	F-6
Notes to consolidated financial statements	F-8
Consolidated balance sheets at September 30, 2006 (unaudited) and December 31, 2005	F-40
Consolidated statements of operations and comprehensive income (loss) for the three months ended September 30, 2006 and September 30, 2005 and for the nine months ended September 30, 2006 and September 30, 2005 (unaudited)
F-41
Consolidated statements of cash flows for the nine months ended September 30, 2006 and September 30, 2005 (unaudited)	F-42
Notes to consolidated financial statements	F-43

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Viskase Companies, Inc.

We have audited the accompanying consolidated balance sheets of Viskase Companies, Inc. (a Delaware corporation) and Subsidiaries as of December 31, 2005 and December 31, 2004, and the related consolidated statements of income, stockholders’ deficit and cash flows for the years ended December 31, 2005, December 31, 2004, the period April 3, 2003 through December 31, 2003, and the period from January 1, 2003 through April 2, 2003. In connection with our audits, we have also audited the schedule of valuation and qualifying accounts (the “Schedule”). These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 2 to the consolidated financial statements, the Company’s plan of reorganization under Chapter 11 of the United States Bankruptcy Code became effective on April 3, 2003. As a result of the adoption of “fresh-start” reporting in accordance with Statement of Position 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code,” the consolidated financial statements as of and for the year ended December 31, 2003 and for the period from April 3, 2003 to December 31, 2003 are presented on a different basis than the periods before the emergence from bankruptcy, and are therefore not comparable.

In our opinion, the 2005 and 2004 consolidated financial statements and schedule referred to above present fairly, in all material respects, the financial position of Viskase Companies, Inc. and Subsidiaries as of December 31, 2005 and December 31, 2004, and the results of their operations and their cash flows for the year ended December 31, 2005, December 31, 2004, the period April 3, 2003 through December 31, 2003, and the period from January 1, 2003 through April 2, 2003, in conformity with accounting principles generally accepted in the United States of America.

Grant Thornton LLP
Chicago, Illinois
April 13, 2006

VISKASE COMPANIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2005	2004
	(In thousands, except for number of shares and
	per share amounts)

ASSETS
Current assets:
Cash and cash equivalents	$11,904	$30,255
Restricted cash	3,251	3,461
Receivables, net	29,664	30,509
Inventories	36,419	32,268
Other current assets	15,563	10,469

Total current assets	96,801	106,962
Property, plant and equipment	116,509	112,158
Less accumulated depreciation	22,988	19,312

Property, plant and equipment, net	93,521	92,846
Deferred financing costs, net	3,667	4,060
Other assets	3,851	9,564

Total Assets	$197,840	$213,432

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Short-term debt including current portion of long-term debt and capital leases	$182	$384
Accounts payable	17,958	17,878
Accrued liabilities	32,031	25,820
Current deferred income taxes	710	1,481

Total current liabilities	50,881	45,563
Long-term debt, net of current maturities	103,299	100,962
Accrued employee benefits	61,429	66,715
Deferred and noncurrent income taxes	8,357	12,205
Deferred revenue	553
Commitments and contingencies
Stockholders’ deficit:
Preferred stock, $.01 par value; none outstanding
Common stock, $.01 par value; 10,651,123 shares issued and 9,715,954 shares outstanding at December 31, 2005; and 10,670,053 shares issued and 9,632,022 shares outstanding at December 31, 2004	106	106
Paid in capital	1,895	1,895
Accumulated (deficit)	(23,467)	(21,310)
Less 805,270 treasury shares, at cost	(298)	(298)
Accumulated other comprehensive income	(4,907)	7,608
Unearned restricted stock issued for future service	(8)	(14)

Total stockholders’ (deficit)	(26,679)	(12,013)

Total Liabilities and Stockholders’ Deficit	$197,840	$213,432

The accompanying notes are an integral part of the consolidated financial statements.

VISKASE COMPANIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

				Predecessor
	Reorganized Company			Company
	Year Ended	Year Ended	April 3 through	January 1
	December 31,	December 31,	December 31,	through April 2,
	2005	2004	2003	2003
	(In thousands, except for number of shares and per share amounts)

NET SALES	$203,769	$207,106	$152,408	$45,402
COSTS AND EXPENSES
Cost of sales	164,095	164,490	119,989	38,031
Selling, general and administrative	28,992	29,312	24,664	8,890
Amortization of intangibles	620	1,078	809	500
Restructuring expense	2,024	668	954
Asset write-down and charge for goodwill impairment			46,805

OPERATING INCOME (LOSS)	8,038	11,558	(40,813)	(2,019)
Interest income	(715)	(579)	(517)	(323)
Interest expense	12,916	13,192	10,362	1,204
Other expense (income), net	95	(759)	(3,844)	(1,505)
Postretirement benefits curtailment gain	(1,642)	(34,055)
Loss (gain) on early extinguishment of debt, net of income tax provision of $0 in 2004 and 2003		13,083		(153,946)

(LOSS) INCOME BEFORE REORGANIZATION EXPENSE AND INCOME TAXES	(2,616)	20,676	(46,814)	152,551
Reorganization expense			403	399

(LOSS) INCOME BEFORE INCOME TAXES	(2,616)	20,676	(47,217)	152,152
Income tax (benefit) provision	(459)	(4,641)	(590)	279

NET (LOSS) INCOME	(2,157)	25,317	(46,627)	151,873
Other comprehensive (loss) income:
Minimum pension liability	(7,595)
Foreign currency translation adjustments	(4,920)	3,061	4,547	(845)

COMPREHENSIVE INCOME (LOSS)	$(14,672)	$28,378	$(42,080)	$151,028
WEIGHTED AVERAGE COMMON SHARES — BASIC	9,698,196	10,013,828	10,381,298	15,314,553

PER SHARE AMOUNTS:
(LOSS) EARNINGS PER SHARE — BASIC	$(0.22)	$2.53	$(4.49)	$9.92

WEIGHTED AVERAGE COMMON SHARES — DILUTED	9,698,196	10,868,152	10,381,298	15,314,553

PER SHARE AMOUNTS:
(LOSS) EARNINGS PER SHARE — DILUTED	$(0.22)	$2.33	$(4.49)	$9.92

The accompanying notes are an integral part of the consolidated financial statements.

VISKASE COMPANIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

					Accumulated Other
					Comprehensive (Loss)
					Income		Restricted
					Foreign	Minimum	Stock	Total
					Currency	Pension	Issued for	Stockholders’
	Common	Paid in	Treasury	Accumulated	Translation	Liability	Future	Equity
	Stock	Capital	Stock	Deficit	Adjustments	Adjustments	Service	(Deficit)

	(In thousands)

Predecessor Company

Balance December 31, 2002	$153	$138,007		$(291,904)	$5,422	$(26,745)	$(79)	$(175,146)
Net income				151,873				151,873
Issuance of Common Stock		(3)					26	23
Other comprehensive (loss)					(845)			(845)

Balance April 2, 2003	153	138,004		(140,031)	4,577	(26,745)	(53)	(24,095)
Reorganization adjustments	(153)	(138,004)		140,031	(4,577)	26,745	53	24,095

Reorganized Company

Distribution of equity in accordance with plan	106	894					(31)	969

Balance April 3, 2003	106	894					(31)	969
Net (loss)				(46,627)				(46,627)
Issuance of Common Stock							11	11
Other comprehensive income					4,547			4,547

Balance December 31, 2003	106	894		(46,627)	4,547		(20)	(41,100)
Net income				25,317				25,317
Issuance of Common Stock							6	6
Issuance of Warrants		1,001						1,001
Purchase of Treasury Stock			$(298)					(298)
Other comprehensive income					3,061			3,061

Balance December 31, 2004	106	1,895	(298)	(21,310)	7,608		(14)	(12,013)
Net income				(2,157)				(2,157)
Issuance of Common Stock							6	6
Other comprehensive income					(4,920)	(7,595)		(12,515)

Balance December 31, 2005	$106	$1,895	$(298)	$(23,467)	$2,688	$(7,595)	$(8)	$(26,679)

The accompanying notes are an integral part of the consolidated financial statements.

VISKASE COMPANIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

				Predecessor
	Reorganized Company			Company
	Year Ended	Year Ended	April 3 through	January 1
	December 31,	December 31,	December 31,	through April 2,
	2005	2004	2003	2003
	(In thousands)

Cash flows from operating activities:
Net (loss) income	$(2,157)	$25,317	$(46,627)	$151,873
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Depreciation and amortization under capital lease	10,681	9,832	9,258	4,838
Amortization of intangibles	620	1,078	809	500
Amortization of deferred financing fees	706	381	68	3
Payment of interest on 8% notes		(2,196)
Reorganization item			403	399
Decrease in deferred income taxes	(3,377)	(5,203)	(1,052)	(339)
Postretirement plan curtailment gain and amortization	(3,386)	(34,055)
Foreign currency translation loss (gain)	1,025	(679)	(1,251)	311
Loss (gain) in disposition of assets	320	464	(195)	(330)
Bad debt provision	(147)	146	448	113
Net property, plant and equipment write-off
Goodwill and intangibles write-off			46,805
Non-cash interest on 8% notes and 11.5% notes	2,342	5,855
Loss (gain) on debt extinguishment		13,083		(153,946)
Changes in operating assets and liabilities:
Receivables	(3,871)		(179)	(1,358)
Inventories	(4,537)	(230)	2,638	(1,407)
Other current assets	(6,528)	595	1,563	(2,143)
Accounts payable	1,330	(1,774)	(119)	(1,429)
Accrued liabilities	6,679	(34)
Other	(873)	7,797	4,076	(404)

Total adjustments	984	(4,940)	63,272	(155,192)

Net cash provided by (used in) operating activities before reorganization expense	(1,173)	20,377	16,645	(3,319)
Net cash used for reorganization			(403)	(386)
Cash flows from investing activities:
Capital expenditures	(16,550)	(9,789)	(3,764)	(527)
Reacquisition of leased assets	(624)	(9,511)
Treasury stock purchase		(298)
Proceeds from disposition of assets	1,135	1,349	2,373	1,302
Restricted cash	210	22,784	2,106	(4)

Net cash (used in) provided by investing activities	(15,829)	4,535	715	771

				Predecessor
	Reorganized Company			Company
	Year Ended	Year Ended	April 3 through	January 1
	December 31,	December 31,	December 31,	through April 2,
	2005	2004	2003	2003
	(In thousands)

Cash flows from financing activities:
Deferred financing costs	(313)	(4,477)	(253)
Proceeds from issuance of long-term debt	13	89,348
Proceeds from issuance of warrants		1,001
Repayment of long-term borrowings and capital obligation	(160)	(104,273)	(4,265)	(15,242)

Net cash (used in) financing activities	(460)	(18,401)	(4,518)	(15,242)
Effect of currency exchange rate changes on cash	(889)	584	843	354

Net (decrease) increase in cash and equivalents	(18,351)	7,095	13,282	(17,822)
Cash and equivalents at beginning of period	30,255	23,160	9,878	27,700

Cash and equivalents at end of period	$11,904	$30,255	$23,160	$9,878

Supplemental cash flow information:
Interest paid less capitalized interest	$9,856	$8,449	$1,107	$3,311
Income taxes paid	$921	$771	$2,212	$843

The accompanying notes are an integral part of the consolidated financial statements.

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In Thousands)

1.	Summary of Significant Accounting Policies General

Viskase Companies, Inc. (formerly Envirodyne Industries, Inc.) is a Delaware corporation organized in 1970. As used herein, the “Company” means Viskase Companies, Inc. and its subsidiaries.

Nature of Operations

The Company is a producer of non-edible cellulosic and plastic casings and specialty plastic bags used to prepare and package processed meat products, and provides value-added support services relating to these products, for some of the largest global consumer products companies. The Company operates eight manufacturing facilities and eight distribution centers in North America, Europe and South America and, as a result, is able to sell its products in most countries throughout the world.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company. Intercompany accounts and transactions have been eliminated in consolidation.

Reclassification

Reclassifications have been made to the prior years’ financial statements to conform to the 2005 presentation.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements includes the use of estimates and assumptions that affect a number of amounts included in the Company’s financial statements, including, among other things, pensions and other postretirement benefits and related disclosures, inventories valued under the last-in, first-out method, reserves for excess and obsolete inventory, allowance for doubtful accounts, restructuring charges and income taxes. Management bases its estimates on historical experience and other assumptions that they believe are reasonable. If actual amounts are ultimately different from previous estimates, the revisions are included in the Company’s results for the period in which the actual amounts become known. Historically, the aggregate differences, if any, between the Company’s estimates and actual amounts in any year have not had a significant effect on the Company’s consolidated financial statements.

Cash Equivalents

For purposes of the statement of cash flows, the Company considers cash equivalents to consist of all highly liquid debt investments purchased with an initial maturity of approximately three months or less. Due to the short-term nature of these instruments, the carrying values approximate the fair market value. Cash equivalents and restricted cash include $10,711 and $28,272 of short-term investments at December 31, 2005 and 2004, respectively. Restricted cash is principally cash held as collateral for outstanding letters of credit with a commercial bank.

Inventories

Domestic inventories are valued primarily at the lower of last-in, first-out (“LIFO”) cost or market. Remaining inventories, primarily foreign, are valued at the lower of first-in, first-out (“FIFO”) cost or market.

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Property, Plant and Equipment

The Company carries property, plant and equipment at cost less accumulated depreciation. Property and equipment additions include acquisition of property and equipment and costs incurred for computer software purchased for internal use including related external direct costs of materials and services and payroll costs for employees directly associated with the project. Upon retirement or other disposition, cost and related accumulated depreciation are removed from the accounts, and any gain or loss is included in results of operations. Depreciation is computed on the straight-line method over the estimated useful lives of the assets ranging from (i) building and improvements — 10 to 32 years, (ii) machinery and equipment — 4 to 12 years, (iii) furniture and fixtures — 3 to 12 years and (iv) auto and trucks — 2 to 5 years.

In the ordinary course of business, we lease certain equipment, and certain real property, consisting of manufacturing and distribution facilities and office facilities. Substantially all such leases as of December 31, 2005 were operating leases, with the majority of those leases requiring us to pay maintenance, insurance and real estate taxes.

Deferred Financing Costs

Deferred financing costs are amortized on a straight-line basis over the expected term of the related debt agreement. Amortization of deferred financing costs is classified as interest expense.

Patents

Patents are amortized on the straight-line method over an estimated average useful life of 10 years.

Goodwill and Intangible Assets

Goodwill and intangible assets that have an indefinite useful life are not amortized and are tested at least annually for impairment. Due to the prepackaged nature of the Bankruptcy Plan, goodwill was tested for impairment by comparing the fair value with its recorded amount. As a result of adopting Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets,” the Company used a discounted cash flow methodology for determining fair value. This methodology identified an impairment and goodwill in the amount of $44,430, which was written off in the fourth quarter of 2003. As part of fresh-start accounting, the Company recognized intangible assets that are being amortized. Non-compete agreements in the amount of $1,236 were amortized over two years. The intangible backlog in the amount of $2,375 was amortized in its entirety during 2003.

Long-Lived Assets

The Company continues to evaluate the recoverability of long-lived assets including property, plant and equipment, patents and other intangible assets. Impairments are recognized when the expected undiscounted future operating cash flows derived from long-lived assets are less than their carrying value. If impairment is identified, valuation techniques deemed appropriate under the particular circumstances will be used to determine the asset’s fair value. The loss will be measured based on the excess of carrying value over the determined fair value. The review for impairment is performed at least once a year or when circumstances warrant.

Accounts Payable

The Company’s cash management system provides for the daily replenishment of its bank accounts for check-clearing requirements. The outstanding check balances of $1,427 and $1,092 at December 31, 2005 and

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2004, respectively, are not deducted from cash but are reflected in Accounts Payable on the consolidated balance sheets.

Deferred Revenue

License fees paid in advance are deferred and recognized on a straight line basis over the life of the applicable patent. As of December 31, 2005, the remaining balance of unearned revenue was $868 including $315 of short-term license fees included in other current liabilities.

Pensions and Other Postretirement Benefits

The North American operations have defined benefit retirement plans that cover substantially all salaried and full-time hourly employees who were hired prior to April 1, 2003 and a fixed defined contribution plan and a discretionary profit sharing plan that cover substantially all salaried and full-time hourly employees who were hired on or after April 1, 2003. The operations in Germany have a defined benefit retirement plan that covers substantially all salaried and full-time hourly employees. Pension cost is computed using the projected unit credit method. The discount rate used approximates the average yield for high quality corporate bonds as of the valuation date. Our funding policy is consistent with funding requirements of the applicable federal and foreign laws and regulations.

United States employees hired after March 31, 2003 who are not covered by a collective bargaining agreement and United States employees hired after September 30, 2004 who are covered by a collective bargaining agreement are eligible for a defined contribution benefit equal to three percent of base earnings (as defined by the plan), in lieu of the defined benefit retirement plans.

The Company recognized a one-time $974 curtailment gain recorded in the consolidated statements of operations and reduction in the unfunded pension liability included in “Accrued employee benefits” on the consolidated balance sheet related to the announced closing of the its Kentland, Indiana finishing operations. This curtailment gain was recognized as of December 31, 2005.

The United States and Canadian operations of the Company historically provided postretirement health care and life insurance benefits. The Company accrues for the accumulated postretirement benefit obligation that represents the actuarial present value of the anticipated benefits. Measurement is based on assumptions regarding such items as the expected cost of providing future benefits and any cost sharing provisions. The Company terminated postretirement medical benefits as of December 31, 2004 for all active employees and retirees in the United States who are not covered by a collective bargaining agreement. The termination of the United States postretirement medical benefits resulted in a $34,055 curtailment gain and reduction in the unfunded postretirement liability included in “Accrued employee benefits” on the consolidated balance sheets in 2004.

On September 30, 2005 employees in the U.S. covered by a collective bargaining agreement ratified a new agreement which contained a provision that terminated postretirement medical benefits as of December 31, 2006 for all active employees and retirees covered by the collective bargaining agreement. The termination of the United States postretirement medical benefits for employees covered by the collective bargaining agreement resulted in a $668 curtailment gain and reduction in the unfunded postretirement medical liability included in “Accrued employee benefits” on the consolidated balance sheets in 2005. In addition, the Company will amortize the remaining unrecognized prior service costs and net actuarial loss related to these postretirement medical benefits over the 15 month period from October 1, 2005 through December 31, 2006. Approximately $1,744 was recorded as a reduction to cost of sales during the fourth quarter of 2005 and $7,929 will be recognized during 2006.

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Income Taxes

Deferred tax assets and liabilities are measured using enacted tax laws and tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities due to a change in tax rates is recognized in income in the period that includes the enactment date. In addition, the amounts of any future tax benefits are reduced by a valuation allowance to the extent such benefits are not expected to be realized on a more likely than not basis.

Net (Loss) Income Per Share

Net (loss) income per share of common stock is based upon the weighted-average number of shares of common stock outstanding during the year.

Other Comprehensive Income

Comprehensive income includes all other non-stockholder changes in equity. Changes in other comprehensive income in 2005 and 2004 resulted from changes in foreign currency translation adjustments and minimum pension liability.

Revenue Recognition

The Company’s revenues are recognized at the time products are shipped to the customer, under F.O.B. Shipping Point terms or under F.O.B. Port terms. Revenues are net of any discounts, rebates and allowances. The Company records all labor, raw materials, in-bound freight, plant receiving and purchasing, warehousing, handling and distribution costs as a component of cost of goods sold.

Accounting for Stock-Based Compensation

The Company uses a fair value method to account for options granted to employees for the purchase of common stock. No compensation expense is recognized on the grant date, since at that date, the option price equals the market price of the underlying common stock. The pro forma effect of accounting for stock options under a fair value method is as follows:

	Year Ended	Year Ended
	December 31,	December 31,
	2005	2004
	(Dollars in thousands, except per share amounts)

Net (loss) income, as reported	$(2,157)	$25,317
Deduct: Total stock-based compensation expense under a fair value based method, net of related tax effects	(268)	(22)

Net (loss) income, pro forma	$(2,425)	$25,295

Basic (loss) earnings per share, as reported	$(0.22)	$2.53
Diluted (loss) earnings per share, as reported	$(0.22)	$2.33
Basic (loss) earnings per share, pro forma	$(0.25)	$2.53
Diluted (loss) earnings per share, pro forma	$(0.25)	$2.33

New Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123 (revised 2004) (“SFAS 123R”), “Share-Based Payment.” SFAS 123R sets accounting requirements for “share-based” compensation to employees, requires companies to recognize in the income statement the grant-date fair value

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

of stock options and other equity-based compensation issued to employees and disallows the use of a fair value method of accounting for stock compensation. SFAS 123R is applicable for annual, rather than interim, periods beginning after June 15, 2005, and as such the Company must adopt SFAS 123R in January 2006. The Company expects the effect of adopting this standard using the modified prospective methodology will be to expense $268 and $245 in 2006 and 2007, respectively.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections.” SFAS No. 154 replaced Accounting Principles Board Opinion, or APB, No. 20, “Accounting Changes” and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements” and establishes retrospective application as the required method for reporting a change in accounting principle. SFAS No. 154 provided guidance for determining whether retrospective application of a change in accounting principle is impracticable and for reporting a change when retrospective application is impracticable. SFAS No. 154 also addresses the reporting of a correction of an error by restating previously issued financial statements. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.

In March 2005, the FASB issued Interpretation No. 47 (“FIN 47”), “Accounting for Conditional Asset Retirement Obligations.” FIN 47 clarifies that the term “conditional asset retirement obligation” as used in SFAS No. 143, “Accounting for Asset Retirement Obligations,” refers to a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. FIN 47 is effective no later than the end of fiscal years ending after December 15, 2005 and did have a significant impact on the Company’s financial statements.

In November 2004, the FASB issued SFAS No. 151 (“SFAS 151”), “Inventory Costs — an Amendment of ARB No. 43 Chapter 4.” SFAS 151 requires that items such as idle facility expense, excessive spoilage, double freight, and rehandling be recognized as current-period charges rather than being included in inventory regardless of whether the costs meet the criterion of abnormal as defined in ARB 43. SFAS 151 is applicable for inventory costs incurred during fiscal years beginning after June 15, 2005. The Company plans to adopt this standard beginning the first quarter of fiscal year 2006 and does not believe the adoption will have a material impact on its financial statements as such costs have historically been expensed as incurred.

2.	Reorganization Under Chapter 11 and Basis of Presentation (Dollars in Thousands, Except Per Share and Per Bond Amounts)

Viskase Companies, Inc., a stand-alone-entity (“VCI”), filed a prepackaged Chapter 11 bankruptcy plan in the United States Bankruptcy Court for the Northern District of Illinois (“Bankruptcy Court”) on November 13, 2002. The Chapter 11 filing was for VCI only and did not include any domestic or foreign subsidiaries.

On April 3, 2003, VCI consummated its prepackaged Chapter 11 bankruptcy plan, as modified (“Plan”), which had previously been confirmed by order of the Bankruptcy Court. Under the Plan, holders of the Company’s 10.25% Notes due 2001 (“Old Senior Notes”) received just over 90% of the Company’s equity on a fully diluted basis. Suppliers and other trade creditors were not affected by the consummation of the Plan.

As a result of VCI’s emergence from Chapter 11 bankruptcy on April 3, 2003 and the application of fresh-start accounting (see Note 3 Fresh-Start Accounting), consolidated financial statements for the Company for the periods subsequent to the effective date of VCI’s plan of reorganization in the bankruptcy proceedings are referred to as the “Reorganized Company” and are not comparable to those for the periods prior to this date, which are referred to as the “Predecessor Company.” The March 31, 2003 unaudited consolidated financial statements were used for the predecessor period ended April 2, 2003; subsequent to March 31, 2003 through the period ending April 2, 2003, net income reflects a $153,946 gain representing the gain on debt extinguishment (refer to Note 3). A black line has been drawn in the audited consolidated financial statements to distinguish, for accounting purposes, the periods associated with the Reorganized Company and the

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Predecessor Company. Aside from the effects of fresh-start accounting and new accounting pronouncements adopted as of the effective date of the plan of reorganization, the Reorganized Company follows the same accounting policies as the Predecessor Company.

3.	Fresh-Start Accounting

As previously discussed, the accompanying consolidated financial statements reflect the use of fresh-start accounting as required by SOP 90-7, because the reorganized value of the Company’s assets immediately before emergence from bankruptcy was less than all post-petition liabilities, and the Predecessor Company’s stockholders received less than 50% of the Reorganized Company’s voting shares upon emergence from bankruptcy. The reorganization value of the Company was based upon the compilation of many factors and various valuation methods, including: (i) discounted cash flow analysis using five-year projected financial information applying discount rates between 16% and 18% and terminal cash flow multiples of 5.0X to 6.0X based upon review of selected publicly traded company market multiples of certain companies operating businesses viewed to be similar to that of the Company; and (ii) other applicable ratios and valuation techniques believed by the Company and its financial advisors to be representative of the Company’s business and industry. Under fresh-start accounting, the Company’s assets and liabilities were adjusted to fair values and a reorganization value for the entity was determined by the Company based upon the estimated fair value of the enterprise before considering values allocated to debt. The portion of the reorganization value, which could not be attributed to specific tangible or identified intangible assets of the Reorganized Company, totaled $44,430. In accordance with SFAS No. 142, this amount is reported as “Goodwill” in the consolidated financial statements. Fresh-start accounting results in the creation of a new reporting entity with no accumulated deficit as of April 3, 2003.

The valuation was based upon a number of estimates and assumptions, which are inherently subject to significant uncertainties and contingencies beyond the control of the Company.

The Bankruptcy Court confirmed Viskase Companies, Inc.’s plan of reorganization as of December 20, 2002. It was determined that Viskase Companies, Inc.’s reorganization value was $85,000 to $115,000.

Upon the adoption of fresh-start accounting, as of April 3, 2003, the Company recorded goodwill of $44,430, which equals the reorganization value in excess of amounts allocable to identifiable net assets recorded in accordance with SOP 90-7. In the fourth quarter of 2003, the Company performed its first annual goodwill impairment analysis under SFAS No. 142. Due to the fact the fair value of the Company’s single reporting unit, as estimated by the Company’s market capitalization, was significantly less than the net book value at December 31, 2003, goodwill was evaluated for impairment. As a result of the Company’s impairment test the entire $44,430 goodwill balance was written off in the fourth quarter of 2003.

4.	Cash and Cash Equivalents

	December 31,	December 31,
	2005	2004

Cash and cash equivalents	$11,904	$30,255
Restricted cash	3,251	3,461

	$15,155	$33,716

As of December 31, 2005 and 2004, cash equivalents and restricted cash of $10,711 and $28,272 are invested in short-term investments, respectively.

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

5.	Receivables

Receivables consisted primarily of trade accounts receivable and were net of allowances for doubtful accounts of $1,359 and $791 at December 31, 2005 and 2004, respectively.

The Company has a broad base of customers, with no single customer accounting for more than 7% of sales or 4% of receivables.

6.	Inventories

Inventories consisted of:

	December 31,	December 31,
	2005	2004

Raw materials	$5,880	$4,816
Work in process	16,772	13,558
Finished products	13,767	13,894

	$36,419	$32,268

Approximately 52% and 48% of the Company’s inventories at December 31, 2005 and 2004, respectively, were valued at LIFO. Remaining inventories, primarily foreign, are valued at the lower of FIFO cost or market. At December 31, 2005 and 2004, the LIFO values exceeded current manufacturing cost by approximately $521 and $151, respectively. The Company wrote down $78 and $95 of LIFO inventories to the lower of cost or market value in 2005 and 2004 respectively. The charges were included in cost of sales.

Inventories were net of reserves for obsolete and slow-moving inventory of $2,962 and $2,546 at December 31, 2005 and 2004, respectively.

7.	Property, Plant and Equipment

	December 31,	December 31,
	2005	2004

Property, plant and equipment
Land and improvements	$3,661	$4,613
Buildings and improvements	22,457	21,464
Machinery and equipment	77,528	74,537
Construction in progress	12,863	11,544

	$116,509	$112,158

Capitalized interest for 2005, 2004, and the reorganized and predecessor periods in 2003 totaled $1,130, $389, and $98 and $43 respectively. Maintenance and repairs charged to costs and expenses for 2005, 2004, and 2003 aggregated $14,564, $15,310 and $14,548, respectively. Depreciation is computed on the straight-line method over the estimated useful lives of the assets. Estimated useful lives of land improvements range from 15 to 30 years; building and improvements range from 10 to 32 years; and machinery and equipment, including capital leases, range from 2 to 15 years.

Land and buildings include property held for sale; these properties had net book values of $838 at December 31, 2004. Property held for sale with a net book value of $812 and $1,813 was disposed of during 2005 and 2004, respectively.

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

8.	Other Assets

	December 31,	December 31,
	2005	2004

Patents	$4,598	$4,598
Less: Accumulated amortization	1,265	805

Patents, net	3,333	3,793
Other intangibles	1,236	1,236
Less: Accumulated amortization	1,236	1,082

Other intangibles, net	0	154
Income tax refund receivable	0	5,270
Miscellaneous	518	347

	$3,851	$9,564

Patents are amortized on the straight-line method over an estimated average useful life of 10 years. Other intangibles, established in fresh-start, represent the fair market value of non-compete agreements and were amortized over two years. Amortization of intangibles for each of the next five years is $460.

9.	Accrued Liabilities

	December 31,	December 31,
	2005	2004

Compensation and employee benefits	$24,038	$15,948
Taxes	1,820	1,758
Accrued volume and sales discounts	1,210	1,452
Restructuring (see note 13)	1,626	192
Other	3,337	6,470

	$32,031	$25,820

10.	Debt Obligations (Dollars in Thousands, Except For Number of Shares and Warrants, and Per Share, Per Warrant and Per Bond Amounts)

Outstanding short-term and long-term debt consisted of:

	December 31,	December 31,
	2005	2004

Short-term debt including current maturities of long-term debt:
Current maturities of capital leases	$182	$384

Total short-term debt	$182	$384

Long-term debt:
11.5% Senior Secured Notes	$89,214	$89,071
8% Notes	13,956	11,757
Other	129	134

Total long-term debt	$103,299	$100,962

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

On June 29, 2004, the Company issued $90,000 of new 11.5% Senior Secured Notes due 2011 (“11.5% Senior Secured Notes”) and 90,000 warrants (“New Warrants”) to purchase an aggregate of 805,230 shares of common stock of the Company. The proceeds of the 11.5% Senior Secured Notes and the 90,000 New Warrants totaled $90,000. The 11.5% Senior Secured Notes have a maturity date of, and the New Warrants expire on June 15, 2011. The $90,000 proceeds were used for the (i) repurchase of $55,527 principal amount of the 8% Notes at a price of 90% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon; (ii) early termination of the General Electric Capital Corporation (“GECC”) capital lease and repurchase of the operating assets subject thereto for a purchase price of $33,000; and (iii) payment of fees and expenses associated with the refinancing and repurchase of existing debt. In addition, the Company entered into a new $20,000 revolving credit facility with a financial institution. The revolving credit facility is a five-year facility with a June 29, 2009 maturity date.

Each of the 90,000 New Warrants entitles the holder to purchase 8.947 shares of the Company’s common stock at an exercise price of $.01 per share. The New Warrants were valued for accounting purposes using a fair value method. Using a fair value method, each of the 90,000 New Warrants was valued at $11.117 for an aggregate fair value of the warrant issuance of $1,001. The remaining $88,899 of aggregate proceeds was allocated to the carrying value of the 11.5% Senior Secured Notes as of June 29, 2004.

Revolving Credit Facility

On June 29, 2004, the Company entered into a new $20,000 secured revolving credit facility (“Revolving Credit Facility”). The Revolving Credit Facility includes a letter of credit subfacility of up to $10,000 of the total $20,000 maximum facility amount. The Revolving Credit Facility expires on June 29, 2009. Borrowings under the loan and security agreement governing this Revolving Credit Facility are subject to a borrowing base formula based on percentages of eligible domestic receivables and eligible domestic inventory. Under the Revolving Credit Facility, we will be able to choose between two per annum interest rate options: (i) the lender’s prime rate and (ii) LIBOR plus a margin of 2.25% currently (which margin will be subject to performance based increases up to 2.50% and decreases down to 2.00%); provided that the minimum interest rate shall be at least equal to 3.00%. Letter of credit fees will be charged a per annum rate equal to the then applicable LIBOR rate margin less 50 basis points. The Revolving Credit Facility also provides for an unused line fee of 0.375% per annum.

There were no borrowings under the Revolving Credit Facility in both 2005 and 2004.

Indebtedness under the Revolving Credit Facility is secured by liens on substantially all of the Company and the Company’s domestic subsidiaries’ assets, with liens (i) on inventory, accounts receivable, lockboxes, deposit accounts into which payments are deposited and proceeds thereof, will be contractually senior to the liens securing the 11.5% Senior Secured Notes and the related guarantees pursuant to an intercreditor agreement, (ii) on real property, fixtures and improvements thereon, equipment and proceeds thereof, will be contractually subordinate to the liens securing the 11.5% Senior Secured Notes and such guarantees pursuant to such intercreditor agreement, (iii) on all other assets, will be contractually pari passu with the liens securing the 11.5% Senior Secured Notes and such guarantees pursuant to such intercreditor agreement.

The Revolving Credit Facility contains various covenants which will restrict the Company’s ability to, among other things, incur indebtedness, enter into mergers or consolidation transactions, dispose of assets (other than in the ordinary course of business), acquire assets, make certain restricted payments, prepay any of the 8% Notes at a purchase price in excess of 90% of the aggregate principal amount thereof (together with accrued and unpaid interest to the date of such prepayment), create liens on our assets, make investments, create guarantee obligations and enter into sale and leaseback transactions and transactions with affiliates, in each case subject to permitted exceptions. The Revolving Credit Facility also requires that we comply with various financial covenants, including meeting a minimum EBITDA requirement and limitations on capital

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

expenditures in the event our usage of the Revolving Credit Facility exceeds 30% of the facility amount. The Revolving Credit Facility also requires payment of a prepayment premium in the event that it is terminated prior to maturity. The prepayment premium, as a percentage of the $20,000 facility amount, is 2% through June 29, 2006 and 1% through June 29, 2007.

On March 28, 2006, the Company entered into an amendment of the Revolving Credit Facility. Pursuant thereto, the Revolving Credit Facility as amended in certain respects in order to facilitate the continued relocation of certain of the Company’s finishing operations from its facility in Kentland, Indiana to a new facility in Monterrey, Mexico operated by Viskase del Norte, S.A. de C.V. (“Mexico Project”). Pursuant to the amendment, the lender also waived certain technical events of default and provided certain consents, each relating to the Mexico Project. The Company has not incurred any borrowings under the Revolving Credit Facility.

11.5% Senior Secured Notes

On June 29, 2004, the Company issued $90,000 of 11.5% Senior Secured Notes that bear interest at a rate of 11.5% per annum, payable semi-annually in cash on June 15 and December 15, commencing on December 15, 2004. The 11.5% Senior Secured Notes mature on June 15, 2011.

The 11.5% Senior Secured Notes will be guaranteed on a senior secured basis by all of our future domestic restricted subsidiaries that are not immaterial subsidiaries (as defined). The 11.5% Senior Secured Notes and the related guarantees (if any) are secured by substantially all of the tangible and intangible assets of the Company and guarantor subsidiaries (if any); and includes the pledge of the capital stock directly owned by the Company or the guarantors; provided that no such pledge will include more than 65% of any foreign subsidiary directly owned by the Company or the guarantor. The Indenture and the security documents related thereto provide that, to the extent that any rule is adopted, amended or interpreted that would require the filing with the SEC (or any other governmental agency) of separate financial statements for any of our subsidiaries due to the fact that such subsidiary’s capital stock secures the Notes, then such capital stock will automatically be deemed not to be part of the collateral securing the Notes to the extent necessary to not be subject to such requirement. In such event, the security documents may be amended, without the consent of any holder of Notes, to the extent necessary to release the liens on such capital stock.

With limited exceptions, the 11.5% Senior Secured Notes require that the Company maintain a minimum annual level of EBITDA calculated at the end of each fiscal quarter as follows:

Fiscal Quarter Ending	Amount

September 30, 2004 through September 30, 2006	$16,000
December 31, 2006 through September 30, 2008	$18,000
December 31, 2008 and thereafter	$20,000

unless the sum of (i) unrestricted cash of the Company and its restricted subsidiaries as of such day and (ii) the aggregate amount of advances that the Company is actually able to borrow under the Revolving Credit Facility on such day (after giving effect to any borrowings thereunder on such day) is at least $15,000. The minimum annual level of EBITDA covenant is not in effect as of December 31, 2005 as the Company’s unrestricted cash and the amount of available credit under the Revolving Credit Facility exceed $15.0 million.

The 11.5% Senior Secured Notes limit the ability of the Company to (i) incur additional indebtedness; (ii) pay dividends, redeem subordinated debt, or make other restricted payments, (iii) make certain investments or acquisitions; (iv) issue stock of subsidiaries; (v) grant or permit to exist certain liens; (vi) enter into certain transactions with affiliates; (vii) merge, consolidate, or transfer substantially all of our assets; (viii) incur

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

dividend or other payment restrictions affecting certain subsidiaries; (ix) transfer, sell or acquire assets, including capital stock of subsidiaries; and, (x) change the nature of our business. At any time prior to June 15, 2008, the Company may redeem, at its option, some or all of the 11.5% Senior Secured Notes at a make-whole redemption price equal to the greater of (i) 100% of the aggregate principal amount of the 11.5% Senior Secured Notes being redeemed and (ii) the sum of the present values of 105 3/4% of the aggregate principal amount of such 11.5% Senior Secured Notes and scheduled payments of interest on such 11.5% Senior Secured Notes to and including June 15, 2008, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points, together with, in each case, accrued and unpaid interest and additional interest, if any, to the date of redemption. The make-whole redemption price as of December 31, 2005 is approximately 120%.

On or after June 15, 2008, the Company may redeem, at its option, some or all of the 11.5% Senior Secured Notes at the following redemption prices, plus accrued and unpaid interest to the date of redemption:

For the Periods Below	Percentage

On or after June 15, 2008	105 3/4%
On or after June 15, 2009	102 7/8%
On or after June 15, 2010	100%

Prior to June 15, 2007, the Company may redeem, at its option, up to 35% of the aggregate principal amount of the 11.5% Senior Secured Notes with the net proceeds of any equity offering at 111 1/2% of their principal amount, plus accrued and unpaid interest to the date of redemption, provided that at least 65% of the aggregate principal amount of the 11.5% Senior Secured Notes remains outstanding immediately following the redemption.

Within 90 days after the end of each fiscal year ending in 2006 and thereafter, for which the Company’s Excess Cash Flow (as defined) was greater than or equal to $2.0 million, the Company must offer to purchase a portion of the 11.5% Senior Secured Notes at 101% of principal amount, together with accrued and unpaid interest to the date of purchase, with 50% of our Excess Cash Flow from such fiscal year (“Excess Cash Flow Offer Amount”); except that no such offer shall be required if the Revolving Credit Facility prohibits such offer from being made because, among other things, a default or an event of default is then outstanding thereunder. The Excess Cash Flow Offer Amount shall be reduced by the aggregate principal amount of 11.5% Senior Secured Notes purchased in eligible open market purchases as provided in the indenture.

If the Company undergoes a change of control (as defined), the holders of the 11.5% Senior Secured Notes will have the right to require the Company to repurchase their 11.5% Senior Secured Notes at 101% of their principal amount, plus accrued and unpaid interest to the date of purchase.

If the Company engages in asset sales, it must either invest the net cash proceeds from such sales in its business within a certain period of time (subject to certain exceptions), prepay indebtedness under the Revolving Credit Facility (unless the assets that are the subject of such sales are comprised of real property, fixtures or improvements thereon or equipment) or make an offer to purchase a principal amount of the 11.5% Senior Secured Notes equal to the excess net cash proceeds. The purchase price of each 11.5% Senior Secured Note so purchased will be 100% of its principal amount, plus accrued and unpaid interest to the date of purchase.

8% Notes

The 8% Notes bear interest at a rate of 8% per year, and accrue interest from December 1, 2001, payable semi-annually (except annually with respect to year four and quarterly with respect to year five), with interest

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

payable in the form of 8% Notes (paid-in-kind) for the first three years. Interest for years four and five will be payable in cash to the extent of available cash flow, as defined, and the balance in the form of 8% Notes (paid-in-kind). Thereafter, interest will be payable in cash. The 8% Notes mature on December 1, 2008.

On June 29, 2004, the Company repurchased $55,527 aggregate principal amount of its 8% Notes, and the holders (i) released the liens on the collateral that secured the 8% Notes, (ii) contractually subordinated the Company’s obligations under the 8% Notes to obligations under certain indebtedness, including the new 11.5% Senior Secured Notes and the Revolving Credit Facility; and (iii) eliminated substantially all of the restrictive covenants contained in the indenture governing the 8% Notes. The carrying amount of the remaining 8% Notes outstanding at December 31, 2005 is $13,956.

Prior to June 29, 2004, the 8% Notes were secured by a collateral pool comprised of (i) all domestic accounts receivable and inventory; (ii) all patents, trademarks and other intellectual property (subject to non-exclusive licensing agreements); (iii) all instruments, investment property and other intangible assets, (iv) substantially all domestic fixed assets and (v) a pledge of 100% of the capital stock of two of the Company’s domestic subsidiaries, but excluding assets subject to the GECC lease, certain real estate and certain assets subject to prior liens. Pursuant to an intercreditor agreement, the prior security interest of the holders of the 8% Notes in such collateral was subordinated to the lender under the Old Revolving Credit Facility and was senior to the security interest of GECC under the GECC lease. As of June 29, 2004, the 8% Notes were no longer secured by the collateral pool and accordingly, are effectively subordinated to the 11.5% Senior Secured Notes.

The 8% Notes were valued at market in fresh-start accounting. The discount to face value is being amortized using the effective-interest rate methodology through maturity with an effective interest rate of 10.46%.

The following table summarizes the carrying value of the 8% Notes at December 31 assuming interest through 2006 is paid in the form of 8% Notes (paid-in-kind):

	2005	2006	2007

8% Notes
Principal	$17,261	$18,684	$18,684
Discount	(3,305)	(2,283)	(1,148)

Carrying value	$13,956	$16,401	$17,536

Letter of Credit Facility Letters of credit in the amount of $2,419 were outstanding under letter of credit facilities with commercial banks, and were cash collateralized at December 31, 2005.

The Company finances its working capital needs through a combination of internally generated cash from operations, cash on hand and it’s Revolving Credit Facility.

Aggregate maturities of debt for each of the next five years are1:

	2006	2007	2008	2009	2010	Thereafter

11.5% Senior Secured Notes						$90,000
8% Notes			$18,684
Other	$182					949

	$182		$18,684			$90,949

[1]	Aggregate maturities of debt represent amounts to be paid at maturity and not the current carrying value of the debt.

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

11.	Operating Leases

The Company has operating lease agreements for machinery, equipment and facilities. The majority of the facility leases require the Company to pay maintenance, insurance and real estate taxes.

Future minimum lease payments for operating leases that have initial or remaining non-cancelable lease terms in excess of one year as of December 31, 2005, are:

2006	$1,441
2007	1,935
2008	1,856
2009	1,868
2010	1,778
Total thereafter	2,933

Total minimum lease payments	$11,811

Total rent expense during 2005, 2004 and 2003 amounted to $2,822, $2,409 and $2,259, respectively.

12.	Retirement Plans

The Company and its subsidiaries have defined contribution and defined benefit plans varying by country and subsidiary.

At December 31, 2005, the North American operations of the Company and the Company’s operation in Germany have non-contributory defined benefit retirement plans covering substantially all salaried and full time hourly employees (which is limited in the case of the Company’s U.S. operations to employees hired prior to April 1, 2003).

Benefits are based on years of credited service and final average compensation, as defined in the plans. Pension cost is computed using the projected unit credit method. The discount rate used approximates the average yield for high-quality corporate bonds as of the valuation date. The Company’s policy is to fund the minimum actuarially computed annual contribution required under the Employee Retirement Income Security Act of 1974 and the applicable foreign laws and regulations.

Prior to April 1, 2004, participants under the United States defined benefit plan were eligible for an unreduced benefit calculated based years of credited service and final average compensation upon the earlier of (i) normal retirement age (i.e. 65); (ii) attainment of age 62 and 10 years of credit service; or (iii) reaching “85-points” calculated based upon age and years of credit service. Effective April 1, 2004, the defined benefit retirement plan was amended to (i) eliminate the unreduced early retirement option and (ii) close the defined benefit plan to employees hired after March 31, 2003, for all employees in the United States who are not covered by a collective bargaining agreement. Retirement benefits payable for all United States employees, who are not covered by a collective bargaining unit, will be the greater of benefits earned as of (i) March 31, 2004 or (ii) benefits calculated after elimination of the early retirement option, as defined in the plans. On September 30, 2005, employees in the U.S. covered by a collective bargaining agreement ratified a new agreement which contained provisions to (i) eliminate the unreduced early retirement option as of December 31, 2007 and (ii) close the define benefit plan to employees hired after September 30, 2004. The effects of these plan amendments on the accumulated benefit obligation is included in the pension benefit table that follows.

United States employees hired after March 31, 2003 who are not covered by a collective bargaining agreement and United States employees hired after September 30, 2004 who are covered by a collective

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

bargaining agreement are eligible for a defined contribution benefit equal to three percent of base earnings (as defined by the plan) in lieu of the defined benefit retirement plans.

The Company recognized a one-time $974 curtailment gain recorded in the consolidated statements of operations and reduction in the unfunded pension liability included in “Accrued employee benefits” on the consolidated balance sheets related to the announced closing of the its Kentland, Indiana finishing operations. This curtailment gain was recognized as of December 31, 2005.

The United States and Canadian operations of the Company historically provided postretirement health care and life insurance benefits. The Company accrues for the accumulated postretirement benefit obligation that represents the actuarial present value of the anticipated benefits. Measurement is based on assumptions regarding such items as the expected cost of providing future benefits and any cost sharing provisions. The Company terminated postretirement medical benefits as of December 31, 2004 for all active employees and retirees in the United States who are not covered by a collective bargaining agreement. The termination of the United States postretirement medical benefits resulted in a $34,055 curtailment gain and reduction in the unfunded postretirement liability included in “Accrued employee benefits” on the consolidated balance sheets in 2004.

On September 30, 2005, employees in the U.S. covered by a collective bargaining agreement ratified a new agreement which contained a provision that terminated postretirement medical benefits as of December 31, 2006 for all active employees and retirees covered by the collective bargaining agreement. The termination of the United States postretirement medical benefits for employees covered by the collective bargaining agreement resulted in a $668 curtailment gain and reduction in the unfunded postretirement medical liability included in “Accrued employee benefits” on the consolidated balance sheets in 2005. In addition, the Company will amortize the remaining unrecognized prior service costs and net actuarial loss related to these postretirement medical benefits over the 15 month period from October 1, 2005 through December 31, 2006. Approximately $1,744 was recorded as a reduction to cost of sales during the fourth quarter of 2005 and $7,929 will be recognized during 2006.

The weighted average plan asset allocation at December 31, 2005 and 2004, and target allocation (not weighted) for 2006, are as follows:

	Percentage of Plan Assets		2006 Target
Asset Category	2005	2004	Allocation

Equity Securities	77.2%	62.5%	60.0%
Debt Securities	21.2%	35.2%	40.0%
Other	1.6%	2.3%	0.0%

Total	100.0%	100.0%	100.0%

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Pensions and Other Postretirement Benefits Plans — North America

	Pension Benefits
				Predecessor
	Reorganized Company			Company
			April 3 to	January 1 to
			December 31,	April 2,
	2005	2004	2003	2003

Accumulated benefit obligation (ABO)	$130,310	$120,857	$113,127	$105,878
Change in benefit obligation
Projected benefit obligation at beginning of year	131,838	126,087	117,453	115,186
Service cost	1,737	1,730	1,556	545
Interest cost	7,360	7,358	5,634	1,872
Actuarial losses	9,250	7,303	6,644	2,353
Benefits paid	(7,485)	(7,287)	(5,818)	(2,855)
Plan amendment	(1,217)	(3,579)
Curtailment gain	(1,725)
Translation	$293	226	618	352

Estimated benefit obligation at end of period	$140,051	$131,838	$126,087	$117,453

Change in plan assets
Fair value of plan assets at beginning of period	86,768	81,353	72,161	75,115
Actual return on plan assets	4,199	6,458	13,768	(798)
Employer contribution	3,288	6,030	633	345
Benefits paid	(7,485)	(7,287)	(5,818)	(2,855)
Translation	278	214	609	354

Estimated fair value of plan assets at end of period	$87,048	$86,768	$81,353	$72,161

Reconciliation of accrued benefit cost at end of period
Funded status	(53,004)	(45,070)	(44,734)	(45,292)
Unrecognized net loss (gain)	15,238	4,923	(2,683)
Unrecognized prior service cost	(3,184)	(3,306)

Accrued benefit cost	$(40,950)	$(43,453)	$(47,417)	$(45,292)

Amounts recognized in statement of financial position
Prepaid benefit cost
Accrued benefit liability	$(48,545)	$(43,602)	$(47,517)	$(45,292)
Intangible asset
Accumulated other comprehensive loss	7,595	149	100

Net amount recognized	$(40,950)	$(43,453)	$(47,417)	$(45,292)

Weighted-average assumptions as of end of period
Discount rate	5.49%	5.74%	6.25%	6.75%
Expected return on plan assets	8.56%	8.66%	8.67%	8.67%
Rate of compensation increase	3.50%	3.50%	3.50%	3.75%

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Other Benefits
				Predecessor
	Reorganized Company			Company
			April 3 to	January 1 to
			December 31,	April 2,
	2005	2004	2003	2003

Accumulated benefit obligation (ABO)
Change in benefit obligation
Projected benefit obligation at beginning of period	$22,439	$57,702	$53,038	$50,846
Service cost	177	918	709	227
Interest cost	1,231	3,762	2,585	837
Plan amendment	(12,768)	(3,006)
Actuarial losses	3,176	10,289	3,542	1,502
Effect of curtailment	(159)	(44,139)
Benefits paid	(1,168)	(3,260)	(2,603)	(574)
Translation	235	173	431	200

Estimated benefit obligation at end of period	$13,163	$22,439	$57,702	$53,038

Change in plan assets
Fair value of plan assets at beginning of period
Actual return on plan assets
Employer contribution	$623	$3,070	$2,603	$574
Benefits paid	(623)	(3,070)	(2,603)	(574)

Estimated fair value of plan assets at end of period	$0	$0	$0	$0

Reconciliation of accrued benefit cost at end of period
Funded status	$(13,163)	$(22,439)	$(57,702)	$(53,038)
Unrecognized net actuarial loss	2,757	921
Unrecognized prior service cost	(10,214)	(729)	3,401

Accrued benefit cost	$20,620	$(22,247)	$(54,301)	$(53,038)

Weighted-average assumptions as of end of period
Discount rate	5.20%	5.82%	6.27%	6.50%

For measurement purposes, the annual rate of increase in the per capita cost of covered health care benefits was assumed to be 10.0% in 2005 for the U.S. plan and 8.0% in 2005 for the Canadian plan. The Canadian rate was assumed to grade down to 5% by 2008 for the Canadian plan.

On December 8, 2003, President Bush signed into law a bill that expands Medicare, primarily by adding a prescription drug benefit for Medicare-eligible retirees starting in 2006. Pursuant to instructions in Financial Accounting Standards Board Staff Position 106-1 and the election by the Company to defer recognition, the retiree medical obligations and costs reported in these financial statements do not yet reflect the effect of those new Medicare benefits. By 2006, the Company expects to modify its retiree medical plans to coordinate with the new Medicare prescription drug program. As a result, the Company anticipates that its overall obligations and costs will be lower once those modifications are reflected.

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Pension Benefits
				Predecessor
	Reorganized Company			Company
			April 3 to	January 1 to
			December 31,	April 2,
	2005	2004	2003	2003

Component of net period benefit cost
Service cost	$1,737	$1,730	$1,556	$545
Interest cost	7,360	7,357	5,634	1,872
Expected return on plan assets	(7,236)	(7,027)	(4,585)	(1,396)
Amortization of prior service cost	(365)	(273)	144	14
Amortization of actuarial (gain) loss	249	265		532

Net periodic benefit cost	1,745	2,052	2,749	1,567
Curtailment gain	(974)
One-time recognition of unamortized balance				38,376

Total net periodic benefit cost	$771	$2,052	$2,749	$39,943

Upon emergence from bankruptcy, the liabilities of the plans were re-measured as of April 2, 2003. A one-time charge of $38,376 was recorded to immediately recognize all unrecognized gains and losses.

The following table provides a summary of the estimated benefit payments for the pension plans for the next five fiscal years individually and for the following five fiscal years in the aggregate:

Total Estimated
Year	Pension Payments
(In thousands)

2006	$7,513
2007	7,583
2008	7,670
2009	7,771
2010	7,899
2011-2015	42,383

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Other Benefits
				Predecessor
	Reorganized Company			Company
			April 3 to	January 1 to
			December 31,	April 2,
	2005	2004	2003	2003

Component of net period benefit cost:
Service cost	$177	$918	$709	$227
Interest cost	1,231	3,762	2,585	837
Amortization of unrecognized transition obligation	2
Amortization of prior service cost	(2,615)	(230)	141
Amortization of actuarial (gain) loss	1,181	638		112

Net periodic benefit cost	(24)	5,088	3,435	1,176
One-time recognition of unamortized balance				10,627
Effect of curtailment	(668)	(34,055)

Total net periodic (benefit) cost	$(692)	$(28,967)	$3,435	$11,803

The Company terminated postretirement medical benefits as of December 31, 2004 for all active employees and retirees in the United States who are not covered by a collective bargaining agreement. The termination of the United States postretirement medical benefits resulted in a $34,055 reduction in the unfunded postretirement liability included in “Accrued employee benefits” on the consolidated balance sheets.

On September 30, 2005 employees in the U.S. covered by a collective bargaining agreement ratified a new agreement which contained a provision that terminated postretirement medical benefits as of December 31, 2006 for all active employees and retirees covered by the collective bargaining agreement. The termination of the United States postretirement medical benefits for employees covered by the collective bargaining agreement resulted in a $668 curtailment gain and reduction in the unfunded postretirement liability included in “Accrued employee benefits” on the consolidated balance sheets in 2005. In addition, the Company will amortize $9,673 of remaining unrecognized prior service costs and net actuarial loss related to these postretirement medical benefits over the 15 month period from October 1, 2005 through December 31, 2006. During the fourth quarter of 2005, $1,744 was recorded as a reduction to cost of sales.

The following table provides a summary of the estimated benefit payments for the postretirement benefit plans for the next five fiscal years individually and for the following five fiscal years in the aggregate:

Total Estimated
Postretirement
Year	Benefit Payments
(In thousands)

2006	$821
2007	625
2008	655
2009	684
2010	712
2011-2015	3,932

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Assumed health care cost trend rates have a significant effect on the amounts reported for healthcare plans. A one-percentage point change in assumed healthcare cost trend rate would have the following effects:

	Other Benefits
				Predecessor
	Reorganized Company			Company
			April 3 to	January 1 to
			December 31,	April 2,
	2005	2004	2003	2003

Effect of 1% change in medical trend cost
Based on a 1% increase
Change in accumulated postretirement benefit obligation	$611	$697	$2,450	$2,244
Change in service cost and interest	31	126	184	45
Based on a 1% decrease
Change in accumulated postretirement benefit obligation	$(510)	$(746)	$(2,792)	$(2,563)
Change in service cost and interest	(26)	(154)	(210)	(51)

Savings Plans

The Company and its subsidiaries also have defined contribution savings and similar plans, which vary by subsidiary, and, accordingly, are available to substantially all full-time United States employees. The defined contribution savings plans allow employees to choose among various investment alternatives. The Company’s aggregate contributions to these plans are based on eligible employee contributions and certain other factors. The Company expense for these plans was $774, $791 and $684 in 2005, 2004 and 2003, respectively.

International Plans

The Company maintains various pension and statutory separation pay plans for its European employees. The expense for these plans in 2005, 2004 and 2003 was $2,144, $1,318 and $285 respectively. As of their most recent valuation dates, for those plans where vested benefits exceeded plan assets, the actuarially computed value of vested benefits exceeded those plans’ assets by approximately $4,174.

13.	Restructuring Charges

During the second quarter of 2005, our board of directors approved a plan under which we will restructure our finishing operations by relocating finishing operations from our facility in Kentland, Indiana to a facility in Mexico. We expect to complete the restructuring by the end of 2006. The relocation of the finishing operations is intended to lower costs and optimize operations. The total cost of the restructuring, exclusive of capital expenditures, is expected to be approximately $10,000, substantially all of which will result in cash expenditures. We also expect to make capital expenditures of approximately $10,000 in connection with the restructuring. We began incurring a substantial portion of these costs and capital expenditures in the second quarter of 2005 and expect to continue to incur them through the end of 2006.

A $1,787 charge for one-time employee costs related to the Kentland, Indiana relocation was recorded during the second quarter of 2005.

During the first quarter of 2005, the Company committed to a restructuring plan to continue to address the Company’s competitive environment. The plan resulted in a before tax charge of $387.

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

During the third and fourth quarters of 2003, the Company committed to a restructuring plan to address the industry’s competitive environment. The plan resulted in a before-tax charge of $2,562. Approximately 2% of the Company’s worldwide workforce was laid off due to the 2003 restructuring plan. The Company reversed an excess reserve of $1,560, of which $1,250 was Nucel® technology third-party license fees that, had been renegotiated. The Nucel® technology third-party license fees were originally reflected in the 2000 restructuring reserve. The remaining $292 represents an excess reserve for employee costs that were originally reflected in the 2002 restructuring reserve.

In the fourth quarter of 2005, the Company reversed the third-party license fees of approximately $150 from the 2000 restructuring reserve

Restructuring Reserves

The following table provides details of the 2005, 2003 and 2000 restructuring reserves for the period ended December 31, 2005 (dollars in millions):

	Restructuring				Restructuring
	reserves as of				reserves as of
	December 31,	2005		Other	December 31,
	2004	Charge	Payments	Adjustments	2005

2005 employee costs		$2.2	$(0.6)		$1.6
2003 employee costs	$0.1		$(0.1)
2000 Nucel® license fees	$0.2			$(0.2)

Total restructuring activity	$0.3	$2.2	$(0.7)	$(0.2)	$1.6

14.	Capital Stock and Paid in Capital

Authorized shares of preferred stock $(0.01 par value per share) and common stock $(0.01 par value per share) for the Company are 50,000,000 shares and 50,000,000 shares, respectively. A total of 10,651,123 shares of common stock were issued and 9,715,954 were outstanding as of December 31, 2005. A total of 10,670,053 shares of common stock were issued and 9,632,022 were outstanding as of December 31, 2004.

Under terms of the Bankruptcy Plan, 660,000 shares of common stock were reserved for grant to management and employees under the Viskase Companies, Inc. Restricted Stock Plan. On April 3, 2003, the Company granted 330,070 shares of restricted common stock (“Restricted Stock”) under the Restricted Stock Plan. Shares granted under the Restricted Stock Plan vested 12.5% on grant date; 17.5% on the first anniversary of grant date; 20% on the second anniversary of grant date; 20% on the third anniversary; and, 30% on the fourth anniversary of the grant date, subject to acceleration upon the occurrence of certain events. The Restricted Stock expense for 2005, 2004 and the nine-month period ended December 31, 2003, for the Reorganized Company is $6, $6 and $11, respectively. The value of the Restricted Stock was calculated based on the fair market value of approximately $0.10 per share for the new common stock upon emergence from bankruptcy using a multiple of cash flow calculation to determine enterprise value and the related equity value.

15.	Treasury Stock

In connection with the June 29, 2004 refinancing transaction, the Company purchased 805,270 shares of its common stock from the underwriter for a purchase price of $298. The common stock has been accounted for as treasury stock. The treasury shares are being held for use in connection with any exercise of the New Warrants.

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

16.	Warrants (Dollars in Thousands, Except Per Share and Per Warrant Amounts)

On June 29, 2004, the Company issued $90,000 of 11.5% Senior Secured Notes together with the 90,000 Warrants to purchase an aggregate of 805,230 shares of common stock of the Company (“New Warrants”). The aggregate purchase price of the 11.5% Senior Secured Notes and the 90,000 of New Warrants was $90,000. Each of the New Warrants entitles the holder to purchase 8.947 shares of the Company’s common stock at an exercise price of $.01 per share through the June 15, 2011 expiration date.

The New Warrants were valued for accounting purposes using a fair value method. Using a fair value method, each of the New Warrants was valued at $11.117 for an aggregate fair value of the warrant issuance of $1,001.

Pursuant to the Bankruptcy Plan, holders of the Old Common Stock received Warrants to purchase shares of New Common Stock. At December 31, 2005, 304,127 Warrants are outstanding. The Warrants have a seven-year term expiring on April 2, 2010, and have an exercise price of $10.00 per share.

17.	Income Taxes (Revised)

				Predecessor
	Reorganized Company			Company
			April 3 to	January 1 to
			December 31,	April 2,
	2005	2004	2003	2003

Pretax income (loss) from continuing operations consisted of:
Domestic	$722	$22,242	$(47,739)	$151,141
Foreign	(3,338)	(1,566)	522	1,011

Total	$(2,616)	$20,676	$(47,217)	$152,152

The provision (benefit) for income taxes consisted of:

				Predecessor
	Reorganized Company			Company
			April 3 to	January 1 to
			December 31,	April 2,
	2005	2004	2003	2003

Current
Federal
Foreign	$2,918	$558	$449	$614
State		4	13	4

Total current	$2,918	$562	$462	$618
Deferred
Federal	$(2,343)	$(4,700)
Foreign	(1,034)	(503)	(1,052)	(339)
State

Total deferred	$(3,377)	$(5,203)	$(1,052)	$(339)
Total	$(459)	$(4,641)	$(590)	$279

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A reconciliation from the statutory Federal tax rate to the effective tax rate follows:

				Predecessor
	Reorganized Company			Company
			April 3 to	January 1 to
			December 31,	April 2,
	2005	2004	2003	2003

Statutory Federal tax rate	35.00%	35.00%	35.00%	35.00%
Increase (decrease) in tax rate due to:
State and local taxes net of related Federal tax benefit	0.27%	(0.02)%	0.03%
Net effect of taxes relating to foreign operations	(113.15)%	(0.06)%	2.28%	(0.07)%
Reversal of overaccrued taxes	89.56%	(22.73)%
Valuation allowance changes and other	6.40%	(34.67)%	(35.89)%	(34.75)%
Other	(0.53)%	0.03%	(0.06)%	0.01%

Effective tax rate from continuing operations	17.55%	(22.45)%	1.36%	0.19%

Temporary differences and carryforwards that give rise to a significant portion of deferred tax assets and liabilities for 2005 and 2004 are as follows (revised as to the 2005 temporary differences and tax effected deferred assets and liabilities related to the characterization as foreign exchange and other and valuation allowances from the information set forth in the financial statements accompanying the Company’s Annual Report on Form 10-K for the year ended December 31, 2005. These revisions required no changes to the amounts reflected in the accompanying balance sheet for 2005.):

	Year 2005
	Temporary Difference		Tax Effected
	Deferred tax	Deferred tax	Deferred tax	Deferred tax
	assets	liabilities	assets	liabilities

Depreciation basis differences		$34,822		$13,581
Inventory basis differences	$147	2,987	$50	1,165
Intangible basis differences		3,333		1,300
Employee benefits accruals	66,216	261	25,824	102
Self insurance accruals and reserves	2,554		996
Other accruals and reserves	4,542		1,758
Net operating losses	62,500		24,375
Foreign exchange and other		3,896		1,519
Valuation allowances		113,855		44,403

	$135,959	$159,154	$53,003	$62,070

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Year 2004
	Temporary Difference		Tax Effected
	Deferred tax	Deferred tax	Deferred tax	Deferred tax
	assets	liabilities	assets	liabilities

Depreciation basis differences		$51,170		$19,956
Inventory basis differences		3,812		1,487
Employee benefits accruals	$66,715		$26,019
Self insurance accruals and reserves	2,763		1,078
Other accruals and reserves	15		6
Foreign exchange and other		23,943		9,338
Valuation allowances		25,660		10,008

	$69,493	$104,585	$27,103	$40,789

The Company joins in filing a United States consolidated Federal income tax return including all of its domestic subsidiaries.

The Company has generated net operating loss in the amount of $62,500 during fiscal years 2005 and 2004 (subsequent to our emergence from Bankruptcy). These net operating losses can be carried forward for a period of 20 years. The Company has not been profitable, and as such, we have provided valuation reserves for the net operating losses generated. Net operating losses that had been generated prior to our Bankruptcy were used to offset cancellation of indebtedness created under the Bankruptcy Plan.

18.	Commitments

As of December 31, 2005 and 2004, the Company had capital expenditure commitments outstanding of approximately $3,994 and $4,657, respectively.

19.	Contingencies

In 1988, Viskase Canada Inc. (“Viskase Canada”), a subsidiary of the Company, commenced a lawsuit against Union Carbide Canada Limited and Union Carbide Corporation (“Union Carbide”) in the Ontario Superior Court of Justice, Court File No. 292270188, seeking damages resulting from Union Carbide’s breach of environmental representations and warranties under the Amended and Restated Purchase and Sale Agreement, dated January 31, 1986 (“Agreement”). Pursuant to the Agreement, Viskase Corporation and various affiliates (including Viskase Canada) purchased from Union Carbide and Union Carbide Films Packaging, Inc., its cellulosic casings business and plastic barrier films business, which purchase included a facility in Lindsay, Ontario, Canada (“Site”). Viskase Canada is claiming that Union Carbide breached several representations and warranties and deliberately and/or negligently failed to disclose to Viskase Canada the existence of contamination on the Site.

In November 2000, the Ontario Ministry of the Environment (“MOE”) notified Viskase Canada that it had evidence to suggest that the Site was a source of polychlorinated biphenyl (“PCB”) contamination. Viskase Canada and The Dow Chemical Company, corporate successor to Union Carbide (“Dow”), have worked with the MOE in investigating the PCB contamination.

The Company and Dow reached an agreement for resolution of all outstanding matters between them whereby Dow repurchased the Site for $1,375 (Canadian), and is responsible for, and assumed the cost of remediation of the Site, and indemnified Viskase Canada and its affiliates, including the Company, in relation to all related environmental liabilities at the Site and Viskase Canada dismissed the action referred to above. The transaction was closed during May 2005, and resulted in a gain of $279 (U.S.).

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In 1993, the Illinois Department of Revenue (“IDR”) filed a proof of claim against Envirodyne Industries, Inc. (now known as Viskase Companies, Inc.) and its subsidiaries in the United States Bankruptcy Court for the Northern District of Illinois (“Bankruptcy Court”), Bankruptcy Case Number 93 B 319, for alleged liability with respect to the IDR’s denial of the Company’s allegedly incorrect utilization of certain loss carry-forwards of certain of its subsidiaries. The IDR asserted it was owed, as of the petition date, $998 in taxes, $357 in interest and $271 in penalties. The Company objected to the claim on various grounds. In September 2001, the Bankruptcy Court denied the IDR’s claim and determined the debtors were not responsible for 1998 and 1999 tax liabilities, interest and penalties. IDR appealed the Bankruptcy Court’s decision to the United States District Court, Northern District of Illinois, Case Number 01 C 7861, and in February 2002, the District Court affirmed the Bankruptcy Court’s order denying the IDR claim. IDR appealed the District Court’s order to United States Court of Appeals for the Seventh Circuit, Case Number 02-1632. On January 6, 2004, the appeals court reversed the judgment of the District Court and remanded the case for further proceedings on the Company’s other objections to the claim. On November 16, 2005 the Bankruptcy Court issued an opinion in which it denied the IDR’s claim to the extent it seeks principal tax liability and found that no principal tax liability remains due. However, because of certain timing issues with respect to the carryback of subsequent net operating loss used to eliminate the principal tax liabilities in 1988 and 1989, the issue of the amount of interest and penalties (for approximately 14 years), if any, has not yet been determined by the Bankruptcy Court. The IDR has asserted that as of February 2006, approximately $432 was owed in interest. The Company disputes this amount and intends to vigorously defend its position on interest due. The IDR may appeal the Bankruptcy Court order and has asserted that if it were successful on appeal, that the Company would have liability to the IDR as of the beginning of 2005 in the amount of approximately $2,900.

During 1999 and 2000, the Company and certain of its subsidiaries and one other sausage casings manufacturer were named in ten virtually identical civil complaints filed in the United States District Court for the District of New Jersey. The District Circuit ordered all of these cases consolidated in Civil Action No. 99-5195-MLC (D.N.J.). Each complaint brought on behalf of a purported class of sausage casings customers alleges that the defendants unlawfully conspired to fix prices and allocate business in the sausage casings industry. In 2001, all of the consolidated cases were transferred to the United States District Court for the Northern District of Illinois, Eastern Division. The Company strongly denies the allegations set forth in these complaints.

In May 2004, the Company entered into a settlement agreement, without the admission of any liability (“Settlement Agreement”), with the plaintiffs. Under terms of the Settlement Agreement, the plaintiffs fully released the Company and its subsidiaries from all liabilities and claims arising from the civil action in exchange for the payment of a $300 settlement amount, which amount was reserved in the December 31, 2003 financial statements.

In August 2001, the Department of Revenue of the Province of Quebec, Canada issued an assessment against Viskase Canada in the amount of $2.7 million (Canadian) plus interest and possible penalties. This assessment is based upon Viskase Canada’s failure to collect and remit sales tax during the period July 1, 1997 to May 31, 2001. During this period, Viskase Canada did not collect and remit sales tax in Quebec on reliance of the written advice of its outside accounting firm. Viskase Canada filed a Notice of Objection in November 2001 with supplementary submission in October 2002. The Notice of Objection found in favor of the Department of Revenue. The Company has appealed the decision. The ultimate liability for the Quebec sales tax lies with the customers of Viskase Canada during the relevant period. Viskase Canada could be required to pay the amount of the underlying sales tax prior to receiving reimbursement for such tax from our customers. Viskase Canada made a settlement offer, whereby Viskase Canada would pay $300 (Canadian), but would not be required to collect the underlying sales tax from the customers of Viskase Canada. The settlement offer was accepted by the Deputy Minister of Revenue of Quebec during November 2005. A

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

settlement agreement has been executed between Viskase Canada Inc. and the Deputy Minister of Revenue of Quebec and in January 2006 the parties filed a Declaration of Settlement out of Court to dismiss the action.

During 2005, Viskase Brasil Embalagens Ltda. (“Viskase Brazil”) received three tax assessments by São Paulo tax authorities with respect to Viskase Brazil’s alleged failure to pay Value Added and Sales and Services Tax (“ICMS”) levied on the importation of raw materials and sales of goods in and out of the State of São Paulo. Two of the tax assessments relate to ICMS on the importation by Viskase Brazil of raw materials through the State of Espírito Santo (“Import Assessments”), and the disputed amount with respect to such assessments aggregates R$16,588 for taxes and R$16,318 for penalties and interest, or about $7,647 and $7,522, respectively, at exchange rates in effect on July 24, 2006. The third tax assessment also relates to ICMS and alleges that Viskase Brazil arranged for the remittance of goods to addresses other than those indicated on the relevant tax documents (“Documentation Assessment”). The disputed amount under the Documentation Assessment is R$188 for taxes and R$1,690 for penalties and interest, or about $87 and $779, respectively, at exchange rates in effect on July 24, 2006. The attorneys representing Viskase Brazil on these tax disputes have advised the Company that the likelihood of liability with respect to the tax assessments is remote. In view of the magnitude of the assessments, Viskase Brazil sought the advice of another law firm with respect to one of the Import Assessments and with respect to the Document Assessment. The second law firm expressed its belief (i) that the likelihood of liability on the Import Assessment it reviewed either was possible tending to probable or was possible, depending on the theory of liability pursued by the tax authorities, and (ii) that the likelihood of liability on the Documentation Assessment was probable. Viskase believes that the two Import Assessments raise essentially the same issues and therefore did not seek advice from the second law firm with respect to the other Import Assessment. The Company has provided a reserve in the amount of $2,000 as of December 31, 2005. Viskase Brazil strongly denies the allegations set forth in the tax assessments and intends to vigorously defend itself.

Under the Clean Air Act Amendments of 1990, various industries, including casings manufacturers, are or will be required to meet maximum achievable control technology (“MACT”) air emissions standards for certain chemicals. MACT standards applicable to all U.S. cellulosic casing manufacturers were promulgated June 11, 2002. The Company submitted extensive comments to the EPA during the public comment period. Compliance with these new rules was required by June 13, 2005, although the Company has obtained a one-year extension for both of its facilities. To date, the Company has spent approximately $10,230 in capital expenditures for MACT.

In addition, the Company is involved in various other legal proceedings arising out of our business and other environmental matters, none of which are expected to have a material adverse effect upon results of operations, cash flows or financial condition.

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

20.	Earnings Per Share

Following are the reconciliations of the numerators and denominators of the basic and diluted EPS (in thousands, except for number of shares and per share amounts):

				Predecessor
	Reorganized Company			Company
			April 3 to	January 1 to
	December 31,	December 31,	December 31,	April 2,
	2005	2004	2003	2003

NUMERATOR:
(Loss) income available to common stockholders:
Net (loss) income	$(2,157)	$25,317	$(46,627)	$151,873

Net (loss) income available to common stockholders for basic and diluted EPS	$(2,157)	$25,317	$(46,627)	$151,873

DENOMINATOR:
Weighted average shares outstanding for basic EPS	9,698,196	10,013,828	10,381,298	15,314,553
Effect of dilutive securities		854,324

Weighted average shares outstanding for diluted EPS	9,698,196	10,868,152	10,381,298	15,314,553

Common stock equivalents, consisting of the New Warrants for 805,230 and the 500,000 stock options issued to the President and Chief Executive Officer are dilutive and the effect of these dilutive securities have been included in weighted average shares for diluted EPS using the treasury method for the Reorganized Company. With respect to the Predecessor Company, common stock equivalents, consisting of common stock options (all of which were canceled upon emergence from bankruptcy), are excluded from the weighted-average shares outstanding as the effect is antidilutive.

The vested portion of the Restricted Stock is included in the weighted-average shares outstanding for basic earnings per share for the Reorganized Company. With respect to the Predecessor Company, common stock equivalents, consisting of the 2010 Warrants, exercisable for a total of 304,127 shares of common stock, and the unvested restricted stock, totaling 280,005 shares, issued by the Reorganized Company have been excluded as their effect is antidilutive. Non-vested shares that vest based solely on continued employment and are not subject to any performance contingency are included in the computation of diluted EPS using the treasury stock method.

21.	Comprehensive Gain (Loss)

The following sets forth the changes in the components of other comprehensive income (loss) and the related income tax (benefit) provision (in thousands):

				Predecessor
	Reorganized Company			Company
			April 3 to	January 1 to
			December 31,	April 2,
	2005	2004	2003	2003

Minimum pension liability adjustment(1)	$(7,595)
Foreign currency translation adjustment(2)	(4,920)	$3,061	$4,547	$(845)

Other comprehensive (loss) income, net of tax	$(12,515)	$3,061	$4,547	$(845)

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(1)	Minimum pension liability adjustment, net of a related tax provision of $0 in 2002 and 2005. The minimum pension liability adjustment is due to changes in plan return assumptions and asset performance.

(2)	Foreign currency translation adjustments, net of related tax provision of $0 for all periods.

22.	Stock-Based Compensation (Dollars in Thousands, Except Per Share Amounts)

The Company’s net income and net income per common share would have been reduced to the pro forma amounts indicated below if compensation cost for the Company’s stock option plan had been determined based on the fair value at the grant date for awards in accordance with the provisions of SFAS No. 123.

	2005	2004

Net (loss) income:
As reported	$(2,157)	$25,317
Pro forma	$(2,425)	$25,295
Basic (loss) earnings per share:
As reported	$(0.22)	$2.53
Pro forma	$(0.25)	$2.53
Diluted (loss) earnings per share:
As reported	$(0.22)	$2.33
Pro forma	$(0.25)	$2.33

The fair values of the options granted during 2004 were estimated on the date of grant using the binomial option pricing model. The assumptions used and the estimated fair values are as follows:

	2005	2004

Expected term	10 years	5 years
Expected stock volatility	14.88%	16.05%
Risk-free interest rate	4.17%	3.44%
Fair value	$1.09	$0.54

The Company has granted non-qualified stock options to its chief executive officer for the purchase of 500,000 shares of its common stock under an employment agreement. The Company has granted non-qualified stock options to its management for the purchase of 495,000 shares of its common stock. Options were granted at, or above, the fair market value at date of grant and one-third vests on each of the first, second and third anniversaries of the employment agreement, subject to acceleration in certain events. These options for the

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Chief Executive Officer and those granted to management expire five years and ten years, respectively, from the date of grant. The Company’s outstanding options were:

	Shares	Weighted Average
	Under Option	Exercise Price

Outstanding, January 1, 2004	0
Granted	500,000	$2.40
Exercised	0
Terminated and expired	0

Outstanding, December 31, 2004	500,000	$2.40
Granted	495,000	$2.90
Exercised	0
Terminated and expired	(10,000)	$2.90

Outstanding, December 31, 2005	985,000	$2.65

Exercisable options as December 31, 2005 and December 31, 2004 were 166,667 and zero, respectively.

23.	Fair Value of Financial Instruments

The following table presents the carrying value and estimated fair value as of December 31, 2005, of the Company’s financial instruments (refer to Notes 4 and 10)

		Estimated
	Carrying Value	Fair Value

Assets
Cash and cash equivalents	$11,904	$11,903
Restricted cash	3,251	3,251

	$15,155	$15,154

Liabilities
Long-term debt	$103,299	$107,775

24.	Research and Development Costs

Research and development costs from continuing operations for the Reorganized Company are expensed as incurred and totaled $2,298, $2,697 and $2,628 for 2005, 2004 and the period April 3 through December 31, 2003, respectively. Research and development costs from continuing operations for the Predecessor Company were expensed as incurred and totaled $970 for the period January 1 through April 3, 2003.

25.	Related-Party Transactions

Reorganized Company

During the year ended December 31, 2005 and 2004, the Company purchased $130 and $98, respectively, in telecommunication services in the ordinary course of business from XO Communications, Inc., an affiliate of Carl C. Icahn, who may be deemed to be a beneficial owner of approximately 28.86% of the Company’s common stock. The Company believes that the purchase of the telecommunications services were on terms at least as favorable as those that the Company would expect to negotiate with an unaffiliated party.

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Arnos Corp., an affiliate of Carl C. Icahn, was the lender on the Company’s Old Revolving Credit Facility. The Company paid Arnos Corp. origination fees, interest and unused commitment fees of $144 during the year ended December 31, 2004 and $175 during the period from April 3, 2003 through December 31, 2003. The Company believes that the terms of the former revolving credit facility were at least as favorable as those that the Company would have expected to negotiate with an unaffiliated party.

On June 29, 2004 the Company repurchased 805,270 shares of common stock (representing approximately 7.34% of the issued and outstanding common stock on a fully diluted basis as of June 17, 2004) held by Jefferies & Company, Inc., the initial purchaser of the 11.5% Senior Secured Notes, or its affiliates for total consideration of $298.

Predecessor Company During 2003, Viskase had sales of $613 to Cargill, Inc. and its affiliates. Gregory R. Page, President and Chief Operating officer of Cargill, Inc. was a director of the Predecessor Company and resigned as of the date of the Company’s emergence from bankruptcy.

26.	Business Segment Information and Geographic Area Information

The Company primarily manufactures and sells cellulosic food casings. The Company’s operations are primarily in North America, South America and Europe. Intercompany sales and charges (including royalties) have been reflected as appropriate in the following information. Certain items are maintained at the Company’s corporate headquarters and are not allocated geographically. They include most of the Company’s debt and related interest expense and income tax benefits. Other expense for 2005, 2004, the period April 3 through December 31, 2003 for the Reorganized Company, and the period January 1 through April 2, 2003 for the Predecessor Company includes net foreign exchange transaction gains (losses) of approximately $(4,917), $1,451, $3,280 and $1,474, respectively.

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Geographic Area Information

				Predecessor
	Reorganized Company			Company

			April 3 to	January 1 to
			December 31,	April 2,
	2005	2004	2003	2003

Net sales
United States	$124,491	$130,654	$97,832	$29,470
Canada
South America	8,789	7,630	5,857	1,606
Europe	84,475	87,072	60,705	17,939
Other and eliminations	(13,986)	(18,250)	(11,986)	(3,613)

	$203,769	$207,106	$152,408	$45,402

Operating income (loss)
United States	$11,930	$13,488	$(37,063)	$(1,433)
Canada	(490)	(665)	(376)	(98)
South America	(754)	(1,243)	(900)	(190)
Europe	(2,861)	(22)	(2,474)	(298)
Other	213	0	0	0

	$8,038	$11,558	$(40,813)	$(2,019)

Identifiable assets
United States	$121,441	$113,836	$115,711	$114,997
Canada	26	842	745	770
South America	7,907	7,535	7,870	8,937
Europe	68,466	91,219	87,767	75,597

	$197,840	$213,432	$212,093	$200,301

United States export sales (reported in North America net sales above)
Asia	$16,915	$18,159	$15,566	$4,445
South and Central America	5,819	5,529	3,951	894
Canada	7,938	7,794	6,642	1,149
Other international	4,822	4,718	2,189	1,424

	$35,494	$36,200	$28,348	$7,912

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

27.	Quarterly Data (Unaudited)

Quarterly financial information for 2005 and 2004 is as follows (in thousands, except for per share amounts):

	First	Second	Third	Fourth
2005	Quarter	Quarter	Quarter	Quarter	Annual

Net sales	$49,524	$52,100	$52,232	$49,913	$203,769
Gross margin	9,532	11,118	10,390	8,634	39,674
Operating (loss) income	1,480	1,918	2,986	1,654	8,038
Net (loss) income	(1,128)	(2,263)	3,609	(2,375)	(2,157)
Net (loss) income per share — basic	(0.12)	(0.23)	0.37	(0.20)	(0.22)
Net (loss) income per share — diluted	(0.12)	(0.23)	0.34	(0.20)	(0.22)

	First	Second	Third	Fourth
2004	Quarter	Quarter	Quarter	Quarter	Annual

Net sales	$50,615	$50,797	$52,954	$52,740	$207,106
Gross margin	10,357	11,413	10,906	9,940	42,616
Operating (loss) income	1,602	3,555	3,264	3,137	11,558
Net (loss) income	(3,762)	(13,341)	2,000	40,420	25,317
Net (loss) income per share — basic	$(0.36)	$(1.28)	$0.21	$4.20	$2.53
Net (loss) income per share — diluted	$(0.36)	$(1.19)	$0.19	$3.86	$2.33

Net income (loss) per share amounts are computed independently for each of the quarters presented using weighted average shares outstanding during each quarter. The sum of the quarterly per share amounts do not agree principally due to losses within quarters, issuance of restricted stock in 2005 and 2004, treasury stock purchases for basic in 2004, and issuance of common stock equivalents for diluted per share amounts in both 2005 and 2004.

During the first quarter of 2005, the Company committed to a restructuring plan to continue to address the Company’s competitive environment. The plan resulted in a before tax charge of $387.

During the second quarter of 2005, our board of directors approved a plan under which we will restructure our finishing operations by relocating finishing operations from our facility in Kentland, Indiana to a facility in Monterrey, Mexico. A $1,787 charge for one-time employee costs related to the Kentland, Indiana relocation was recorded.

The Company will terminate postretirement benefits as of December 31, 2006 for all active employees and all retirees in the United States who are covered by a collective bargaining agreement. The termination of these United States postretirement medical benefits resulted in a $698 curtailment gain in the third quarter of 2005. During the fourth quarter of 2005, $1,744 unrecognized prior service costs and net actuarial loss related to these postretirement medical benefits was amortized and recorded as a reduction to cost of sales.

During the fourth quarter of 2005, the Company recognized a $974 curtailment gain recorded in the consolidated statements of operations for pensions related to the relocation of our finishing from Kentland, Indiana to a facility located in Monterrey, Mexico.

During the first quarter of 2004, the Company committed to a restructuring plan to continue to address the Company’s competitive environment. The plan resulted in a before tax charge of $784. Approximately 13% of the home office personnel were laid off due to the restructuring plan. The 2004 restructuring charge is offset by a reversal of an excess reserve of $116 relating to the 2003 restructuring reserve.

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

During the second quarter of 2004, the Company recognized loss on debt extinguishment in the amount of $13,083, which consists of the losses on the early retirement of $55,527 million of the 8% Notes at a discount and of the early termination of the GECC capital lease. The 8% Notes were purchased at a discount to the principal amount; however, the purchase price exceeded the carrying value of the 8% Notes as established in Fresh-Start Accounting.

The Company terminated postretirement health care benefits as of December 31, 2004 for all active employees and all retirees in the United States who are not covered by a collective bargaining agreement. The termination of these United States postretirement medical benefits resulted in a $34,055 curtailment gain during the fourth quarter of 2004.

VISKASE COMPANIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(In thousands, except for number of shares and per share amounts)

	September 30,	December 31,
	2006	2005

ASSETS
Current assets:
Cash and cash equivalents	$3,513	$11,904
Restricted cash	3,268	3,251
Receivables, net	34,999	29,664
Inventories	43,964	36,419
Other current assets	14,538	15,563

Total current assets	100,282	96,801
Property, plant and equipment	127,335	116,509
Less accumulated depreciation	30,590	22,988

Property, plant and equipment, net	96,745	93,521
Deferred financing costs, net	3,181	3,667
Other assets	3,334	3,851

Total Assets	$203,542	$197,840

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Short-term debt including current portion of long-term debt and capital leases	$14,101	$182
Accounts payable	17,436	17,958
Accrued liabilities	34,906	32,031
Current deferred tax liabilities	710	710

Total current liabilities	67,153	50,881
Long-term debt, net of current maturities	105,228	103,299
Accrued employee benefits	50,667	61,429
Deferred tax liabilities	8,240	8,357
Deferred revenue	316	553
Commitments and contingencies
Stockholders’ deficit:
Preferred stock, $.01 par value; none outstanding Common stock, $.01 par value; 10,689,240 shares issued and 9,813,332 outstanding at September 30, 2006; and 10,651,123 shares issued and 9,715,954 shares outstanding at December 31, 2005	107	106
Additional paid in capital	2,095	1,895
Accumulated (deficit)	(27,881)	(23,467)
Less 805,270 treasury shares, at cost	(298)	(298)
Accumulated other comprehensive income	(2,082)	(4,907)
Unearned restricted stock issued for future service	(3)	(8)

Total stockholders’ (deficit)	(28,062)	(26,679)

Total Liabilities and Stockholders’ Deficit	$203,542	$197,840

The accompanying notes are an integral part of the consolidated financial statements.

VISKASE COMPANIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

	3 Months	3 Months	9 Months	9 Months
	Ended	Ended	Ended	Ended
	September 30,	September 30,	September 30,	September 30,
	2006	2005	2006	2005
	(In thousands, except for number of shares and per share amounts)

NET SALES	$54,726	$52,232	$158,647	$153,856
Cost of sales	44,484	41,842	127,295	122,816

GROSS MARGIN	10,242	10,390	31,352	31,040
Selling, general and administrative	7,911	7,287	22,634	21,700
Amortization of intangibles	116	117	349	504
Restructuring expense	531		943	2,174

OPERATING INCOME	1,684	2,986	7,426	6,662
Interest income	44	205	178	517
Interest expense	3,679	3,199	10,348	9,458
Post-retirement benefits curtailment gain		(668)		(668)
Other expense (income), net	702	(763)	928	21

INCOME (LOSS) BEFORE INCOME TAXES	(2,653)	1,423	(3,672)	(1,632)
Income tax provision (benefit)	308	(2,186)	742	(1,850)

NET (LOSS) INCOME	(2,961)	3,609	(4,414)	218
Other comprehensive income (loss):
Foreign currency translation adjustments	867	(364)	$2,825	($3,127)

COMPREHENSIVE (LOSS) INCOME	($2,094)	$3,245	($1,589)	($2,909)

WEIGHTED AVERAGE COMMON SHARES — BASIC	9,808,571	9,715,954	9,770,387	9,692,212

PER SHARE AMOUNTS:
(LOSS) EARNINGS PER SHARE — BASIC	$(0.30)	$0.37	$(0.45)	$0.02

WEIGHTED AVERAGE COMMON SHARES — DILUTED	9,808,571	10,517,668	9,770,387	10,547,767

PER SHARE AMOUNTS:
(LOSS) EARNINGS PER SHARE — DILUTED	($0.30)	$0.34	($0.45)	$0.02

The accompanying notes are an integral part of the consolidated financial statements.

VISKASE COMPANIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	9 Months	9 Months
	Ended	Ended
	September 30,	September 30,
	2006	2005

Cash flows from operating activities:
Net (loss) income	$(4,414)	$218
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization under capital lease	7,202	8,289
Stock-based compensation	201
Amortization of intangibles	350	503
Amortization of deferred financing fees	547	529
Postretirement curtailment gain and amortization	(5,882)	(668)
Decrease in deferred income taxes	(479)	(3,711)
Foreign currency translation (gain) loss	(824)	578
Gain on disposition of assets	(2)	(278)
Bad debt provision	153	93
Non-cash interest on 8% notes and 11.5% notes	1,920	1,748
Changes in operating assets and liabilities:
Receivables	(4,097)	(2,554)
Inventories	(6,325)	(4,504)
Other current assets	1,508	(6,076)
Accounts payable and accrued liabilities	1,308	11,979
Other	(5,164)	(3,472)

Total adjustments	(9,584)	2,456

Net cash (used in) provided by operating activities before reorganization expense	(13,998)	2,674
Cash flows from investing activities:
Capital expenditures	(8,661)	(9,756)
Reacquisition of leased assets		(645)
Proceeds from disposition of assets	55	1,114
Restricted cash	(17)	217

Net cash (used in) investing activities	(8,623)	(9,070)
Cash flows from financing activities:
Proceeds from revolving loan and long term borrowings	14,027
Deferred financing costs	(61)	(309)
Repayment of long-term borrowings and capital obligations	(123)	(123)

Net cash provided by (used in) financing activities	13,843	(432)
Effect of currency exchange rate changes on cash	387	(660)

Net decrease in cash and equivalents	(8,391)	(7,488)
Cash and equivalents at beginning of period	11,904	30,255

Cash and equivalents at end of period	$3,513	$22,767

Supplemental cash flow information:
Interest paid less capitalized interest	$5,164	$4,595
Income taxes paid	$(1,835)	$16

The accompanying notes are an integral part of the consolidated financial statements.

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In Thousands)

1.	Summary of Significant Accounting Policies General

Viskase Companies, Inc. (formerly Envirodyne Industries, Inc.) is a Delaware corporation organized in 1970. As used herein, the “Company” means Viskase Companies, Inc. and its subsidiaries.

Nature of Operations

The Company is a producer of non-edible cellulosic and plastic casings and specialty plastic bags used to prepare and package processed meat products, and provides value-added support services relating to these products, for some of the largest global consumer products companies. The Company operates eight manufacturing facilities and eight distribution centers in North America, Europe and South America and, as a result, is able to sell its products in most countries throughout the world.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company. Intercompany accounts and transactions have been eliminated in consolidation.

Reclassification

Reclassifications have been made to the prior years’ financial statements to conform to the 2006 presentation.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements includes the use of estimates and assumptions that affect a number of amounts included in the Company’s financial statements, including, among other things, pensions and other postretirement benefits and related disclosures, inventories valued under the last-in, first-out method, reserves for excess and obsolete inventory, allowance for doubtful accounts, restructuring charges and income taxes. Management bases its estimates on historical experience and other assumptions that they believe are reasonable. If actual amounts are ultimately different from previous estimates, the revisions are included in the Company’s results for the period in which the actual amounts become known. Historically, the aggregate difference, if any, between the Company’s estimates and actual amounts in any year have not had a significant effect on the Company’s consolidated financial statements. During the fourth quarter of 2006, the Company will implement the guidance in SAB 108 and reflect in retained earnings the cumulative adjustments to reserves and other accounts that would have been made in previous years using the “dual approach” method of evaluating the materiality of unrecorded adjustments to the financial statements. The effect of this is expected to be a reduction of reserves and allowances of approximately $300.

Cash Equivalents

For purposes of the consolidated statement of cash flows, the Company considers cash equivalents to consist of all highly liquid debt investments purchased with an initial maturity of approximately three months or less. Due to the short-term nature of these instruments, the carrying values approximate the fair market value. Cash equivalents and restricted cash include $3,679 and $10,711 of short-term investments at September 30, 2006 and December 31, 2005, respectively. Restricted cash is principally cash held as collateral for outstanding letters of credit with commercial banks.

Inventories

Domestic inventories are valued primarily at the lower of last-in, first-out (“LIFO”) cost or market. Remaining inventories, primarily foreign, are valued at the lower of first-in, first-out (“FIFO”) cost or market.

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In Thousands)

Property, Plant and Equipment

The Company carries property, plant and equipment at cost less accumulated depreciation. Property and equipment additions include acquisition of property and equipment and costs incurred for computer software purchased for internal use including related external direct costs of materials and services and payroll costs for employees directly associated with the project. Upon retirement or other disposition, cost and related accumulated depreciation are removed from the accounts, and any gain or loss is included in results of operations. Depreciation is computed on the straight-line method over the estimated useful lives of the assets ranging from (i) building and improvements — 10 to 32 years, (ii) machinery and equipment — 4 to 12 years, (iii) furniture and fixtures — 3 to 12 years and (iv) auto and trucks — 2 to 5 years.

In the ordinary course of business, we lease certain equipment, and certain real property, consisting of manufacturing and distribution facilities and office facilities. Substantially all such leases as of September 30, 2006 were operating leases, with the majority of those leases requiring us to pay maintenance, insurance and real estate taxes.

Deferred Financing Costs

Deferred financing costs are amortized on a straight-line basis over the expected term of the related debt agreement. Amortization of deferred financing costs is classified as interest expense.

Patents

Patents are amortized on the straight-line method over an estimated average useful life of 10 years.

Long-Lived Assets

The Company continues to evaluate the recoverability of long-lived assets including property, plant and equipment, patents and other intangible assets. Impairments are recognized when the expected undiscounted future operating cash flows derived from long-lived assets are less than their carrying value. If impairment is identified, valuation techniques deemed appropriate under the particular circumstances will be used to determine the asset’s fair value. The loss will be measured based on the excess of carrying value over the determined fair value. The review for impairment is performed at least once a year and when circumstances warrant. As a result of the Company’s move to Mexico for the production of certain products, an evaluation of the realizability of certain of its facilities and other fixed assets will be completed in the fourth quarter of 2006. This evaluation could result in a non-cash charge to earnings at that time.

Accounts Payable

The Company’s cash management system provides for the daily replenishment of its bank accounts for check-clearing requirements. The outstanding check balances of $969 and $1,427 at September 30, 2006 and December 31, 2005, respectively, are not deducted from cash but are reflected in “Accounts payable” on the consolidated balance sheets.

Deferred Revenue

License fees paid in advance are deferred and recognized on a straight line basis over the life of the applicable patent. As of September 30, 2006 the remaining balance of deferred revenue was $632, including $316 of short-term license fees included in “Other current liabilities.”

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In Thousands)

Pensions and Other Postretirement Benefits

The North American operations have defined benefit retirement plans that cover substantially all salaried and full-time hourly employees who were hired on or before March 31, 2003 and a fixed defined contribution plan and a discretionary profit sharing plan that cover substantially all salaried and full-time hourly employees who were hired on or after April 1, 2003. The operations in Germany have a defined benefit retirement plan that covers substantially all salaried and full-time hourly employees. Pension cost is computed using the projected unit credit method. The discount rate used approximates the average yield for high quality corporate bonds as of the valuation date. Our funding policy is consistent with funding requirements of the applicable federal and foreign laws and regulations.

United States employees hired on or after April 1, 2003 who are not covered by a collective bargaining agreement and United States employees hired after September 30, 2004 who are covered by a collective bargaining agreement are eligible for a defined contribution benefit equal to three percent of base earnings (as defined by the plan), in lieu of the defined benefit retirement plan.

The Company recognized a one-time $974 curtailment gain recorded in the consolidated statements of operations and reduction in the unfunded pension liability included in “Accrued employee benefits” on the consolidated balance sheet related to the announced closing of our Kentland, Indiana finishing operations. This curtailment gain was recognized as of December 31, 2005.

The United States and Canadian operations of the Company historically provided postretirement health care and life insurance benefits. The Company accrues for the accumulated postretirement benefit obligation that represents the actuarial present value of the anticipated benefits. Measurement is based on assumptions regarding such items as the expected cost of providing future benefits and any cost sharing provisions. The Company terminated postretirement medical benefits as of December 31, 2004 for all active employees and retirees in the United States who are not covered by a collective bargaining agreement. The termination of the United States postretirement medical benefits resulted in a $34,055 curtailment gain and reduction in the unfunded postretirement liability included in “Accrued employee benefits” on the consolidated balance sheet in 2004.

On September 30, 2005 employees in the U.S. covered by a collective bargaining agreement ratified a new agreement which contained a provision that terminates postretirement medical benefits as of December 31, 2006 for all active employees and retirees covered by the collective bargaining agreement. The termination of the United States postretirement medical benefits for employees covered by the collective bargaining agreement resulted in a $668 curtailment gain and reduction in the unfunded postretirement medical liability included in “Accrued employee benefits” on the consolidated balance sheet in 2005. In addition, the Company will amortize the remaining unrecognized prior service costs and net actuarial loss related to these postretirement medical benefits over the 15 month period from October 1, 2005 through December 31, 2006. Approximately $5,882 was recorded as a reduction to cost of sales during the first nine months of 2006 and a total of $7,843 will be recognized during 2006.

Effective December 31, 2006, the Viskase non-contributory defined benefit retirement plan for U.S. employees who are not covered by a collective bargaining agreement will be frozen and participants will no longer earn additional benefits under the plan. In addition, the defined contribution plan for employees hired on or after April 1, 2003 that provided a three percent (3%) defined contribution benefit will be terminated. Effective January 1, 2007, employees who are not covered by a collective bargaining agreement will be eligible for a variable profit sharing contribution of up to 8% of eligible earnings based upon the Company’s achievement of its annual EBITDA target. This plan will replace the existing variable profit sharing plan for employees who are not covered by a collective bargaining agreement that has a maximum payout of 3% of eligible earnings based upon the Company’s achievement of its annual EBITDA target.

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In Thousands)

In addition, the Company will (i) cease to provide postretirement life insurance benefits for current and future retirees of its United States operations who are not covered by a collective bargaining agreement and (ii) cease to provide postretirement medical and life insurance benefits for retirees of it’s Canadian operations as of December 31, 2006. The elimination of these United States and Canadian postretirement life and medical benefits will result in a projected $11,500 curtailment gain and reduction of the unfunded postretirement liability included in “Accrued employee benefits” on the consolidated balance sheet as of December 31, 2006.

Income Taxes

Deferred tax assets and liabilities are measured using enacted tax laws and tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities due to a change in tax rates is recognized in income in the period that includes the enactment date. In addition, the amounts of any future tax benefits are reduced by a valuation allowance to the extent such benefits are not expected to be realized on a more likely than not basis.

Off-Balance Sheet Arrangements

We do not have off-balance sheet arrangements, financing or other relations with unconsolidated entities or other persons.

Net Income (Loss) Per Share

Net income (loss) per share of common stock is based upon the weighted-average number of shares of common stock outstanding during the quarter.

Other Comprehensive Income

Comprehensive income includes all other non-shareholder changes in equity. Changes in other comprehensive income resulted from changes in foreign currency translation adjustments in 2006 and 2005 and also minimum pension liability in 2005.

Revenue Recognition

The Company’s revenues are recognized at the time products are shipped to the customer, under F.O.B. Shipping Point terms or under F.O.B. Port terms. Revenues are net of any discounts, rebates and allowances. The Company records all labor, raw materials, in-bound freight, plant receiving and purchasing, warehousing, handling and distribution costs as a component of cost of goods sold.

Taxes Collected from Customers and Remitted to Governmental Authorities

Taxes collected from customers and remitted to governmental authorities are recorded on the net method.

Accounting for Stock-Based Compensation

During the first quarter of fiscal 2006, the Company adopted the provisions of, and began accounting for stock-based compensation in accordance with, the Financial Accounting Standards Board’s (“FASB”) Statement of Financial Accounting Standards No. 123 — revised 2004 (“SFAS 123R”), “Share-Based Payment,” which replaced Statement of Financial Accounting Standards No. 123 (“SFAS 123”), “Accounting for Stock-Based Compensation” and supersedes APB Opinion No. 25 (“APB 25”), “Accounting for Stock Issued to Employees.” Under the fair value recognition provisions of this statement, stock-based compensation cost is measured at the grant date based on fair value of the award and is recognized as an expense on a straight-line basis over the requisite service period, which is the vesting period. We elected the modified-prospective

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In Thousands)

method, under which prior periods are not revised for comparative purposes. The valuation provisions of SFAS 123R apply to new grants and to grants that were outstanding as of the effective date and are subsequently modified. Estimated compensation for grants that were outstanding as of the effective date will be recognized over the remaining service period using the compensation cost estimated for the SFAS 123 pro forma disclosures.

Prior to the adoption of SFAS 123R, the Company used a fair value method to account for options granted to employees for the purchase of common stock. No compensation expense was recognized on the grant date, since at that date, the option price equals the market price of the underlying common stock. The pro forma effect of accounting for stock options under a fair value method, prior to the adoption of SFAS 123R, was as follows:

	3 Months	9 Months
	Ended	Ended
	September 30,	September 30,
	2005	2005
	(Dollars in thousands,
	except per share amounts)

Net income, as reported	$3,609	$218
Deduct: Total stock-based compensation expense under a fair value based method, net of related tax effects	(67)	(201)

Net income, pro forma	$3,542	$17

Basic earnings per share, as reported	$0.37	$0.02
Diluted earnings per share, as reported	$0.34	$0.02
Basic earnings per share, pro forma	$0.36	$0.00
Diluted earnings per share, pro forma	$0.34	$0.00

New Accounting Pronouncements

In September 2006, the SEC staff issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.” SAB 108 was issued to provide consistency between how registrants quantify financial statement misstatements.

Historically, there have been two widely-used methods for quantifying the effects of financial statement misstatements. These methods are referred to as the “roll-over” and “iron curtain” method. The roll-over method quantifies the amount by which the current year income statement is misstated. Exclusive reliance on an income statement approach can result in the accumulation of errors on the balance sheet that may not have been material to any individual income statement, but which may misstate one or more balance sheet accounts. The “iron curtain” method quantifies the error as the cumulative amount by which the current year balance sheet is misstated. Exclusive reliance on a balance sheet approach can result in disregarding the effects of errors in the current year income statement that results from the correction of an error existing in previously issued financial statements. We currently use the “roll-over” method for quantifying identified financial statement misstatements.

SAB 108 established an approach that requires quantification of financial statement misstatements based on the effects of the misstatement on each of the company’s financial statements and the related financial statement disclosures. This approach is commonly referred to as the “dual approach” because it requires quantification of errors under both the “roll-over” and “iron curtain” methods.

SAB 108 allows registrants to initially apply the dual approach either by (1) retroactively adjusting prior financial statements as if the dual approach had always been used or by (2) recording the cumulative effect of

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In Thousands)

initially applying the dual approach as adjustments to the carrying values of assets and liabilities as of January 1, 2006 with an offsetting adjustment recorded to the opening balance of retained earnings. Use of this “cumulative effect” transition method requires detailed disclosure of the nature and amount of each individual error being corrected through the cumulative adjustment and how and when it arose.

We will initially apply SAB 108 using the cumulative effect transition method in connection with the preparation of our annual financial statements for the year ending December 31, 2006. When we initially apply the provisions of SAB 108, we expect to record an increase in accruals, reserves and allowances within a range between $0.3 million and $0.6 million and a decrease in “Accumulated Deficit” within a range of $0.3 million and $0.6 million as of January 1, 2006. The accompanying financial statements do not reflect these adjustments.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106, and 132(R),” which requires employers to: (a) recognize in its statement of financial position an asset for a plan’s overfunded status or a liability for a plan’s underfunded status; (b) measure a plan’s assets and its obligations that determine its funded status as of the end of the employer’s fiscal year; and (c) recognize changes in the funded status of a defined benefit postretirement plan in the year in which the changes occur. Those changes will be reported in comprehensive income of a business entity. The requirement to recognize the funded status of a benefit plan and the disclosure requirements are effective as of the end of the fiscal year ending after December 15, 2006, for entities with publicly traded equity securities. The requirement to measure plan assets and benefit obligations as of the date of the employer’s fiscal year-end statement of financial position is effective for fiscal years ending after December 15, 2008. The company is assessing SFAS No. 158 and has not determined yet the impact that the adoption of SFAS No. 158 will have on its result of operations or financial position.

In December 2004, the FASB issued SFAS No. 123R “Share-Based Payment.” SFAS 123R sets accounting requirements for “share-based” compensation to employees, requires companies to recognize in the income statement the grant-date fair value of stock options and other equity-based compensation issued to employees and disallows the use of the intrinsic value method of accounting for stock compensation. SFAS 123R also requires the benefits of tax deductions in excess of recognized compensation expense to be reported as a financing cash flow, rather than as an operating cash flow as prescribed under the prior accounting rules. This requirement reduces net operating cash flows and increases net financing cash flows in periods after adoption. Total cash flow remains unchanged from what would have been reported under prior accounting rules. SFAS 123R is applicable for annual, rather than interim, periods beginning after June 15, 2005, and as such the Company adopted SFAS 123R in January 2006. The Company expects the effect of adopting this standard using the modified prospective methodology will be to expense $268 and $245 in 2006 and 2007, respectively. Prior to the adoption of SFAS 123R, the Company followed the intrinsic value method in accordance with APB No. 25 to account for its employee stock options and share-based awards in 2005. Accordingly, no compensation expense was recognized for share-based awards granted in connection with the issuance of stock options under the Company’s equity incentive plans. The adoption of SFAS 123R primarily resulted in a change in the Company’s method of recognizing the fair value of share-based compensation and estimating forfeitures for all unvested awards. Specifically, the adoption of SFAS 123R resulted in the Company recording compensation expense for employee stock options and employee share-based awards granted prior to the adoption using the Black-Scholes pricing valuation model.

In November 2004, the FASB issued SFAS No. 151 (“SFAS 151”), “Inventory Costs — an Amendment of ARB No. 43 Chapter 4.” SFAS 151 requires that items such as idle facility expense, excessive spoilage, double freight and rehandling be recognized as current-period charges rather than being included in inventory regardless of whether the costs meet the criterion of abnormal as defined in ARB 43. SFAS 151 is applicable

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In Thousands)

for inventory costs incurred during fiscal years beginning after June 15, 2005. The Company adopted this standard beginning the first quarter of fiscal year 2006. The adoption of this standard did not have a material effect on our financial statements as such costs have historically been expensed as incurred.

In May 2005, the FASB issued SFAS No. 154 (“SFAS 154”), “Accounting Changes and Error Corrections.” SFAS 154 replaced Accounting Principles Board Opinion, or APB, No. 20, “Accounting Changes” and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements” and establishes retrospective application as the required method for reporting a change in accounting principle. SFAS 154 provided guidance for determining whether retrospective application of a change in accounting principle is impracticable and for reporting a change when retrospective application is impracticable. SFAS 154 also addresses the reporting of a correction of an error by restating previously issued financial statements. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.

In June 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 is effective for fiscal years beginning after December 15, 2006. We are currently reviewing this new standard to determine its effects, if any, on our results of operations or financial position.

2.	Cash and Cash Equivalents

	September 30,	December 31,
	2006	2005

Cash and cash equivalents	$3,513	$11,904
Restricted cash	3,268	3,251

	$6,781	$15,155

As of September 30, 2006, cash equivalents and restricted cash of $3,679 were invested in short-term investments.

3.	Inventories

Inventories consisted of:

	September 30,	December 31,
	2006	2005

Raw materials	$7,120	$5,880
Work in process	20,555	16,772
Finished products	16,289	13,767

	$43,964	$36,419

Approximately 48.30% of the Company’s inventories at September 30, 2006 were valued at LIFO. Remaining inventories, primarily foreign, are valued at the lower of FIFO cost or market.

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In Thousands)

4.	Debt Obligations (Dollars in Thousands, Except For Number of Shares and Warrants, and Per Share, Per Warrant and Per Bond Amounts)

Outstanding short-term and long-term debt consisted of:

	September 30,	December 31,
	2006	2005

Short-term debt including current maturities of long-term debt:
Revolving Credit Facility	$14,027
Current maturities of capital leases	74	$182

Total short-term debt	$14,101	$182

Long-term debt:
11.5% Senior Secured Notes	$89,321	$89,214
8% Subordinated Notes	15,769	13,956
Other	138	129

Total long-term debt	$105,228	$103,299

Revolving Credit Facility

On June 29, 2004, the Company entered into a $20,000 secured revolving credit facility (“Revolving Credit Facility”). The Revolving Credit Facility includes a letter of credit subfacility of up to $10,000 of the total $20,000 maximum facility amount. The Revolving Credit Facility expires on June 29, 2009. Borrowings under the loan and security agreement governing this Revolving Credit Facility are subject to a formula based on percentages of eligible domestic receivables and eligible domestic inventory. Under the Revolving Credit Facility, we will be able to choose between two per annum interest rate options: (i) the lender’s prime rate and (ii) LIBOR plus a margin currently set at 2.25% (which margin will be subject to performance based increases up to 2.50% and decreases down to 2.00%); provided that the minimum interest rate shall be at least equal to 3.00%. Letter of credit fees will be charged a per annum rate equal to the then applicable LIBOR rate margin less 50 basis points. The Revolving Credit Facility also provides for an unused line fee of 0.375% per annum.

Indebtedness under the Revolving Credit Facility is secured by liens on substantially all of the Company’s and the Company’s domestic subsidiaries’ assets, with liens: (i) on inventory, accounts receivable, lockboxes, deposit accounts into which payments are deposited and proceeds thereof, which will be contractually senior to the liens securing the 11.5% Senior Secured Notes and the related guarantees pursuant to an intercreditor agreement; (ii) on real property, fixtures and improvements thereon, equipment and proceeds thereof, which will be contractually subordinate to the liens securing the 11.5% Senior Secured Notes and such guarantees pursuant to such intercreditor agreement; (iii) on all other assets, will be contractually pari passu with the liens securing the 11.5% Senior Secured Notes and such guarantees pursuant to such intercreditor agreement.

The Revolving Credit Facility contains various covenants that restrict the Company’s ability to, among other things, incur indebtedness, enter into mergers or consolidation transactions, dispose of assets (other than in the ordinary course of business), acquire assets, make certain restricted payments, prepay any of the 8% Subordinated Notes at a purchase price in excess of 90% of the aggregate principal amount thereof (together with accrued and unpaid interest to the date of such prepayment), create liens on our assets, make investments, create guarantee obligations and enter into sale and leaseback transactions and transactions with affiliates, in each case subject to permitted exceptions. The Revolving Credit Facility also requires that we comply with various financial covenants, including meeting a minimum EBITDA requirement and limitations on capital expenditures in the event our usage of the Revolving Credit Facility exceeds 30% of the facility

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In Thousands)

amount. The Company was in compliance with the minimum EBITDA and permitted capital expenditures covenants as of September 30, 2006.

On November 7, 2006, the Company entered into an amendment of the Revolving Credit Facility. Pursuant thereto, the Revolving Credit Facility was amended (i) to permit the issuance and redemption of $24,000 of Series A Preferred Stock, (ii) to permit the offering of $24,000 of Common Stock by the Company in connection in connection with and to redeem the Series A Preferred Stock, (iii) to add or modify the definitions of Maquiladora, Maquila Program, Capital Expenditures, Notes and Permitted Investments, (iv) to increase the amount of the existing Permitted Investment and Permitted Indebtedness baskets, and (v) to permit issuance of additional 11.5% Senior Secured Notes to refinance the 8% Subordinated Notes due 2008.

The average interest rate on short-term borrowing for the first nine months of 2006 was 8.14%.

The Revolving Credit Facility also requires payment of a prepayment premium in the event that it is terminated prior to maturity. The prepayment premium, as a percentage of the $20,000 facility amount, is 1% through June 29, 2007.

11.5% Senior Secured Notes

On June 29, 2004, the Company issued $90,000 of 11.5% Senior Secured Notes due 2011 (“11.5% Senior Secured Notes”) and 90,000 warrants (“New Warrants”) to purchase an aggregate of 805,230 shares of common stock of the Company. The 11.5% Senior Secured Notes have a maturity date of, and the New Warrants expire on, June 15, 2011. Interest on the 11.5% Senior Secured Notes is payable semi-annually in cash on June 15 and December 15 of each year.

Each of the 90,000 New Warrants entitles the holder to purchase 8.947 shares of the Company’s common stock at an exercise price of $.01 per share. The New Warrants were valued at $11.117 per warrant for accounting purposes using a fair value method for an aggregate fair value of $1,001. The remaining $88,899 of aggregate proceeds was allocated to the carrying value of the 11.5% Senior Secured Notes as of June 29, 2004.

The 11.5% Senior Secured Notes will be guaranteed on a senior secured basis by all of our future domestic restricted subsidiaries that are not Immaterial Subsidiaries (as defined). The 11.5% Senior Secured Notes and the related guarantees (if any) are secured by substantially all of the tangible and intangible assets of the Company and guarantor subsidiaries (if any); and includes the pledge of the capital stock directly owned by the Company or the guarantors; provided that no such pledge will include more than 65% of any foreign subsidiary directly owned by the Company or the guarantor. The Indenture and the security documents related thereto provide that, to the extent that any rule is adopted, amended or interpreted that would require the filing with the SEC (or any other governmental agency) of separate financial statements for any of our subsidiaries due to the fact that such subsidiary’s capital stock secures the Notes, then such capital stock will automatically be deemed not to be part of the collateral securing the Notes to the extent necessary to not be subject to such requirement. In such event, the security documents may be amended, without the consent of any holder of Notes, to the extent necessary to release the liens on such capital stock.

With limited exceptions, the 11.5% Senior Secured Notes require that the Company maintain a minimum annual level of EBITDA calculated at the end of each fiscal quarter as follows:

Fiscal Quarter Ending	Amount

September 30, 2004 through September 30, 2006	$16,000
December 31, 2006 through September 30, 2008	$15,000
December 31, 2008 and thereafter	$20,000

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In Thousands)

unless the sum of (i) unrestricted cash of the Company and its restricted subsidiaries as of such day and (ii) the aggregate amount of advances that the Company is actually able to borrow under the Revolving Credit Facility on such day (after giving effect to any borrowings thereunder on such day) is at least $10,000. The Company was in compliance with the minimum annual level of EBITDA as of September 30, 2006.

The 11.5% Senior Secured Notes limit the ability of the Company to: (i) incur additional indebtedness; (ii) pay dividends, redeem subordinated debt, or make other restricted payments; (iii) make certain investments or acquisitions; (iv) issue stock of subsidiaries; (v) grant or permit to exist certain liens; (vi) enter into certain transactions with affiliates; (vii) merge, consolidate, or transfer substantially all of our assets; (viii) incur dividend or other payment restrictions affecting certain subsidiaries; (ix) transfer, sell or acquire assets, including capital stock of subsidiaries; and (x) change the nature of our business.

At any time prior to June 15, 2008, the Company may redeem, at its option, some or all of the 11.5% Senior Secured Notes at a make-whole redemption price equal to the greater of (i) 100% of the aggregate principal amount of the 11.5% Senior Secured Notes being redeemed and (ii) the sum of the present values of 105 3/4% of the aggregate principal amount of such 11.5% Senior Secured Notes and scheduled payments of interest on such 11.5% Senior Secured Notes to and including June 15, 2008, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points, together with, in each case, accrued and unpaid interest and additional interest, if any, to the date of redemption. The make-whole redemption price as of September 30, 2006 is approximately 116%.

On or after June 15, 2008, the Company may redeem, at its option, some or all of the 11.5% Senior Secured Notes at the following redemption prices, plus accrued and unpaid interest to the date of redemption:

For the Periods Below	Percentage

On or after June 15, 2008	105 3/4%
On or after June 15, 2009	102 7/8%
On or after June 15, 2010	100%

Prior to June 15, 2007, the Company may redeem, at its option, up to 35% of the aggregate principal amount of the 11.5% Senior Secured Notes with the net proceeds of any equity offering at 111 1/2% of their principal amount, plus accrued and unpaid interest to the date of redemption, provided that at least 65% of the aggregate principal amount of the 11.5% Senior Secured Notes remains outstanding immediately following the redemption.

Within 90 days after the end of each fiscal year ending in 2006 and thereafter, for which the Company’s Excess Cash Flow (as defined) was greater than or equal to $2.0 million, the Company must offer to purchase a portion of the 11.5% Senior Secured Notes at 101% of principal amount, together with accrued and unpaid interest to the date of purchase, with 50% of our Excess Cash Flow from such fiscal year (“Excess Cash Flow Offer Amount”); except that no such offer shall be required if the Revolving Credit Facility prohibits such offer from being made because, among other things, a default or an event of default is then outstanding thereunder. The Excess Cash Flow Offer Amount shall be reduced by the aggregate principal amount of 11.5% Senior Secured Notes purchased in eligible open market purchases as provided in the indenture. We do not expect that there will be any Excess Cash Flow (as defined) for the 2006 fiscal year.

If the Company undergoes a change of control (as defined), the holders of the 11.5% Senior Secured Notes will have the right to require the Company to repurchase their 11.5% Senior Secured Notes at 101% of their principal amount, plus accrued and unpaid interest to the date of purchase.

If the Company engages in asset sales, it must either invest the net cash proceeds from such sales in its business within a certain period of time (subject to certain exceptions), prepay indebtedness under the

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In Thousands)

Revolving Credit Facility (unless the assets that are the subject of such sales are comprised of real property, fixtures or improvements thereon or equipment) or make an offer to purchase a principal amount of the 11.5% Senior Secured Notes equal to the excess net cash proceeds. The purchase price of each 11.5% Senior Secured Note so purchased will be 100% of its principal amount, plus accrued and unpaid interest to the date of purchase.

On November 7, 2006, the Company entered into a First Supplemental Indenture to amend the provisions of the 11.5% Senior Notes Indenture. Pursuant thereto, the Indenture was amended (i) to permit the issuance and redemption of $24,000 of Series A Preferred Stock, (ii) to permit the offering of $24,000 of Common Stock by the Company in connection in connection with and to redeem the Series A Preferred Stock, (iii) to modify the definitions of Consolidated Net Income, Permitted Indebtedness and Permitted Investment, (iv) to reduce the minimum annual level of EBITDA for the fiscal quarters ending December 31, 2006 though September 30, 2008 from $16,000 to $15,000, (v) to modify the proviso that such minimum annual level of EBITDA covenant is in effect only when the amount of unrestricted cash and availability under the Revolving Credit Facility is below $10,000, (vi) to revise the required reporting to holders, (vii) to modify the Consolidated Net Worth and Fixed Charge Coverage Ratio requirement related to a merger, consolidation or sale of assets and (viii) to permit the possible issuance of additional 11.5% Senior Secured Notes to refinance the 8% Subordinated Notes due 2008.

8% Subordinated Notes

The 8% Subordinated Notes bear interest at a rate of 8% per year, and accrue interest from December 1, 2001, payable semi-annually (except annually with respect 2005 and quarterly with respect to 2006), with interest payable in the form of 8% Subordinated Notes (paid-in-kind) through 2004. Interest for 2005 and 2006 will be payable in cash to the extent of available cash flow, as defined, and the balance in the form of 8% Subordinated Notes (paid-in-kind). For the year ended December 31, 2005 and the three quarters ended September 30, 2006, interest on the 8% Subordinated Notes was paid entirely in the form of 8% Subordinated Notes (paid-in-kind). We expect to pay all of the interest payable in 2006 in the form of 8% Subordinated Notes (paid-in-kind). Thereafter, interest will be payable in cash. The 8% Subordinated Notes mature on December 1, 2008.

The 8% Subordinated Notes were valued at market in fresh-start accounting. The discount to face value is being amortized using the effective-interest rate methodology through maturity with an effective interest rate of 10.46%.

On June 29, 2004, the holders contractually subordinated the Company’s obligations under the 8% Subordinated Notes to obligations under certain indebtedness, including the 11.5% Senior Secured Notes and the Revolving Credit Facility. The carrying amount of the 8% Subordinated Notes outstanding at September 30, 2006 is $15,769.

The following table summarizes the carrying value of the 8% Subordinated Notes at December 31 assuming interest through 2006 is paid in the form of 8% Subordinated Notes (paid-in-kind):

	2006	2007

8% Subordinated Notes
Principal	$18,684	$18,684
Discount	(2,283)	(1,148)

Carrying value	$16,401	$17,536

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In Thousands)

Letter of Credit Facility

Letters of credit in the amount of $2,419 were outstanding under letter of credit facilities with commercial banks, and were cash collateralized at September 30, 2006.

The Company finances its working capital needs through a combination of internally generated cash from operations, cash on hand and our Revolving Credit Facility. The availability of funds under the Revolving Credit Facility is subject to the Company’s compliance with certain covenants, borrowing base limitations measured by accounts receivable and inventory of the Company, and reserves that may be established at the discretion of the lender.

The aggregate maturities of debt for each of the next five years are:

	2006	2007	2008	2009	2010	Thereafter

Revolving Credit Facility	$14,027
11.5% Senior Secured Notes						$90,000
8% Subordinated Notes			$18,684
Other	74					1,019

	$14,101		$18,684			$91,019

[1]	The aggregate maturities of debt represent amounts to be paid at maturity and not the current carrying value of the debt.

5.	Pension and Postretirement

Pension Contributions

The Company paid $6,799 during the third quarter of 2006, and expects to contribute an additional $1,557 during the remainder of the year.

	3 Months	3 Months	9 Months	9 Months
	Ended	Ended	Ended	Ended
	September 30,	September 30,	September 30,	September 30,
	2006	2005	2006	2005

Component of net period benefit cost
Service cost	$609	$575	$1,683	$1,852
Interest cost	1,911	1,827	5,515	5,481
Expected return on plan assets	(1,784)	(1,699)	(5,349)	(5,099)
Amortization of prior service cost	98	(88)	2	(272)

Total net periodic benefit cost	$834	$615	$1,851	$1,962

The Company expects its pension expense to be $2,468 for the year.

Postretirement Benefits

The Company paid $355 during the third quarter of 2006, and expects to contribute an additional $243 during the remainder of the year.

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In Thousands)

	3 Months	3 Months	9 Months	9 Months
	Ended	Ended	Ended	Ended
	September 30,	September 30,	September 30,	September 30,
	2006	2005	2006	2005

Component of net period benefit cost
Service cost	$11	$60	$32	$180
Interest cost	195	272	596	817
Amortization of actuarial (gain) loss	(1,940)	(26)	(5,890)	(78)

Net periodic benefit cost	(1,734)	306	(5,262)	919
Effect of curtailment		(668)		(668)

Total net periodic benefit cost	($1,734)	($362)	($5,262)	$251

The Company expects its postretirement benefits amortization benefit to be ($7,020) for the year.

Effective December 31, 2006, the Viskase non-contributory defined benefit retirement plan for U.S. employees who are not covered by a collective bargaining agreement will be frozen and participants will no longer earn additional benefits under the plan. In addition, the defined contribution plan for employees hired on or after April 1, 2003 that provided a three percent (3%) defined contribution benefit will be terminated. Effective January 1, 2007, employees who are not covered by a collective bargaining agreement will be eligible for a variable profit sharing contribution of up to 8% of eligible earnings based upon the Company’s achievement of its annual EBITDA target. This plan will replace the existing variable profit sharing plan for employees who are not covered by a collective bargaining agreement that has a maximum payout of 3% of eligible earnings based upon the Company’s achievement of its annual EBITDA target.

In addition, the Company will (i) cease to provide postretirement life insurance benefits for current and future retirees of its United States operations who are not covered by a collective bargaining agreement and (ii) cease to provide postretirement medical and life insurance benefits for retirees of its Canadian operations as of December 31, 2006. The elimination of these United States and Canadian postretirement life and medical benefits will result in a projected $11,500 curtailment gain and reduction of the unfunded postretirement liability included in “Accrued employee benefits” on the consolidated balance sheet as of December 31, 2006.

6.	Restructuring Charges

During the first, second and third quarters of 2006, the Company committed to restructuring plans to continue to address the Company’s competitive environment. The restructuring plans resulted in before tax charges of $531 for the third quarter and $943 year to date.

During the second quarter of 2005, our board of directors approved a plan under which we will restructure our finishing operations by relocating finishing operations from our facility in Kentland, Indiana to a facility in Mexico. We expect to substantially complete the move by the end of 2006. The relocation of the finishing operations is intended to lower costs and optimize operations. The total cost of the restructuring, exclusive of capital expenditures, is expected to be approximately $16,000, substantially all of which will result in cash expenditures. We also expect to make capital expenditures of approximately $10,000 in connection with the restructuring. We began incurring a substantial portion of these costs and capital expenditures in the second quarter of 2005 and expect to continue to incur them through the first quarter of 2007.

A $1,787 charge for one-time employee costs related to the Kentland, Indiana relocation was recorded during the second quarter of 2005.

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In Thousands)

During the first quarter of 2005, the Company committed to a restructuring plan to continue to address the Company’s competitive environment. The plan resulted in a before tax charge of $387.

Restructuring Reserves

The following table provides details of the 2006 and 2005 restructuring reserves for the period ended September 30, 2006 (dollars in millions):

	Restructuring				Restructuring
	reserves as of				reserves as of
	December 31,	2006		Other	September 30,
	2005	Charge	Payments	Adjustments	2006

2006 employee costs		$0.9	($0.8)		$0.1
2005 employee costs	$1.6		(0.2)		$1.4

Total restructuring activity	$1.6	$0.9	($1.0)		$1.5

7.	Capital Stock and Paid in Capital

Authorized shares of preferred stock ($0.01 par value per share) and common stock ($0.01 par value per share) for the Company are 50,000,000 shares and 50,000,000 shares, respectively. A total of 10,689,240 shares of common stock were issued and 9,813,332 shares of common stock were outstanding as of September 30, 2006. A total of 10,651,123 shares of common stock were issued and 9,715,954 shares of common stock were outstanding as of December 31, 2005.

Under terms of the Company’s plan of reorganization that was consummated on April 3, 2003 (the “Bankruptcy Plan”), 660,000 shares of common stock were reserved for grant to management and employees under the Viskase Companies, Inc. Restricted Stock Plan. On April 3, 2003, the Company granted 330,070 shares of restricted common stock (“Restricted Stock”) under the Restricted Stock Plan. Shares granted under the Restricted Stock Plan vested 12.5% on grant date; 17.5% on the first anniversary of grant date; 20% on the second anniversary of grant date; 20% on the third anniversary; and, 30% on the fourth anniversary of the grant date, subject to acceleration upon the occurrence of certain events. The Restricted Stock expense for the nine-month periods ended September 30, 2006 and September 30, 2005 is $5 and $5, respectively. The value of the Restricted Stock was calculated based on the fair market value of approximately $0.10 per share for the new common stock upon emergence from bankruptcy using a multiple of cash flow calculation to determine enterprise value and the related equity value.

8.	Treasury Stock

On June 29, 2004, the Company purchased 805,270 shares of its common stock for $298. The common stock has been accounted for as treasury stock.

9.	Warrants (Dollars in Thousands, Except Per Share and Per Warrant Amounts)

Pursuant to the Bankruptcy Plan, holders of the previously outstanding Common Stock received Warrants to purchase shares of Common Stock of the reorganized company. As of September 30, 2006, 304,127 Warrants are outstanding. The Warrants have a seven-year term expiring on April 2, 2010, and have an exercise price of $10.00 per share.

A $1,787 charge for one-time employee costs related to the Kentland, Indiana relocation was recorded On June 29, 2004 in conjunction with the issuance of the 11.5% Senior Secured Notes, the Company issued 90,000 New Warrants to purchase an aggregate of 805,230 shares of common stock of the Company. Each of the New Warrants entitles the holder to purchase 8.947 shares of the Company’s common stock at an exercise

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In Thousands)

price of $.01 per share through the June 15, 2011 expiration date. The New Warrants were valued at $11.117 per warrant for accounting purposes using a fair value method for an aggregate fair value of the warrant issuance of $1,001. As of September 30, 2006, 85,425 New Warrants, which entitle the holders to purchase 764,298 shares of the Company’s common stock, were outstanding.

10.	Contingencies

In 1988, Viskase Canada Inc. (“Viskase Canada”), a subsidiary of the Company, commenced a lawsuit against Union Carbide Canada Limited and Union Carbide Corporation (“Union Carbide”) in the Ontario Superior Court of Justice, Court File No.: 292270188, seeking damages resulting from Union Carbide’s breach of environmental representations and warranties under the Amended and Restated Purchase and Sale Agreement, dated January 31, 1986 (“Agreement”). Pursuant to the Agreement, Viskase Corporation and various affiliates (including Viskase Canada) purchased from Union Carbide and Union Carbide Films Packaging, Inc., its cellulosic casings business and plastic barrier films business, which purchase included a facility in Lindsay, Ontario, Canada (“Site”). Viskase Canada is claiming that Union Carbide breached several representations and warranties and deliberately and/or negligently failed to disclose to Viskase Canada the existence of contamination on the Site. In November 2000, the Ontario Ministry of the Environment (“MOE”) notified Viskase Canada that it had evidence to suggest that the Site was a source of polychlorinated biphenyl (“PCB”) contamination. Viskase Canada and The Dow Chemical Company, corporate successor to Union Carbide (“Dow”), have worked with the MOE in investigating the PCB contamination.

The Company and Dow reached an agreement for resolution of all outstanding matters between them whereby Dow repurchased the Site for $1,375 (Canadian), and is responsible for, and assumed the cost of remediation of the Site, and indemnified Viskase Canada and its affiliates, including the Company, in relation to all related environmental liabilities at the Site and Viskase Canada dismissed the action referred to above. The transaction was closed during May 2005, and resulted in a gain of $279 (U.S.).

In 1993, the Illinois Department of Revenue (“IDR”) filed a proof of claim against Envirodyne Industries, Inc. (now known as Viskase Companies, Inc.) and its subsidiaries in the United States Bankruptcy Court for the Northern District of Illinois (“Bankruptcy Court”), Bankruptcy Case Number 93 B 319, for alleged liability with respect to the IDR’s denial of the Company’s allegedly incorrect utilization of certain loss carry-forwards of certain of its subsidiaries. The IDR asserted it was owed, as of the petition date, $998 in taxes, $357 in interest and $271 in penalties. The Company objected to the claim on various grounds. In September 2001, the Bankruptcy Court denied the IDR’s claim and determined the debtors were not responsible for 1998 and 1999 tax liabilities, interest and penalties. IDR appealed the Bankruptcy Court’s decision to the United States District Court, Northern District of Illinois, Case Number 01 C 7861, and in February 2002, the District Court affirmed the Bankruptcy Court’s order denying the IDR claim. IDR appealed the District Court’s order to United States Court of Appeals for the Seventh Circuit, Case Number 02-1632. On January 6, 2004, the appeals court reversed the judgment of the District Court and remanded the case for further proceedings on the Company’s other objections to the claim. On November 16, 2005 the Bankruptcy Court issued an opinion in which it denied the IDR’s claim to the extent it seeks principal tax liability and found that no principal tax liability remains due. However, because of certain timing issues with respect to the carryback of subsequent net operating loss used to eliminate the principal tax liabilities in 1988 and 1989, the issue of the amount of interest and penalties (for approximately 14 years), if any, has not yet been determined by the Bankruptcy Court. The IDR has asserted that as of February 2006, approximately $432 was owed in interest. On June 21, 2006, the Bankruptcy Court issued an order granting in part and denying in part the IDR claim. The Bankruptcy Court order determined the amount of interest due through May 2006 to be $301. On June 29, 2006, the IDR appealed the Bankruptcy Court’s November 16, 2005 order with regard to the principal tax liability in 1988 and 1999. On October 31, 2006, the United States District Court affirmed the Bankruptcy Court order. The Company intends to vigorously defend its position on the utilization of the carryback of

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In Thousands)

subsequent net operating losses to eliminate the principal tax liabilities in 1988 and 1989 if the District Court’s opinion is appealed. The IDR has asserted that if it were successful on appeal, that the Company would have liability to the IDR as of the beginning of 2005 in the amount of approximately $2,900.

In August 2001, the Department of Revenue of the Province of Quebec, Canada issued an assessment against Viskase Canada in the amount of $2.7 million (Canadian) plus interest and possible penalties. This assessment is based upon Viskase Canada’s failure to collect and remit sales tax during the period July 1, 1997 to May 31, 2001. During this period, Viskase Canada did not collect and remit sales tax in Quebec on reliance of the written advice of its outside accounting firm. Viskase Canada filed a Notice of Objection in November 2001 with supplementary submission in October 2002. The Notice of Objection found in favor of the Department of Revenue. The Company appealed the decision. The ultimate liability for the Quebec sales tax lies with the customers of Viskase Canada during the relevant period. Viskase Canada could be required to pay the amount of the underlying sales tax prior to receiving reimbursement for such tax from our customers. Viskase Canada made a settlement offer, whereby Viskase Canada would pay $300 (Canadian), but would not be required to collect the underlying sales tax from the customers of Viskase Canada. The settlement offer was accepted by the Deputy Minister of Revenue of Quebec and Viskase Canada paid the $300 (Canadian) during November 2005. A settlement agreement has been executed between Viskase Canada and the Deputy Minister of Revenue of Quebec, and in January 2006 the parties filed a Declaration of Settlement Out of Court to dismiss the action.

During 2005, Viskase Brasil Embalagens Ltda.  (“Viskase Brazil”) received three tax assessments by São Paulo tax authorities with respect to Viskase Brazil’s alleged failure to pay Value Added and Sales and Services Tax (“ICMS”) levied on the importation of raw materials and sales of goods in and out of the State of São Paulo. Two of the tax assessments relate to ICMS on the importation by Viskase Brazil of raw materials through the State of Espírito Santo (“Import Assessments”), and the disputed amount with respect to such assessments aggregates R$16,588 for taxes and R$16,318 for penalties and interest, or about $7,755 and $7,628, respectively, at exchange rates in effect on October 26, 2006. The third tax assessment also relates to ICMS and alleges that Viskase Brazil arranged for the remittance of goods to addresses other than those indicated on the relevant tax documents (“Documentation Assessment”). The disputed amount under the Documentation Assessment is R$188 for taxes and R$1,690 for penalties and interest, or about $88 and $790, respectively, at exchange rates in effect on October 26, 2006. The attorneys representing Viskase Brazil on these tax disputes have advised the Company that the likelihood of liability with respect to the tax assessments is remote. In view of the magnitude of the assessments, Viskase Brazil sought the advice of another law firm with respect to one of the Import Assessments and with respect to the Document Assessment. The second law firm expressed its belief (i) that the likelihood of liability on the Import Assessment it reviewed either was possible tending to probable or was possible, depending on the theory of liability pursued by the tax authorities, and (ii) that the likelihood of liability on the Documentation Assessment was probable. Viskase believes that the two Import Assessments raise essentially the same issues and therefore did not seek advice from the second law firm with respect to the other Import Assessment. The Company has provided a reserve in the amount of $2,000. Viskase Brazil strongly denies the allegations set forth in the tax assessments and intends to vigorously defend itself. On October 25, 2006, Viskase Brazil presented oral arguments before the Brazilian administrative tax panel, which panel is expected to rule within 30 days.

In addition, the Company is involved in various other legal proceedings arising out of our business and other environmental matters, none of which are expected to have a material adverse effect upon results of operations, cash flows or financial condition.

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In Thousands)

12.	Earnings Per Share

Following are the reconciliations of the numerators and denominators of the basic and diluted EPS (in thousands, except for number of shares and per share amounts):

	3 Months	3 Months	9 Months	9 Months
	Ended	Ended	Ended	Ended
	September 30,	September 30,	September 30,	September 30,
	2006	2005	2006	2005

NUMERATOR:
(Loss) income available to common stockholders:
Net (loss) income	$(2,961)	$3,609	$(4,414)	$218

Net (loss) income available to common stockholders for basic and diluted EPS	$(2,961)	$3,609	$(4,414)	$218

DENOMINATOR:
Weighted average shares outstanding for basic EPS	9,808,571	9,715,954	9,770,387	9,692,212

Weighted average shares outstanding for weighted EPS	9,808,571	10,517,668	9,770,387	10,547,767

Common stock equivalents, calculated on a weighted average basis, consisting of the New Warrants and the stock options issued to the President and Chief Executive Officer, are dilutive. In periods where a net loss is reported, the effect of these securities have not been included in weighted average shares for diluted EPS because they are anti-dilutive when there is a net loss.

The vested portion of the Restricted Stock is included in the weighted-average shares outstanding for basic earnings per share. Non-vested shares that vest based solely on continued employment and are not subject to any performance contingency are included in the computation of diluted EPS using the treasury stock method; however, the effects of these dilutive securities have not been included in weighted average shares for diluted EPS in the periods where a net loss is reported because they are anti-dilutive when there is a net loss.

13.	Stock-Based Compensation (Dollars in Thousands, Except Per Share Amounts)

In accordance with SFAS 123R, compensation expense for stock option grants recognized in the period ended September 30, 2006 equals $201.

The following table sets forth the pro forma amounts of net income and earnings per share for the three and nine-month periods ended September 30, 2005. The Company’s net income and net income per common share would have been reduced to the pro forma amounts indicated below if compensation cost for the

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In Thousands)

Company’s stock option plan had been determined based on the fair value at the grant date for awards in accordance with the provisions of SFAS No. 123.

	3 Months	9 Months
	Ended	Ended
	September 30,	September 30,
	2005	2005
	(Dollars in thousands,
	except per share amounts)

Net income, as reported	$3,609	$218
Deduct: Total stock-based compensation expense under a fair value based method, net of related tax effects	(67)	(201)

Net income, pro forma	$3,542	$17

Basic earnings per share, as reported	$0.37	$0.02
Diluted earnings per share, as reported	$0.34	$0.02
Basic earnings per share, pro forma	$0.36	$0.00
Diluted earnings per share, pro forma	$0.34	$0.00

The fair values of the options granted during 2005 were estimated on the date of grant using the binomial option pricing model. There have been no options granted during 2006. The assumptions used and the estimated fair values are as follows:

2005

Expected term	10 years
Expected stock volatility	14.88%
Risk-free interest rate	4.17%
Fair value	$1.09

The Company has granted non-qualified stock options to its Chief Executive Officer for the purchase of 500,000 shares of its common stock under an employment agreement. The Company originally granted non-qualified stock options to its management for the purchase of 495,000 shares of its common stock. Options were granted at, or above, the fair market value at date of grant and one-third vests on each of the first, second and third anniversaries of the employment agreement, subject to acceleration in certain events. These options for the Chief Executive Officer and those granted to management expire five years and ten years, respectively, from the date of grant.

The Company’s outstanding options were:

	Shares Under	Weighted Average
	Option	Exercise Price

Outstanding, December 31, 2005	985,000	$2.65
Granted
Exercised
Forfeited	(51,666)	$2.90

Outstanding, September 30, 2006	933,334	$2.63

Exercisable options as of September 30, 2006 were 311,678.

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In Thousands)

14.	Business Segment Information and Geographic Area Information

The Company primarily manufactures and sells cellulosic food casings. The Company’s operations are primarily in North America, South America and Europe. Intercompany sales and charges (including royalties) have been reflected as appropriate in the following information. Certain items are maintained at the Company’s corporate headquarters and are not allocated geographically. They include most of the Company’s debt and related interest expense and income tax benefits. Other expense for the quarter ended September 30, 2006 and September 30, 2005 includes net foreign exchange transaction gains (losses) of approximately $5 and $(143), respectively.

Geographic Area Information:

	9 Months	9 Months
	Ended	Ended
	September 30,	September 30,
	2006	2005

Net sales:
United States	$87,577	$88,704
South America	10,361	6,220
Europe	60,709	58,932

	$158,647	$153,856

Operating income (loss):
United States	$6,651	$8,299
Canada	(308)	(412)
South America	1,373	(395)
Europe	(290)	(1,108)

	$7,426	$6,384

Identifiable assets:
United States	$120,504	$120,572
Canada	21	28
South America	10,043	8,083
Europe	72,974	77,538

	$203,542	$206,221

United States export sales:
(reported in United States net sales above)
Asia	$12,858	$14,096
South and Central America	5,224	3,687
Canada	6,517	6,102
Other international	2,637	3,092

	$27,236	$26,977

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In Thousands)

15.	Subsequent Events

Effective December 31, 2006, the Viskase non-contributory defined benefit retirement plan for U.S. employees who are not covered by a collective bargaining agreement will be frozen and participants will no longer earn additional benefits under the plan. In addition, the defined contribution plan for employees hired on or after April 1, 2003 that provided a three percent (3%) defined contribution benefit will be terminated. Effective January 1, 2007, employees who are not covered by a collective bargaining agreement will be eligible for a variable profit sharing contribution of up to 8% of eligible earnings based upon the Company’s achievement of its annual EBITDA target. This plan will replace the existing variable profit sharing plan for employees who are not covered by a collective bargaining agreement that has a maximum payout of 3% of eligible earnings based upon the Company’s achievement of its annual EBITDA target.

In addition, the Company will (i) cease to provide postretirement life insurance benefits for current and future retirees of its United States operations who are not covered by a collective bargaining agreement and (ii) cease to provide postretirement medical and life insurance benefits for retirees of its Canadian operations as of December 31, 2006. The elimination of these United States and Canadian postretirement life and medical benefits will result in a projected $11,500 curtailment gain and reduction of the unfunded postretirement liability included in “Accrued employee benefits” on the consolidated balance sheet as of December 31, 2006.

On November 7, 2006, the Company entered into a Series A Preferred Stock Purchase Agreement (the “SPA”) with Koala Holding LLC (“Koala”), Grace Brothers, Ltd. (“Grace Brothers”) and Northeast Investors Trust (“Northeast” and together with Koala and Grace Brothers, the “Investors”), pursuant to which the Investors agreed to purchase 12,307,692 shares of Series A Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), of the Company at a purchase price of $1.95 per share. Koala agreed to purchase 10,769,231 shares for a purchase price of $21,000,000.45, Grace Brothers agreed to purchase 1,025,641 shares for a purchase price of $1,999,999.95 and Northeast agreed to purchase 512,820 shares for a purchase price of $999,999.00. Koala is an affiliate of Carl C. Icahn. Other affiliates of Mr. Icahn own 2,868,005 shares of the Company’s Common Stock, par value $0.01 per share (the “Common Stock”). Grace Brothers and Northeast also own Common Stock. The closing of the purchase and sale of the Series A Preferred Stock under the SPA occurred on November 8, 2006.

Under the terms of the SPA, the Company has agreed to use commercially reasonable efforts to initiate a rights offering by no later than February 5, 2007 and to complete the rights offering by no later than May 6, 2007. The rights are expected to be outstanding for a period of sixty (60) days after the initiation of the rights offering. Pursuant to the rights offering, the Company would offer up to 12,307,692 shares of Common Stock at a purchase price of $1.95 per share. If the holders of rights, other than the Investors, exercise rights for $10,000,000 or more of Common Stock, then the Investors are required to exercise a ratable portion of their rights equal to the percentage of rights exercised by non-Investor holders of rights. The proceeds of such rights offering are required to be used to redeem Series A Preferred Stock.

The Series A Preferred Stock has an aggregate initial liquidation preference of $24,000,000. Each share of Series A Preferred Stock purchased pursuant to the SPA will accrue a minimum dividend of $0.219375 from the date of issuance to the earlier of the expiration or earlier termination of the rights offering or the six-month anniversary of the date of issuance. Thereafter, such shares will accrue dividends at the rate of 15% per annum. At the discretion of the Company, dividends on the Series A Preferred Stock may be paid in additional shares of Series A Preferred Stock in lieu of cash dividends. The holders of the Series A Preferred Stock are entitled to vote their shares on an as-converted basis as a single class together with the holders of the Common Stock. The ability of the Company to declare or pay dividends on the Common Stock will be restricted in the event that the Company fails to declare and pay full dividends on the Series A Preferred Stock.

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In Thousands)

The Series A Preferred Stock is both redeemable and convertible into common stock. Beginning on the six-month anniversary of the closing date, (i) the Series A Preferred Stock is convertible into Common Stock at the election of the holder at a conversion price of $1.365 per share and (ii) the Series A Preferred Stock is convertible into Common Stock in whole upon the written request of the holders of a majority of the Series A Preferred Stock at a conversion price of $1.365 per share. Provided that the rights offering has been initiated no later than ninety (90) days after the date of initial issuance of the Series A Preferred Stock, the Series A Preferred Stock not redeemed from the proceeds of the rights offering will automatically, shortly after the expiration or early termination of the rights offering, convert into Common Stock at a conversion price of $1.365 per share. The conversion prices are subject to anti-dilution adjustments.

The Company is required to redeem Series A Preferred Stock with the proceeds from the rights offering. In addition, the Series A Preferred Stock is redeemable at the election of the Company, and the holders shall have the right to require the Company to redeem Series A Preferred Stock, at any time after September 30, 2011. The redemption price is the liquidation preference plus accrued but unpaid dividends.

The holders of Series A Preferred Stock will have the registration rights set forth in that certain Registration Rights Agreement entered into on November 7, 2006 by and between the Company and the Investors (the “Registration Rights Agreement”). Under the Registration Rights Agreement, the Company is obligated to provide demand, piggyback and shelf resale registration rights for the Registrable Securities (as defined therein), in each case, subject to the terms and conditions set forth therein.

On November 6, 2006, the Company completed its consent solicitation of the holders of its 11.5% Senior Secured Notes due 2011 to the proposed amendments of certain provisions of the (a) Indenture, dated as of June 29, 2004, among the Company and LaSalle Bank National Association, as Trustee and Collateral Agent, (b) Security Agreement, dated as of June 29, 2004, among the Company and LaSalle Bank National Association, as Collateral Agent and (c) Intercreditor Agreement, dated as of June 29, 2004, among the Company, the Collateral Agent and Wells Fargo Foothill, Inc. Accordingly, on November 7, 2006, the Company entered into a First Supplemental Indenture with LaSalle Bank National Association, as Trustee and Collateral Agent, a First Amendment to Security Agreement with the Collateral Agent, and a First Amendment to Intercreditor Agreement with the Collateral Agent and Wells Fargo Foothill, Inc. These amendments, among other things, increase the general indebtedness basket and the foreign subsidiary investment basket, revise the terms upon which the Company’s 8% Subordinated Notes due 2008 may be redeemed, make conforming amendments for the possible issuance of additional 11 1/2 Senior Secured Notes due 2011 to refinance the 8% Subordinated Notes due 2008 and make conforming changes for the issuance of the Series A Preferred Stock and the completion of the rights offering. The Company also entered into a Consent and Second Amendment to Loan and Security Agreement with Wells Fargo Foothill, Inc. on November 7, 2006, amending that certain Loan and Security Agreement dated as of June 29, 2004. This amendment, among other things, increases the existing general indebtedness basket and makes conforming amendments to permit the issuance of the Series A Preferred Stock and the completion of the rights offering.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by the registrant. The table does not include any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the securities. All amounts shown are estimates except the SEC registration fee.

Nature of Expense	Amount

SEC Registration Fee	$2,568
Printing and Engraving Expenses	25,000
Legal Fees and Expenses	75,000
Accounting Fees and Expenses	15,000
Subscription Agent Fees	15,000	(1)
Miscellaneous Expenses	5,000

Total Expenses	$137,568

(1)	We will also reimburse the subscription agent for any out-of-pocket expenses.

Item 14.	Indemnification of Directors and Officers.

General Corporation Law

The Company is incorporated under the laws of the State of Delaware. Section 145 (“Section 145”) of the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (the “General Corporation Law”), inter alia, provides that a Delaware corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer, director, employee or agent is successful on the merits or otherwise in the defense of any action referred to above, a Delaware corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Certificate of Incorporation and Bylaws

The Company’s Certificate of Incorporation and Bylaws provide for the indemnification of officers and directors to the fullest extent permitted by the General Corporation Law.

Liability Insurance

The Company’s directors and officers are covered under directors’ and officers’ liability insurance policies maintained by us with coverage up to $5.0 million.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 20 or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 15.	Recent Sales of Unregistered Securities

During the three years preceding the filing of this registration statement, we have issued and sold the following securities without registration under the Securities Act:

On June 29, 2004, the Company completed the private offering of 90,000 units (the “Units”) consisting of $90,000,000 aggregate principal amount of 11.5% Senior Secured Notes due 2011 and 90,000 common stock purchase warrants to purchase 8.947 shares of common stock (the “Warrants”). The Company originally sold the Units to Jefferies & Company, Inc., the initial purchaser, under the terms of a purchase agreement dated June 17, 2004. The transaction was exempt from registration under the Securities Act of 1933 by virtue of the exemption provided under Section 4(2) of the Securities Act for transactions not involving a public offering. The initial purchaser subsequently resold the Units to qualified institutional buyers in reliance on Rule 144A and Regulation S under the Securities Act. A total of 163,144 shares of common stock have been issued upon exercise of Warrants. These transactions were exempt from registration under the Securities Act of 1933 by virtue of the exemption provided under Section 4(2) of the Securities Act for transactions not involving a public offering.

On November 8, 2006, the Company completed the private offering of 12,307,692 shares of Series A Preferred Stock to Koala Holdings, LLC, an entity controlled by Carl C. Icahn, Grace Brothers, Ltd. and Northeast Investors Trust for the purchase price of $24,000,000. The transaction was exempt from registration under the Securities Act by virtue of the exemption provided under Section 4(2) of the Securities Act for transactions not involving a public offering.

Item 16.	Exhibits and Financial Statement Schedules.

The exhibits listed below in the “Index to Exhibits” are part of this Registration Statement on Form S-1 and are numbered in accordance with Item 601 of Regulation S-K.

All other schedules for which provision is made in the applicable accounting regulations of the Commission are not required under the related instructions, are inapplicable or not material, or the information called for thereby is otherwise included in the financial statements and therefore has been omitted.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii.	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided however, that:

A.	paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

B.	paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

i.	If the registrant is relying on Rule 430B (§230.430B of this chapter):

A.	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

ii.	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5.	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Viskase Companies, Inc. has duly caused this Amendment No. 1 to Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Darien, State of Illinois on December 22, 2006.

VISKASE COMPANIES, INC.

By:	/s/ Gordon S. Donovan
Gordon S. Donovan
Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement on Form S-1 has been signed by the following persons in the capacities on December 22, 2006:

Signature	Title

/s/ Robert L. Weisman Robert L. Weisman	President and Chief Executive Officer, Director (Principal Executive Officer)

/s/ Gordon S. Donovan Gordon S. Donovan	Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

* Vincent J. Intrieri	Chairman of the Board, Director

* SungHwan Cho	Director

* Eugene I. Davis	Director

* James L. Nelson	Director

* Peter K. Shea	Director

* Jon F. Weber	Director

* By: /s/ Gordon S. Donovan Gordon S. Donovan Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit No.	Document

3.1	Amended and Restated Certificate of Incorporation of Viskase Companies, Inc. (“Company”), dated April 3, 2003 (incorporated herein by reference to Exhibit 3.1 to Company’s Registration Statement on Form S-4, as filed with the Securities and Exchange Commission (the “Commission”) on October 27, 2004)*
3.2	Amended and Restated Bylaws of the Company (incorporated herein by reference to Exhibit 3.2 to Company’s Form 8-K, as filed with the Commission on November 13, 2006)*
3.3	Certificate of Designations of Series A Preferred Stock (incorporated herein by reference to Exhibit 3.1 to Company’s Form 8-K, as filed with the Commission on November 13, 2006)*
4.1	Form of Subscription Rights Certificate
4.2	Indenture, dated as of June 29, 2004, among the Company, as issuer, and LaSalle Bank National Association, as trustee and collateral agent (incorporated herein by reference to Exhibit 4.1 to Company’s Amendment No. 1 to the Registration Statement on Form S-4, as filed with the Commission on December 22, 2004)*
4.3	Form of 11 1/2% Senior Secured Notes due 2011 (incorporated herein by reference to Exhibit 4.2 to Company’s Registration Statement on Form S-4, as filed with the Commission on October 27, 2004)*
4.4	Warrant Agreement, dated as of June 29, 2004, by and between the Company and Wells Fargo Bank, National Association, as warrant agent (incorporated herein by reference to Exhibit 4.5 to Company’s Registration Statement on Form S-1, as filed with the Commission on December 27, 2004)*
4.5	Warrant Agreement, dated as of April 3, 2003 by and between the Company and Wells Fargo Bank, National Association, as warrant agent (incorporated herein by reference to Exhibit 4.7 to Company’s Registration Statement on Form S-1, as filed with the Commission on December 27, 2004)*
4.6	First Supplemental Indenture, dated as of November 7, 2006, by and between the Company and LaSalle Bank National Association, as Trustee and Collateral Agent (incorporated herein by reference to Exhibit 4.1 to Company’s Form 8-K, as filed with the Commission on November 13, 2006)*
5.1	Opinion of Jenner & Block LLP regarding the validity of the securities being issued
10.1	Loan and Security Agreement, dated as of June 29, 2004, by and between the Company and Wells Fargo Foothill, Inc. (incorporated herein by reference to Exhibit 10.1 to Company’s Amendment No. 1 to the Registration Statement on Form S-4, as filed with the Commission on December 22, 2004)*
10.2	Intellectual Property Security Agreement, dated as of June 29, 2004, by and between the Company and Wells Fargo Foothill, Inc. (incorporated herein by reference to Exhibit 10.2 to Company’s Amendment No. 1 to the Registration Statement on Form S-4, as filed with the Commission on December 22, 2004)*
10.3	Pledge Agreement (domestic), dated as of June 29, 2004, by and between the Company and Wells Fargo Foothill, Inc. (incorporated herein by reference to Exhibit 10.3 to Company’s Amendment No. 1 to the Registration Statement on Form S-4, as filed with the Commission on December 22, 2004)*
10.4	Pledge Agreement (foreign), dated as of June 29, 2004, by and between the Company and Wells Fargo Foothill, Inc. (incorporated herein by reference to Exhibit 10.4 to Company’s Amendment No. 1 to the Registration Statement on Form S-4, as filed with the Commission on December 22, 2004)*
10.5	Intercreditor Agreement, dated as of June 29, 2004, by and among the Company, the Company’s subsidiaries, Wells Fargo Foothill, Inc, and LaSalle Bank National Association (incorporated herein by reference to Exhibit 10.5 to Company’s Registration Statement on Form S-4, as filed with the Commission on October 27, 2004)*
10.6	Indenture, dated as of April 3, 2003, among the Company, as issuer, and Wells Fargo Minnesota National Association as trustee for $60,000,000 of 8% Senior Subordinated Secured Notes due 2008 (incorporated herein by reference to Exhibit 10.6 to Company’s Registration Statement on Form S-4, as filed with the Commission on October 27, 2004)*
10.7	First Supplemental Indenture, dated as of June 29, 2004, among the Company and Wells Fargo Bank National Association (incorporated herein by reference to Exhibit 10.7 to Company’s Amendment No. 1 to the Registration Statement on Form S-4, as filed with the Commission on December 22, 2004)*
10.8	Restricted Stock Plan of the Company (incorporated herein by reference to Exhibit 10.8 to Company’s Registration Statement on Form S-4, as filed with the Commission on October 27, 2004)*

Exhibit No.	Document

10.9	Parallel Envirodyne Nonqualified Thrift Plan, dated as of January 1, 1987 (incorporated herein by reference to Exhibit 10.10 to Company’s Registration Statement on Form S-4, as filed with the Commission on October 27, 2004)*
10.10	Amendment to the Company Parallel Nonqualified Savings Plan, dated as of July 29, 1999 (incorporated herein by reference to Exhibit 10.11 to Company’s Registration Statement on Form S-4, as filed with the Commission on October 27, 2004)*
10.11	Employment Agreement, dated as of October 4, 2004, by and between the Company and Robert L. Weisman (incorporated herein by reference to Exhibit 10.12 to Company’s Registration Statement on Form S-4, as filed with the Commission on October 27, 2004)*
10.12	Severance Plan of the Company, dated as of July 22, 2003 (incorporated herein by reference to Exhibit 10.14 to Company’s Amendment No. 1 to the Registration Statement on Form S-4, as filed with the Commission on December 22, 2004)*
10.13	Restructuring Agreement, dated as of July 15, 2002, by and among the Company and High River Limited Partnership, Debt Strategies Fund, Inc., Northeast Investors Trust (incorporated herein by reference to Exhibit 10.15 to Company’s Amendment No. 1 to the Registration Statement on Form S-4, as filed with the Commission on December 22, 2004)*
10.14	Security Agreement, dated as of June 29, 2004, by and among the Company, the Company’s Restricted Domestic Subsidiaries, and LaSalle Bank National Association (incorporated herein by reference to Exhibit 10.16 to Company’s Amendment No. 1 to the Registration Statement on Form S-4, as filed with the Commission on December 22, 2004)*
10.15	Intellectual Property Security Agreement, dated as of June 29, 2004, by and between the Company and LaSalle Bank National Association (incorporated herein by reference to Exhibit 10.17 to Company’s Amendment No. 1 to the Registration Statement on Form S-4, as filed with the Commission on December 22, 2004)*
10.16	Pledge Agreement, dated as of June 29, 2004, by and among the Company, the Company’s Restricted Domestic Subsidiaries, and LaSalle Bank National Association (incorporated herein by reference to Exhibit 10.18 to Company’s Amendment No. 1 to the Registration Statement on Form S-4, as filed with the Commission on December 22, 2004)*
10.17	2005 Stock Option Plan of the Company (incorporated herein by reference to Exhibit 10.19 to Company’s Amendment No. 3 to the Registration Statement on Form S-4, as filed with the Commission on January 25, 2005)*
10.18	Form of Stock Option Agreement, effective as of January 13, 2005 (incorporated herein by reference to Exhibit 10.1 to Company’s Form 8-K, as filed with the Commission on April 14, 2005)*
10.19	Form of Amendment No. 1 to Stock Option Agreement, effective as of April 8, 2005 (incorporated herein by reference to Exhibit 10.2 to Company’s Form 8-K, as filed with the Commission on April 14, 2005)*
10.20	Management Incentive Plan for Fiscal Year 2005 (incorporated herein by reference to Exhibit 10.1 to Company’s Form 8-K, as filed with the Commission on May 25, 2005)*
10.21	The SAVE Program for Employees of Company (incorporated herein by reference to Exhibit 10.2 to Company’s Form 8-K, as filed with the Commission on May 25, 2005)*
10.22	First Amendment to The SAVE Program for Employees of Company (incorporated herein by reference to Exhibit 10.3 to Company’s Form 8-K, as filed with the Commission on May 25, 2005)*
10.23	Second Amendment to The SAVE Program for Employees of Company (incorporated herein by reference to Exhibit 10.4 to Company’s Form 8-K, as filed with the Commission on May 25, 2005)*
10.24	Third Amendment to The SAVE Program for Employees of Company (incorporated herein by reference to Exhibit 10.5 to Company’s Form 8-K, as filed with the Commission on May 25, 2005)*
10.25	Severance Benefit Agreement dated as of January 3, 2006 between Company and Gordon S. Donovan (incorporated herein by reference to Exhibit 10.1 to Company’s Form 8-K, as filed with the Commission on January 6, 2006)*
10.26	First Amendment to Pledge Agreement, dated as of March 28, 2006, by and between the Company and Wells Fargo Foothill, Inc. (incorporated herein by reference to Exhibit 10.3 to Company’s Form 8-K, as filed with the Commission on April 4, 2006)*
10.27	First Amendment to Loan and Security Agreement, dated as of March 28, 2006, by and between the Company and Wells Fargo Foothill, Inc. (incorporated herein by reference to Exhibit 10.2 to Company’s Form 8-K, as filed with the Commission on April 4, 2006)*

Exhibit No.	Document

10.28	Amendment to Pledge Agreement, dated as of March 17, 2006, by and between the Company and LaSalle Bank National Association (incorporated herein by reference to Exhibit 10.1 to Company’s Form 8-K, as filed with the Commission on April 4, 2006)*
10.29	Series A Preferred Stock Purchase Agreement, dated as of November 7, 2006, by and between the Company and the investors party thereto (incorporated herein by reference to Exhibit 10.1 to Company’s Form 8-K, as filed with the Commission on November 13, 2006)*
10.30	Registration Rights Agreement, dated as of November 7, 2006, by and between the Company and the investors party thereto (incorporated herein by reference to Exhibit 10.2 to Company’s Form 8-K, as filed with the Commission on November 13, 2006)*
10.31	First Amendment to Security Agreement, dated as of November 7, 2006, by and between the Company and LaSalle Bank National Association, as Collateral Agent (incorporated herein by reference to Exhibit 10.3 to Company’s Form 8-K, as filed with the Commission on November 13, 2006)*
10.32	First Amendment to Intercreditor Agreement, dated as of November 7, 2006, by and among Wells Fargo Foothill, Inc., LaSalle Bank National Association, as Collateral Agent, and the Company (incorporated herein by reference to Exhibit 10.4 to Company’s Form 8-K, as filed with the Commission on November 13, 2006)*
10.33	Consent and Second Amendment to Loan and Security Agreement, dated as of November 7, 2006, by and between the Company and Wells Fargo Foothill, Inc. (incorporated herein by reference to Exhibit 10.5 to Company’s Form 8-K, as filed with the Commission on November 13, 2006)*
21.1	List of Subsidiaries of the Company (incorporated herein by reference to Exhibit 22.1 to Company’s Form 10-K, as filed with the Commission on April 17, 2006)*
23.1	Consent of Grant Thorton LLP, independent registered public accounting firm for the Company
23.2	Consent of Jenner & Block LLP, legal counsel for the Company (included with Exhibit 5.1)
24.1	Powers of attorney (included on signature page)*
99.1	Form of Instructions For Use of Viskase Companies, Inc. Subscription Rights Certificates
99.2	Form of Notice of Guaranteed Delivery for Subscription Rights
99.3	Form of Letter to Stockholders who are Record Holders
99.4	Form of Letter to Stockholders who are Beneficial Holders
99.5	Form of Letter to Clients

*	Previously Filed